Exhibit 10.2
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
among
HPFC SUB 1 LLC
(“Seller”)
HOME POINT FINANCIAL CORPORATION
(“Guarantor”)
and
GOLDMAN SACHS BANK USA
(“Buyer”)
dated as of
June 30, 2021

TABLE OF CONTENTS
i

v

14.23 Anti-Money Laundering Laws Notice	62
14.24 Amendment and Restatement	63

EXHIBITS
Exhibit A:    Glossary of Defined Terms
Exhibit B:    [Reserved]
Exhibit C:    [Reserved]
Exhibit D:    Assignment of Closing Protection Letter
Exhibit E:    Form of Power of Attorney
Exhibit F:    Wiring Instructions
Exhibit G:    Form of Servicer Notice
Exhibit H:    Representations and Warranties
Exhibit I:    [Reserved]
Exhibit J:    [Reserved]
Exhibit K:    Form of Escrow Instruction Letter
Exhibit L    Form of Monthly Servicing Report

SCHEDULES
Schedule 1:    Filing Jurisdictions and Offices
Schedule 2:    Ownership Structure of Guarantor and its Affiliates and Subsidiaries

MASTER REPURCHASE AGREEMENT
THIS AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 30, 2021 (the “Effective Date”) , by and among Goldman Sachs Bank USA, a New York State-chartered bank, as buyer (“Buyer”), HPFC Sub 1 LLC (“HPFC Sub”), a Delaware limited liability company, as seller (“Seller”), and Home Point Financial Corporation (“HPFC”), a New Jersey corporation, as guarantor (“Guarantor”).
RECITALS
A.    Buyer, Home Point Financial Corporation, as seller (the “Original Seller”) and Guarantor are parties to that certain Master Repurchase Agreement (as further amended, supplemented and otherwise modified from time to time before the date hereof, the “Existing Repurchase Agreement”), dated as of March 24, 2021 (the “Initial Closing Date”).
B.    Buyer, Original Seller and Guarantor wish to amend and restate the Existing Repurchase Agreement, effective as of the Effective Date, as provided herein.
C.    Subject to the terms and conditions set forth in the Existing Repurchase Agreement, from and after the Initial Closing Date until the Effective Date, Original Seller requested Buyer to enter into transactions with Original Seller whereby Original Seller could, from time to time, sell to Buyer certain Eligible Mortgage Loans (including in each case and without limitation all of Original Seller’s right, title and interest in and to the related Servicing Rights), against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Original Seller such Eligible Mortgage Loans at a date certain or on demand after the Purchase Date, against the transfer of funds by Original Seller. From and after the Effective Date, Seller has requested Buyer to enter into transactions with Seller whereby Seller may, from time to time, sell to Buyer a Participation Interest representing one hundred percent (100%) beneficial ownership in certain Eligible Mortgage Loans (including in each case and without limitation all of Seller’s right, title and interest in and to the related Servicing Rights and/or other mortgage related assets and interests), against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller such purchased assets at a date certain or on demand after the Purchase Date, against the transfer of funds by Seller (each such transaction, a “Transaction”). On the Effective Date, the Participation Interest in Purchased Mortgage Loans subject to a Transaction under the Existing Repurchase Agreement immediately before the execution of the Agreement will be transferred and sold by the Seller to Buyer hereunder.
D.    Buyer has agreed to enter into such Transactions, subject to the terms and conditions set forth in this Agreement.
E.    Guarantor has agreed to guarantee the obligations of the Seller hereunder.
NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Seller, Guarantor and Buyer agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION
1.1    Defined Terms. As used in this Agreement, capitalized terms shall have the meanings set forth in Exhibit A hereto, unless the context otherwise requires. All such defined terms shall, unless specifically provided to the contrary, have the defined meanings set forth herein when used in any other agreement, certificate or document made or delivered pursuant hereto.
1.2    Interpretation; Principles of Construction. The following rules of this Section 1.2 apply to all Principal Agreements unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Schedule or Exhibit is, unless otherwise specified, a reference to a subsection or Section of, or schedule or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Principal Agreement) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Principal Agreement and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes an electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
Except where otherwise provided in this Agreement, any determination, calculation, consent, approval, statement or certificate made or confirmed in writing with notice to a Responsible Officer of Seller or Guarantor by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.
A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing in either electronic or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in electronic form or both printed and electronic form.
This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer, Seller and Guarantor, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, in good faith or give conditionally, approvals and consents and may form opinions and make determinations at its sole and absolute discretion. All determinations by Buyer at its sole or absolute discretion shall be made in good faith. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a Servicer of the Related Mortgage Loans, any other Person or the Purchased Assets themselves. All references herein or in any Principal Agreement to “good faith” means good faith as defined in Section 1-201(b)(20) of the Uniform Commercial Code.
ARTICLE 2
AMOUNT AND TERMS OF TRANSACTIONS
2.1    Agreement to Enter into Transactions. Subject to the terms and conditions set forth in the Existing Repurchase Agreement, from and after the Initial Closing Date, Original Seller requested Buyer to enter into transactions with Original Seller whereby Original Seller could, from time to time, sell to Buyer certain Eligible Mortgage Loans (including in each case and without limitation all of Original Seller’s right, title and interest in and to the related Servicing Rights), against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Original Seller such Eligible Mortgage Loans at a date certain or on demand after the Purchase Date, against the transfer of funds by Original Seller. From and after the Effective Date, and subject to the terms and conditions of this Agreement and provided that no Default or Event of Default has occurred and is continuing, Buyer shall, from time to time during the term of this Agreement, enter into Transactions with Seller; provided, however, that (a) the Aggregate Outstanding Purchase Price as of any date shall not exceed the Aggregate Transaction Limit and (b) the Aggregate Outstanding Purchase Price for any Type of Transaction shall not exceed the applicable Type Sublimit. Subject to the terms and conditions of this Agreement, Buyer shall have the obligation to enter into Transactions with an Aggregate Outstanding Purchase Price equal to or less than the unused portion of the Committed Amount, and Buyer shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. All purchases of Purchased Assets shall be first deemed funded up to the Committed Amount and then the remainder, if any, shall be deemed funded up to the Uncommitted Amount. This Agreement is not a commitment to enter into Transactions with respect to the Uncommitted Amount with Seller but rather sets forth the procedures to be used in connection with any request for Buyer to enter into Transactions with respect to the Uncommitted Amount with Seller from time to time during the term of this Agreement and, if Buyer enters into Transactions with Seller with respect to the Uncommitted Amount, Seller’s obligations with respect thereto. NOTWITHSTANDING THE WILLINGNESS OF BUYER FROM TIME TO TIME TO CONSIDER ENTERING INTO TRANSACTIONS WITH RESPECT TO THE UNCOMMITTED AMOUNT HEREUNDER, THIS AGREEMENT AND THE OTHER PRINCIPAL AGREEMENTS ARE ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT BUYER SHALL NOT BE OBLIGATED TO ENTER INTO ANY TRANSACTION WITH RESPECT TO THE UNCOMMITTED AMOUNT HEREUNDER, AND THIS AGREEMENT AND THE OTHER PRINCIPAL AGREEMENTS SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY BUYER TO ENTER INTO ANY TRANSACTION WITH RESPECT TO THE UNCOMMITTED AMOUNT. BUYER’S ENTRY INTO A TRANSACTION WITH RESPECT TO THE UNCOMMITTED AMOUNT HEREUNDER SHALL NOT OBLIGATE BUYER TO ENTER INTO ANY FUTURE TRANSACTIONS WITH RESPECT TO THE UNCOMMITTED AMOUNT HEREUNDER. On the Effective Date, the Participation Interest in Purchased Mortgage Loans subject to a Transaction under the Existing Repurchase Agreement immediately before the execution of the Agreement will be transferred and sold by the Seller to Buyer hereunder.

2.2    Transaction Limits. The Aggregate Transaction Limit and each Type Sublimit are forth in the Transactions Terms Letter.
2.3    Description of Purchased Assets. With respect to each Transaction, Seller shall cause to be maintained with Buyer Purchased Assets with an Asset Value not less than, on any date of determination, the related Purchase Price for such Transaction. With respect to each Transaction, the type of Purchased Asset shall be one of the types of Purchased Asset as specified in the Transactions Terms Letter as the “Type,” and in each case shall consist of the type of mortgage loans, mortgage related securities, or interests therein as described in Bankruptcy Code Section 101(47)(A). Buyer shall determine, in its sole and absolute discretion. the correct “Type” for such Purchased Asset.
2.4    Maximum Transaction Amounts. The Purchase Price for each proposed Transaction shall not exceed the least of:
(a)     the difference between (a) the product of the applicable Type Sublimit (expressed as a decimal and as determined by the Type of Purchased Asset) and the Aggregate Transaction Limit (after giving effect to all Transactions then subject to the Agreement) and (b) the product of the applicable Type Sublimit (expressed as a decimal and as determined by the Type of Purchased Asset) and the Aggregate Outstanding Purchase Price (after giving effect to all Transactions then subject to the Agreement);
(b)    the Aggregate Transaction Limit minus the Aggregate Outstanding Purchase Price of all other Transactions then subject to the Agreement, if any; and
(c)    the Asset Value of the related Purchased Asset(s).
2.5    Use of Proceeds. Seller shall use the Purchase Price of each Transaction solely for the purpose of originating the related Purchased Asset(s) and/or acquiring the related Purchased Asset(s) from an Approved Originator.
2.6    Price Differential.
(a)    Price Differential. Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales by Seller to Buyer of the Purchased Assets for all purposes (except for accounting and U.S. federal, state and local income or franchise Tax purposes), Seller shall pay Buyer accrued interest on the Purchase Price for each Purchased Asset calculated from the Purchase Date until, but not including, the date on which the Repurchase Price is paid, in an amount equal to the Price Differential; provided that if the Repurchase Price for a Transaction is not paid by Seller when due (whether at the Repurchase Date, upon acceleration or otherwise), the Purchase Price shall bear a Price Differential from the related due date until paid in full at an annual rate equal to the Default Rate. For the avoidance of doubt, upon and after the occurrence of an Aging Event with respect to a Purchased Asset, the Purchase Price for such Purchased Asset shall bear a Price Differential at an annual rate equal to the sum of the Applicable Pricing Rate plus the Type Margin for an Aging Event Asset, if any.
(b)    Time for Payment. Price Differential with respect to any Purchased Asset shall be due and payable on the Price Differential Date occurring in the month following the related Purchase Date and thereafter on each subsequent Price Differential Date based in each case upon an invoice provided by Buyer to Seller [***] Business Days before such Price Differential Date setting forth the Price Differential accrued during the Collection Period immediately preceding such Price Differential Date. Notwithstanding anything to the contrary in this Section 2.6(b), in the event the Asset Value of any Purchased Asset is marked to zero and Seller requests Buyer to release its security interest in such Purchased Asset or any Purchased Items related thereto, Buyer shall not release any such security interest therein unless and until Seller shall have paid to Buyer the Repurchase Price for such Purchased Asset.
(c)    Computations. All computations of Price Differential and fees payable hereunder shall be made by Buyer in its sole and absolute discretion, and all such calculations shall be based upon the actual number of days (including the first day but excluding the last day) occurring in the relevant period, and a three-hundred sixty (360) day year.
2.7    Terms and Conditions of Transactions. The terms and conditions of the Transactions as set forth in the Transactions Terms Letter, this Agreement or otherwise may be changed from time to time by mutual, written agreement between Buyer and Seller. The terms and conditions of the Transactions Terms Letter are hereby incorporated and form a part of this Agreement as if fully set forth herein; provided, however, to the extent of any conflict between the terms of this Agreement and the terms of the Transactions Terms Letter, the Transactions Terms Letter shall control.
ARTICLE 3
PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS
3.1    Request for Transaction.
(a)    Request for Transaction. Seller may initiate a Transaction with respect to an Asset by delivering an electronic request (a “Prefunding Request”) to Disbursement Agent, Calculation Agent and Buyer no later than [***] (New York City time) the Business Day prior to the requested Purchase Date, which Prefunding Request shall specify the Prefunded Amount that Seller requests Buyer to remit to the Disbursement Account, and Buyer shall make commercially reasonable efforts to remit the Prefunded Amount to the Disbursement Account by [***] (New York City time) on the Purchase Date., Seller shall formally request to enter into a Transaction with respect to an Asset by delivering to Buyer, Calculation Agent and Disbursement Agent a Transaction Request for each Asset no later than (i) [***] (New York City time) on the requested Purchase Date. Buyer shall be under no obligation to enter into any Transaction or Transactions requested by Seller if the Purchase Price relates to the Uncommitted Amount. Assuming the satisfaction of all conditions precedent set forth in Article 7 and as otherwise set forth in this Agreement, Buyer may, for any Transaction with respect to the Uncommitted Amount and shall, for any Transaction with respect to the Committed Amount, confirm to Seller the terms of Transactions electronically or otherwise in writing. Buyer reserves the right to reject any Transaction Request that Buyer determines fails to comply with the terms and conditions of this Agreement. By submitting a Transaction Request hereunder or in such other form as may be approved by Buyer, in its good faith discretion (i) such Transaction Request shall be deemed to be, and Seller acknowledges and agrees that such Transaction Request shall constitute, notification to Buyer by Seller that Seller wishes to enter into a Transaction under this Agreement and (ii) Seller shall be deemed to have represented and warranted that (a) as of the applicable Purchase Date, all conditions precedent to a Transaction as set forth in Section 7.1 and Section 7.2 of this Agreement have been satisfied, (b) the representations and warranties of Seller set forth in Article 8 of this Agreement are true and correct in all material respects as if made on and as of the date of the applicable Transaction, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and (c) no Event of Default with respect to Seller or Guarantor has occurred and is continuing.
(b)    Form of Transaction Request. With the consent of Seller (and with such consent not to be unreasonably withheld or delayed), Buyer shall have the right to revise or supplement the form of the Transaction Request from time to time.
3.2    Delivery of Mortgage Loan Documents.
(a)    Dry Mortgage and Wet Mortgage Loans. With respect to Dry Mortgage Loans, on or before each Purchase Date and, with respect to Wet Mortgage Loans, within the related Maximum Dwell Time, Guarantor shall deliver to Custodian all related Mortgage Loan Documents and cause the related Trust Receipt to be delivered to Buyer, in each case as required under the Custodial and Disbursement Agreement.
(b)    [Reserved].
(c)    [Reserved]
(d)    Government Mortgage Loans. After the occurrence and during the continuance of an Event of Default, with respect to a Transaction the subject of which is a Government Mortgage Loan, Guarantor shall provide Buyer, upon its request, an electronic copy (if available) of the FHA Mortgage Insurance Contract, the VA Loan Guaranty Agreement or the RD Loan Guaranty Agreement, as applicable, or evidence of such insurance or guaranty, as applicable, including proof of payment of the premium and the case number so Buyer can access the information on the computer system maintained by FHA, the VA or the RD, as applicable.
(e)    Mortgage Loan Documents in Guarantor’s Possession. At all times during which the Mortgage Loan Documents related to any Related Mortgage Loan are in the possession of Guarantor until they are provided to Custodian, Guarantor shall hold such Mortgage Loan Documents in trust for the exclusive benefit of Buyer and shall act only in accordance with Buyer’s written instructions until such documents are delivered pursuant to the Custodial and Disbursement Agreement.
3.3    [Reserved]
3.4    Wire-out Account; Haircut.
(a)    Minimum Balance. Seller and Guarantor shall cause the Disbursement Agent to establish and maintain the Wire-out Account as a segregated time or demand deposit account for the benefit of Guarantor and shall at all times (including after the withdrawal of the related Haircut Amount) maintain a balance in the Wire-out Account of not less than $0.00.
(b)    Deposits. Guarantor shall deposit funds into the Wire-out Account in accordance with the terms of this Agreement, including Section 3.4(a) and the Custodial and Disbursement Agreement.
(c)    Failure to Maintain Balance. If, at any time, Seller or Guarantor fails to maintain in the Wire-out Account a minimum balance of $0.00 as required hereunder and under the Custodial and Disbursement Agreement, Buyer shall have the right to immediately stop entering into Transactions with Seller that would require amounts from the Wire-out Account until such time as Seller or Guarantor has made an appropriate deposit into the Wire-out Account such that a minimum balance of $0.00 is on deposit in the Wire-out Account as required hereunder and the Custodial and Disbursement Agreement.
(d)    Location of Wire-out Account. Neither Seller nor Guarantor shall change the identity or location of the Wire-out Account without thirty (30) calendar days prior notice to the Disbursement Agent and Buyer.
3.5    Payment of Purchase Price.
(a)    Payment of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller, or on behalf of Seller to an Approved Payee, as applicable, and simultaneously with the delivery to Buyer (or the Custodian on its behalf) of the Purchased Assets, the Mortgage Loan Documents and Purchased Items relating to each Transaction. With respect to the Purchased Assets being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse all of Seller’s right, title and interest in and to the Purchased Assets, together with all right, title and interest of Seller in and to all amounts due and payable under the terms of such Purchased Assets.
(b)    Methods of Payment. On or prior to the Purchase Date for each Transaction, subject to the satisfaction of all conditions precedent set forth in Section 7.1(b) (with respect to the initial Transaction) and Section 7.2 (with respect to all Transactions) and as otherwise set forth in this Agreement, Buyer shall remit or cause to be remitted by wire transfer of same day funds the Purchase Price for all Transactions described in the applicable Transaction Request to the Disbursement Account on or prior to [***] (New York City time) on such Purchase Date. Upon receipt of such funds and the receipt of the Haircut with respect to such Transactions pursuant to the Custodial and Disbursement Agreement, as applicable, and the related Transaction Request, the Disbursement Agent shall remit such funds by wire transfer in accordance with Seller’s wire instructions set forth in the applicable Transaction Request to Seller or to its Approved Payee, as applicable. Notwithstanding the foregoing, Buyer shall not be obligated to direct the Disbursement Agent to pay, and the Disbursement Agent shall not be obligated to pay in accordance with such direction of Buyer, the Purchase Price and the related Haircut, as applicable, under any method of payment to any Person that is not an Approved Payee. Further, the payment of the Purchase Price and the related Haircut, as applicable, by the Disbursement Agent to any Person that is not an Approved Payee shall not make such

Person an Approved Payee. Any funds disbursed by Buyer to the Disbursement Account or by the Disbursement Agent to Seller, Guarantor or an Approved Payee shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk. Each of Guarantor and Seller acknowledges that as a result of Buyer’s or Disbursement Agent’s compliance with such applicable laws, regulations and policies, equipment malfunction beyond the reasonable control of Buyer or the Disbursement Agent, Buyer’s or the Disbursement Agent’s approval procedures or circumstances beyond the reasonable control of Buyer or the Disbursement Agent, the payment of a Purchase Price and the related Haircut, as applicable, may be delayed. Buyer or the Disbursement Agent shall not be liable to Seller or Guarantor for any costs, losses or damages arising from or relating to any such delays.
(c)    Transaction Limitations and Other Restrictions Relating to Closing Agents. Notwithstanding that a particular Transaction Request will not exceed the Aggregate Transaction Limit or applicable Type Sublimit, if the payment of the Purchase Price for such Transaction to the related Closing Agent will violate Applicable Law, Buyer may, upon prior notice to a Responsible Officer of Seller, refuse to direct the Disbursement Agent to pay, and the Disbursement Agent shall not pay in accordance with such direction of Buyer, the Purchase Price to such Closing Agent. Any obligation to enter into Transactions hereunder shall be subject to the further limitations set forth in the Custodial and Disbursement Agreement.
(d)    Return of Purchase Price. If a Wet Mortgage Loan subject to a Transaction is not closed on the same day on which the Purchase Price was funded, the funds shall be returned to Buyer pursuant to Section 11(g) of the Custodial and Disbursement Agreement. Seller shall pay Buyer all fees and expenses incurred by Buyer in connection with the funding of the Purchase Price for such Wet Mortgage Loan and, from the date of such funding up to but excluding the date such Purchase Price is returned to Buyer. Seller shall also pay Buyer any Price Differential accrued on such Purchase Price promptly upon notification from Buyer; provided, however, that Price Differential shall continue to accrue until the Purchase Price is returned to Buyer.
(e)    Disbursement Account.
(i)    In accordance with the Custodial and Disbursement Agreement, the Disbursement Agent has established and shall maintain a segregated time or demand deposit account with the Account Bank for and on behalf of Guarantor (the “Disbursement Account”).
(ii)    Each of Seller and Guarantor hereby grants to Buyer a continuing first-priority security interest in (1) all right, title and interest in and to the Disbursement Account and (2) any funds of Seller or Guarantor at any time deposited or held in the Disbursement Account, whether such funds are required to be deposited and held in the Disbursement Account or otherwise. Seller and Guarantor shall, as a condition precedent to Buyer’s obligation to enter into any Transaction hereunder, cause the Account Bank to enter into the Disbursement Account Control Agreement with respect to the Disbursement Account. The pledge and security interest contained in this paragraph shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x). Seller and Guarantor each understands and agrees that the Disbursement Account shall be subject to a Disbursement Account Control Agreement. Each of Seller and Guarantor shall from time to time, at its own cost and expense, execute such directions and other papers, documents or instruments as may be reasonably requested by Buyer to reflect Buyer's security interest in the Disbursement Account.
3.6    Approved Payees and Approved Originators.
(a)    Closing Agents. With respect to Wet Mortgage Loans (other than any such Mortgage Loan originated in the State of New York), following Seller’s or Guarantor’s receipt of the Closing Protection Letter and Seller’s or Guarantor’s distribution of the Escrow Instruction Letter to the Closing Agent, the Disbursement Agent will aggregate and disburse funds directly to the loan closing with respect to the Wet Mortgage Loans that are subject to a Transaction hereunder. With respect to Mortgage Loans originated in the state of New York, following Seller’s or Guarantor’s receipt of the related fidelity bond and Seller’s or Guarantor’s distribution of the Escrow Instruction Letter to the Closing Agent, the Disbursement Agent will aggregate and disburse funds directly to the loan closing with respect to the Wet Mortgage Loans that are subject to a Transaction hereunder .
(b)    Closing Agent Approval Process. Upon delivery of the documents as required under Section 3.6(a), the related Closing Agent shall be an Approved Payee with respect to such Purchase Price. Buyer may withdraw its approval of any Closing Agent as an Approved Payee if Buyer becomes aware of any facts or circumstances at any time related to such Closing Agent which Buyer determines adversely affects the Closing Agent or otherwise makes the Closing Agent unacceptable as an Approved Payee. Buyer shall promptly notify Seller of any withdrawal of approval of an Approved Payee.
(c)    Correspondent of Guarantor. In order for a correspondent of Guarantor to be designated an Approved Originator with respect to any Mortgage Loan, such correspondent must be approved by Guarantor.
3.7    Delivery of Mortgage-Backed Securities. With respect to Related Mortgage Loans that are Pooled Mortgage Loans, Buyer shall release its interests in the Related Mortgage Loan related to such Pooled Mortgage Loans simultaneously with the Settlement Date of a Mortgage-Backed Security backed by a Pool containing Related Mortgage Loans, with any such release subject to the terms of the related Joint Securities Account Control Agreement, and/or Intercreditor Agreement. Provided that such Mortgage-Backed Security has been issued to the Depository in the name of Buyer or Buyer’s nominee, from and after such Settlement Date, the Mortgage-Backed Security shall replace the applicable Related Mortgage Loan as asset related to the Asset that is subject to the related Transaction.

ARTICLE 4
REPURCHASE
4.1    Repurchase Price.
(a)    Payment of Repurchase Price. The Repurchase Price for each applicable Purchased Asset shall be payable in full by wire transfer of immediately available funds to the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F upon the earliest to occur of (i) the Repurchase Date of the related Purchased Asset, (ii) at Buyer’s sole option, upon the occurrence and continuance of any Repurchase Acceleration Event with respect to such Purchased Asset, (iii) at Buyer’s sole option, upon the occurrence and continuance of an Event of Default, or (iv) the Facility Termination Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. While it is anticipated that Seller will repurchase each Purchased Asset on its related Repurchase Date, Seller may repurchase a Purchased Asset (without any prepayment penalty or premium) upon written notice to Buyer of such proposed repurchase. In such circumstance, Buyer shall direct the Calculation Agent to apply the Repurchase Price received from Seller in accordance with Section 4.8.
(b)    Effect of Payment of Repurchase Price. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Buyer), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Assets and any related Purchased Items and the simultaneous transfer of the Repurchase Price to an account of Buyer (in each case subject to the provisions of Section 6.4), and all of Buyer’s rights, title and interests therein shall then be conveyed to Seller or its designee; provided that, Buyer shall not be deemed to have terminated or conveyed its interest in such Purchased Assets and any related Purchased Items if an Event of Default shall then be continuing or shall be caused by such repurchase or if such repurchase gives rise to or perpetuates a Margin Deficit that is not satisfied in accordance with Section 6.3(b). With respect to Related Mortgage Loans, Seller is obligated to obtain the related Mortgage Loan Documents from the Custodian at Seller’s sole cost and expense on or following the Repurchase Date. Upon Buyer’s confirmation that it received the Repurchase Price for the related Purchased Assets, or as otherwise agreed in any Joint Securities Account Control Agreement or Intercreditor Agreement related to the repurchase of such Purchased Assets, Buyer shall be deemed to have released its security interest in the related Purchased Asset and any related Purchased Items in each case without any further action by Buyer or any other Person and such Purchased Asset and any related Purchased Items shall be transferred to Seller (or its designee) free and clear of any liens, pledges or encumbrances. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Buyer), Seller shall, with the prior written consent of Buyer, take such action, if any, that is necessary to revise the Participation Certificate (as defined in the Participation Agreement) to reflect the removal of the applicable Related Mortgage Loans or Mortgage- Backed Securities, as applicable, with respect to the applicable Purchased Assets and any related Purchased Items to the extent such Related Mortgage Loans are not removed from the Trust Receipt incorporated by reference into the Participation Certificate pursuant to Section 2(c) of the Participation Agreement, and Seller shall provide Buyer with evidence of the same. To the extent any Uniform Commercial Code financing statement filed against Seller by

Buyer specifically identifies such Purchased Asset and any related Purchased Items upon Seller’s request, and at the sole cost and expense of Seller and within reasonable time to file such Uniform Commercial Code financing statement, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset and any related Purchased Items from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, other than that Buyer shall be deemed to represent and warrant to Seller that, immediately prior to the release of the related Mortgage Loan, and to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the related Purchase Date, that the condition of title to the Mortgage Loan and lien on the related Mortgaged Property shall be substantially the same as conveyed to the Buyer, unless such change was the result of the Seller’s actions.
4.2    Repurchase Acceleration Events. In respect of any Purchased Asset, the occurrence of any of the following events shall be a Repurchase Acceleration Event with respect to one or more Purchased Assets, as the case may be:
(a)    Buyer has determined that the Purchased Asset is a Defective Asset;
(b)    [***] calendar days elapse from the date the related Mortgage Loan Documents were delivered to an Approved Investor and such Approved Investor has not returned such Mortgage Loan Documents or purchased such Purchased Asset, unless an extension is granted by Buyer in its sole and absolute discretion;
(c)    [***] Business Days elapse from the date of a related Mortgage Loan Document was delivered to Seller or the related Servicer for correction or completion or for servicing purposes pursuant to Section 5 of the Custodial and Disbursement Agreement, without being returned to Buyer or the Custodian;
(d)    with respect to a Wet Mortgage Loan, Seller fails to deliver to Buyer the related Mortgage Loan Documents pursuant to the Custodial and Disbursement Agreement on or prior to the expiration of the Maximum Dwell Time with respect to Seller’s obligation to deliver the related Mortgage Loan Documents in accordance with the Custodial and Disbursement Agreement;
(e)    regardless of whether a Purchased Asset is a Defective Asset, a foreclosure or similar type of proceeding is initiated with respect to such Related Mortgage Loan;
(f)    the further sale of a Purchased Asset or Related Mortgage Loan by Seller or Guarantor to any party other than an Approved Investor;
(g)    [reserved];
(h)    with respect to any Pooled Mortgage Loan, if the applicable Agency has not issued the related Mortgage-Backed Security in accordance with the Joint Securities Account Control Agreement on the related Settlement Date;
(i)    with respect to any Mortgage-Backed Security that is subject to a Transaction pursuant to Section 3.7, if Buyer (or its designee) has not received the related Takeout Price from the

Approved Investor on the related Settlement Date set forth in the related Purchase Commitment, as applicable.
4.3    [Reserved]
4.4    Illegality. Notwithstanding anything to the contrary in this Agreement, if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, the repurchase market for mortgage loans or mortgage-backed securities or the source or cost of Buyer’s funds, in any case shall make it unlawful for Buyer to enter into or maintain Transactions as contemplated by this Agreement, (a) Buyer shall cease to have any obligation hereunder to enter into or to continue to maintain Transactions and any such obligations shall be cancelled, (b) the Repurchase Price for each Transaction then outstanding shall be due and payable upon the earliest to occur of (i) the date required by any financial institution providing funds to Buyer, (ii) the sale of the Purchased Assets in accordance with and subject to the terms of this Agreement; it being understood that this clause (ii) does not expand Buyer’s rights to sell such Purchased Assets beyond the rights otherwise afforded to Buyer pursuant to this Agreement and (iii) the date as of which Buyer determines that such Transactions are unlawful to maintain. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to any actions taken by Buyer pursuant to this Section 4.4 and (c) Seller’s obligation to pay any Non-Usage Fee or Minimum Utilization Fee shall terminate upon such determination and Buyer shall reimburse Seller a pro-rated portion of the Upfront Fee based on the number of days remaining prior to the Expiration Date.
4.5    Increased Costs.
(a)    Notwithstanding anything to the contrary in this Agreement, if Buyer determines in good faith that any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (i) subjects Buyer to any tax of any kind whatsoever with respect to this Agreement or any Purchased Assets or changes the basis of taxation of payments to Buyer in respect thereof, in each case excluding any Indemnified Taxes (which shall be governed by Section 12.3), Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes, (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the Applicable Pricing Rate hereunder, or (iii) imposes on Buyer any other condition, the result of which is to increase the cost to Buyer, by an amount which Buyer reasonably deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall, at its option and in its sole and absolute discretion, either (1) terminate all of the Transactions and repurchase all of the Purchased Assets or (2) promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

(b)    If Buyer has determined in good faith that the adoption of or any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall, at its option and in its sole and absolute discretion, either (1) terminate all of the Transactions and repurchase all of the Purchased Assets or (2) promptly pay Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.
If Buyer becomes entitled to claim any additional amounts pursuant to this Section 4.5, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error, provided that if Buyer fails to give notice to Seller of the imposition of any Indemnified Taxes within 120 days following its receipt of actual written notice of the imposition of such Taxes, there will be no obligation for Seller to pay interest or penalties attributable to the period beginning after such 120th day and ending seven (7) days after Seller receives notice from Buyer.
4.6    Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Principal Agreements, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Principal Agreement in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Principal Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Principal Agreement in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to a Responsible Officer of Seller without any amendment to this Agreement or further action or consent of Seller.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Principal Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller.

(c)    Notices; Standards for Decisions and Determinations. The Buyer will promptly notify the Seller of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Upon its receipt of such notice, Seller shall, at its option and in its sole and absolute discretion, either (1) terminate all of the Transactions and repurchase all of the Purchased Assets without being required to pay any Non-Use Fees or (2) agree to such Benchmark Replacement. Any determination, decision or election that may be made by Buyer pursuant to this Section 4.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding and may be made in Buyer’s sole and absolute discretion.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Principal Agreement, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Buyer may modify the definition of “Collection Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above, either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Buyer may modify the definition of “Collection Period” for all determinations of interest at or after such time to reinstate such previously removed tenor.
4.7    Payments Pursuant to Sale to Approved Investors. Seller or Guarantor shall direct each Approved Investor purchasing a Purchased Asset, Mortgage-Backed Security with respect to a Purchased Asset or Related Mortgage Loan to pay directly to Buyer or its designee in accordance with Buyer’s wire instructions set forth on Exhibit F or the Joint Securities Account Control Agreement and Intercreditor Agreement as directed by Buyer, by wire transfer of immediately available funds to the Funding Deposit Account, the applicable Takeout Price in full and without set-off on the date set forth in the applicable Purchase Commitment. In addition, Seller or Guarantor shall provide Buyer with a Purchase Advice relating to such payment. Neither Seller nor Guarantor shall direct the Approved Investor to pay to Buyer an amount less than the full Takeout Price or modify or otherwise change the wire instructions for payment of the Takeout Price provided to Approved Investor by Buyer. Buyer shall apply all amounts received from an Approved Investor for the account of Seller in accordance with Section 4.8, subject to Section 4.13. Buyer may reject any such shortfalls, any amount received from an Approved Investor and not release the related Purchased Asset, Mortgage-Backed Security with respect to a Purchased Asset or Related Mortgage Loan if (a) Buyer does not receive a Purchase Advice in respect of any wire transfer, (b) Buyer does not receive the full Takeout Price, without set-off or

(c) the amount received from the Approved Investor and, if applicable, Seller is not sufficient to pay the related Repurchase Price in full. Alternatively, in lieu of rejecting an amount received by Buyer from an Approved Investor, at Buyer’s option, if the amount received from the Approved Investor does not equal or exceed the related Repurchase Price, Buyer may accept the amount received from the Approved Investor and demand payment of such remaining amount from Seller and Seller, upon receipt of such demand from Buyer, shall promptly pay Buyer on the date of such demand such remaining amount; provided that if such demand is received after [***] on a Business Day, such amounts shall be paid to Buyer on the next Business Day. If Seller or Guarantor receives any funds intended for Buyer, Seller or Guarantor shall segregate and hold such funds in trust for Buyer and promptly pay to Buyer all such amounts by wire transfer of immediately available funds to the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F together with providing Buyer with a settlement statement for the transaction; provided that if such amounts are received after [***] on a Business Day, such amounts shall be paid to Buyer on the next Business Day.
4.8    Distributions of Funds from the Funding Deposit Account. Buyer shall cause funds paid by Seller, any Servicer or an Approved Investor and on deposit in the Funding Deposit Account to be applied by the Funding Deposit Account Bank on the same day that such funds were deposited in the Funding Deposit Account as follows:
(a)    first, to Buyer the outstanding Repurchase Price of any Resolved Asset; provided, however, that Buyer shall be entitled, in its sole and absolute discretion, to not apply any portion of such Repurchase Price included in the Repurchase Price pursuant to clause (c) of the definition of “Repurchase Price” and instead, to include such portion of such Repurchase Price in a subsequent invoice provided by Buyer to Seller pursuant to Section 2.6(b);
(b)    second, to satisfy any outstanding Margin Deficit as provided in Section 6.3(b); and
(c)    third, subject to Section 4.13, to Seller, by remitting such amounts to Guarantor’s operating account as directed in writing by Guarantor to Buyer, or, if an Event of Default has occurred and is continuing, to the Collection Account (as defined in the Credit Agreement).
Buyer and Seller intend and agree that all such payments shall be “settlement payments” as such term is defined in Bankruptcy Code Section 741(8).
4.9    Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds to the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be the succeeding Business Day, and with respect to payments of the Purchase Price, the Price Differential thereon shall be payable at an annual rate equal to the sum of the Applicable Pricing Rate plus the applicable Type Margin during such extension. All payments made by or on behalf of Seller with respect to any Transaction shall be applied in accordance with Section 4.13 and Section 4.8 and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future Indemnified Taxes imposed by any Governmental Authority, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such Indemnified Taxes, as set forth, and subject to, Sections 4.5 and 12.3. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense, unless otherwise expressly permitted by Buyer in writing in Buyer’s sole and absolute discretion.
4.10    [Reserved]
4.11    [Reserved].
4.12    Full Recourse. The obligations of Seller from time to time to pay the Repurchase Price, Margin Deficit payments, settlement payments and all other amounts due under this Agreement shall be full recourse obligations of Seller.
4.13    Payments to Seller. Buyer shall pay, or cause to be paid to, Seller all amounts in excess of those amounts due to Buyer in accordance with the Principal Agreements on the date on which both (1) a payment by Guarantor, Seller or an Approved Investor pursuant to a Purchase Commitment and (2) a Purchase Advice relating to such payment without discrepancy has been made to the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F; provided, however, that funds and Purchase Advices received by Buyer after [***] (New York City time) shall be deemed to have been received on the next Business Day. Buyer shall use commercially reasonable efforts to notify Seller if there is a discrepancy between a wire transfer and the related Purchase Advice, and thereafter, Seller shall notify Buyer as to whether Buyer should accept such settlement payment despite the discrepancy between the amount received and the related Purchase Advice; provided, however, that if an Event of Default or Default has occurred and is continuing, Buyer is not obligated to receive approval from Seller prior to accepting any amounts received and releasing the related Purchased Assets.
ARTICLE 5
FEES
5.1    Payment of Fees. Seller shall promptly pay to Buyer those fees set forth in this Agreement and the Transactions Terms Letter when they become due and owing. Without limiting the generality of the foregoing, the Upfront Fee shall be paid on or before the Initial Closing Date. In addition, Seller shall pay any fees payable to the Disbursement Agent pursuant to the Custodial and Disbursement Agreement and shall pay any fees payable to any Calculation Agent appointed by Buyer, or reimburse Buyer for any such fees payable to any such Calculation Agent, based upon invoices, from time to time, provided by Buyer to Seller.
ARTICLE 6
SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF MORTGAGE LOAN DOCUMENTS; REPURCHASE TRANSACTIONS; DUE DILIGENCE
6.1    Precautionary Grant of Security Interest in Purchased Assets and Purchased Items. With respect to the Purchased Assets, although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, and without prejudice to the provisions of Section 6.5 and the expressed intent of the parties, in the event any such Transactions are deemed to be loans or a court or other forum recharacterizes the Transactions hereunder as other than sales, and in any event, Seller and Guarantor hereby pledge, assign and grant to Buyer, as security for the performance of Seller’s obligations hereunder, and Guarantor’s obligations under the Guaranty, and each of Guarantor and Seller hereby pledges, assigns and grants to Buyer as security for the performance of Seller’s obligations hereunder and as additional credit enhancement, in each case, a first priority security interest in and lien in all of their respective right, title and interest to, in and under the Purchased Assets (including the related Servicing Rights) and related Purchased Items and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Purchased Assets, related Purchased Items, the Related Mortgage Loans and Principal Agreements. Possession of any promissory notes, instruments or documents by the Custodian shall constitute possession on behalf of Buyer. Each of Seller and Guarantor acknowledges that Buyer is the owner of a Participation Interest in the Servicing Rights related to any Related Mortgage Loan, but, for the avoidance of doubt, Buyer acknowledges that Guarantor retains legal title to the Servicing Rights in respect of the Mortgage Loans constituting the Purchased Assets. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that a Participation Interest in the Servicing Rights related to any Related Mortgage Loan were not sold to Buyer or that the Servicing Rights are not an interest in such Related Mortgage Loan and are severable from such Related Mortgage Loan despite Buyer’s, Guarantor’s and Seller’s express intent herein and the other Principal Agreement to treat a Participation Interest in them as included in the purchase and sale transaction, each of Guarantor and Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Servicing Rights related to such Related Mortgage Loans, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. In addition, each of Seller and Guarantor further grants, assigns and pledges to Buyer a first priority security interest in each of its respective right, title and interest in, and a lien upon, its rights to (i) all documentation and rights to receive documentation related to the Servicing Rights and the servicing of each of the Related Mortgage Loans, (ii) all Income related to the Purchased Assets received by Guarantor or Seller, (iii) all rights to receive such Income, (iv) all other Purchased Items, and (v) all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Guarantor’s and Seller’s obligations to Buyer hereunder and under any other Principal Agreement.
At any time and from time to time, upon the written request of Buyer, and at the sole cost and expense of Seller and Guarantor, Seller and Guarantor will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents (including any additional security agreements to effect the terms herein that Buyer determines to be necessary), and take such further action as Buyer may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, and necessary to fully perfect the Buyer’s security interest created hereby, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Assets and related Purchased Items and the liens created hereby. Each of Seller and Guarantor also hereby authorizes Buyer to file any such financing or continuation statement in a manner consistent with this Agreement to the extent permitted by Applicable Law. Each of Seller and Guarantor acknowledges and agrees that its rights with respect to the Related Credit Enhancements are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder. For purposes of the Uniform Commercial Code and all other relevant purposes, this Agreement shall constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

6.2    Servicing.
(a)    Servicing. In recognition that Guarantor retains bare legal title to the Servicing Rights in respect of each Related Mortgage Loan, subject to paragraphs (b) and (c) below, Guarantor shall continue to service the Related Mortgage Loans directly or another Servicer shall service the Related Mortgage Loans pursuant to the applicable Servicing Agreement and Servicer Notice.
(b)    Appointment of Servicer. Upon the occurrence of an Event of Default and for so long as the Event of Default is continuing, Buyer shall have the right to direct the servicing of the Related Mortgage Loans subject to the applicable Servicing Agreement and Servicer Notice, if any, and in the event Guarantor is servicing such Mortgage Loans directly (i.e., without the use of any other Servicer), then Buyer may, in its sole and absolute discretion, appoint a successor servicer to service any Related Mortgage Loan (each a “Successor Servicer”). In the event of such an appointment, Guarantor and Seller, as applicable, shall perform all acts and take all action so that any part of the Mortgage Loan File and related Servicing Records held by Guarantor or Seller, together with all funds in the Custodial Account and other receipts relating to such Related Mortgage Loan, are promptly delivered to the Successor Servicer. Guarantor and Seller shall have no claim for servicing fees, lost profits or other damages if Buyer appoints a Successor Servicer in accordance with this Section 6.2(b). The fact that a Servicer may be entitled to a servicing fee for interim servicing of the Related Mortgage Loans or that Buyer may provide a separate notice of default to a Servicer regarding the servicing of the Related Mortgage Loans shall not affect or otherwise change Buyer’s ownership of a Participation Interest in the Servicing Rights related to the Related Mortgage Loans.
(c)    Interim Servicing Period; No Servicing Fee or Income. Buyer shall have no right to terminate Guarantor or Servicer, as applicable, as the interim servicer other than during the existence and continuance of an Event of Default, subject to Seller’s appointment right set forth in the first sentence of Section 6.2(m).
(d)    Servicing Agreement. If there is a Servicer of the Related Mortgage Loans other than Seller or Guarantor, Seller or Guarantor may, in either case in its discretion, enter into a Servicing Agreement and a Servicer Notice with such Servicer, which such Servicing Agreement shall be acceptable to Buyer in its sole and absolute discretion, and such Servicer Notice shall be substantially in the form attached hereto as Exhibit G or such other form approved by Buyer in its sole and absolute discretion. Without the prior written consent of Buyer, exercised in Buyer’s, neither Guarantor nor Seller shall agree to (1) any material, in Buyer’s sole and absolute discretion, modification, amendment or waiver of any Servicing Agreement, (2) any termination of any Servicing Agreement or (3) the assignment, transfer, amendment, or material deletion of any of its rights or obligations (in respect of any Related Mortgage Loan) under any Servicing Agreement.
(e)    Servicing Obligations of Seller and Guarantor. Guarantor shall, or pursuant to the applicable Servicing Agreement, Seller or Guarantor, as applicable, shall cause, each Servicer to:
(i)    service and administer the Related Mortgage Loans in accordance with Accepted Servicing Practices, the requirements of any private mortgage insurer, as applicable, and the requirements of any applicable Purchase Commitment and the related Approved Investor, so that neither the eligibility of the Related Mortgage Loan and any related Mortgage-Backed Security for purchase under such Purchase Commitment nor the FHA Mortgage Insurance, VA Loan Guaranty Agreement, RD Loan Guaranty Agreement or any other applicable insurance or guarantee in respect of any such Related Mortgage Loan, if any, is voided or reduced by such servicing and administration;
(ii)    subject to Section 6.2(g), and to the extent not otherwise held by the Custodian, at all times maintain and safeguard the Mortgage Loan Documents for the Related Mortgage Loan in accordance with Accepted Servicing Practices and shall hold such Mortgage Loan File in trust for Buyer, and in any event shall maintain and safeguard photocopies of the documents delivered to Buyer or Custodian, as applicable, pursuant to Section 3.2, and accurate and complete records of its servicing of the Related Mortgage Loan; Guarantor’s, Seller’s or Servicer’s possession of such Mortgage Loan File is for the sole purpose of servicing such Related Mortgage Loan and such retention and possession by Guarantor, Seller or such Servicer is in a custodial capacity only
(iii)    subject to Section 6.6, allow Buyer to, and Buyer may, at any time during Guarantor’s, Seller’s or Servicer’s business hours on reasonable notice, examine and make copies of such documents and records, and Guarantor or Seller or such Servicer shall deliver the originals of such documents and records to Buyer or its designee;
(iv)    promptly deliver to Buyer monthly by the [***] calendar day of each month reports regarding the status of any Related Mortgage Loan being serviced by it, which reports shall be substantially in the form attached hereto as Exhibit L; and
(v)    advance all reasonable, customary and/or necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Servicer in accordance with Accepted Servicing Practices.
(f)    [Reserved]
(g)    Release of Mortgage Loan Files. Guarantor or Seller shall release its custody of the contents of any Mortgage Loan File only in accordance in accordance with this Agreement and/or the Custodial and Disbursement Agreement.
(h)    Custodial Account.
(i)    Guarantor shall establish and maintain (or cause each Servicer to establish and maintain) a segregated time or demand deposit account with the Account Bank for the benefit of Buyer (the “Custodial Account”) and, following an Event of Default that has occurred and is continuing, shall promptly deposit or cause Servicer to deposit within [***] Business Days of receipt thereof into the Custodial Account all Income received with respect to each Purchased Asset sold hereunder. The Custodial Account may not be a deposit account that is established to serve as a custodial account for mortgage loans that Servicer services for other parties. Under no circumstances shall Servicer deposit any of its own funds into a Custodial Account or otherwise commingle its own funds, or funds belonging to the Seller, with funds belonging to Buyer as owner of any Purchased Asset. If Servicer fails to segregate any funds and commingles them with any source in breach of this Agreement, each of Seller and Guarantor agrees that its respective share of the commingled funds is assumed to have been spent first with any remaining balance to be deemed to belong to Buyer.
(ii)    Seller and Guarantor hereby grant (or cause each Servicer to grant) Buyer a continuing first priority security interest in (1) all right, title, and interest in and to each Custodial Account and (2) any funds of Seller or Guarantor at any time deposited or held in each Custodial Account, whether such funds are required to be deposited and held in each Custodial Account or otherwise. Each of Seller and Guarantor agree that it will hold in trust for Buyer any amounts received by such party with respect to the Purchased Assets. Seller and Guarantor shall, as a condition precedent to Buyer’s obligation to enter into any Transaction hereunder, cause the Account Bank to enter into the Custodial Account Control Agreement with respect to the Custodial Account. The pledge and security interest contained in this paragraph shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x). Each of Seller and Guarantor understands and agrees that the Custodial Account shall be subject to a Custodial Account Control Agreement.
(i)    Location of Custodial Account. Each of Seller and Guarantor shall ensure that there is no change in the identity or the location of the Custodial Account without the prior written consent of Buyer.
(j)    Accounting of Custodial Account. Seller and Guarantor shall provide, and shall cause Servicer to provide, Buyer with read-only access to the Custodial Account. Guarantor or Seller shall promptly deliver to each of Buyer and the Disbursement Agent photocopies of all periodic bank statements and other records relating to the Custodial Account as Buyer may from time to time request.
(k)    Servicer Notice. As a condition precedent to Buyer funding the Purchase Price for any Purchased Asset with a Related Mortgage Loan serviced by a Servicer other than Guarantor or Seller, Buyer, Guarantor or Seller shall provide to Buyer a Servicer Notice addressed to and agreed to by the Servicer, advising the Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s ownership of the Related Mortgage Loans and ownership of a Participation Interest in the related Servicing Rights related thereto and the Servicer’s agreement that upon receipt of notice of an Event of Default or Servicer Termination Event, subject to Guarantor’s appointment right set forth in the first sentence of Section 6.2(m), from Buyer, it will follow the instructions of Buyer with respect to the servicing of the applicable Related Mortgage Loans.
(l)    Notification of Servicer Defaults. If Seller or Guarantor should discover that for any reason whatsoever, any entity responsible to Guarantor or Seller by contract for managing or servicing any Related Mortgage Loan has failed to perform fully

Guarantor’s or Seller’s obligations with respect to the management or servicing of such Related Mortgage Loan as required under this Agreement or any of the obligations of such entities with respect to the Related Mortgage Loan as delegated by Seller or Guarantor pursuant to any Servicing Agreement, Guarantor or Seller shall promptly notify Buyer.
(m)    Termination. If a Servicer Termination Event with respect to a Servicer other than Guarantor shall occur (which has not been waived by Buyer in its sole and absolute discretion) and no Event of Default has occurred and is continuing, then Guarantor shall have the right to designate a successor Servicer acceptable to Buyer, in Buyer’s sole and absolute discretion, by proposing the identity of such successor Servicer to Buyer in writing no later than five (5) Business Days following the applicable Servicer Termination Event. If (x) Guarantor has not proposed a successor Servicer to Buyer in writing within five (5) Business Days following the applicable Servicer Termination Event in accordance with the immediately preceding sentence; (y) Buyer has not accepted, in Buyer’s sole and absolute discretion, the successor Servicer proposed by Guarantor to Buyer in accordance with the immediately preceding sentence within five (5) Business Days following such applicable Servicer Termination Event; or (z) the actual servicing of the Related Mortgage Loans has not been transferred to the successor Servicer proposed by Guarantor and in accordance with the immediately preceding sentence and accepted by Buyer, in Buyer’s sole and absolute discretion, within thirty (30) calendar days following the applicable Servicer Termination Event, then Buyer shall have the right at any time to immediately terminate, and Guarantor and Seller shall terminate any Servicer’s (as applicable) right to service the Related Mortgage Loans due to a Servicer Termination Event without payment of any penalty or termination fee. Seller and Guarantor (including Guarantor as Servicer) shall cooperate cause the applicable Servicer (other than Guarantor) to cooperate, in transferring the servicing of the Related Mortgage Loans to a successor servicer appointed or accepted, as applicable, by Buyer in accordance with the terms hereof. For the avoidance of doubt, any termination of a Servicer’s rights to service by Buyer as a result of an Event of Default of the type stated in Section 11.1(q) that has not been waived shall be deemed part of an exercise of Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.
(n)    Buyer’s Right to Service. Buyer’s designee, upon the occurrence and during the continuance of an Event of Default or, subject to Guarantor’s appointment right set forth in the first sentence of Section 6.2(m), a Servicer Termination Event, shall be entitled to service some or all of the Related Mortgage Loans, including, without limitation, receiving and collecting all sums payable in respect of same. Upon Buyer’s determination and written notice to a Responsible Officer of Seller or a Servicer, with a copy to Guarantor, as applicable, that Buyer desires its designee to service some or all of the Related Mortgage Loans following the occurrence and during the continuance of an Event of Default, or, subject to Guarantor’s appointment right set forth in the first sentence of Section 6.2(m), a Servicer Termination Event, Seller and Guarantor shall promptly cooperate, and Seller and Guarantor shall cause the Servicer to promptly cooperate, with all instructions of Buyer and do or accomplish all acts or things necessary to effect the transfer of the servicing to Buyer’s designee, at Seller’s or Guarantor’s sole expense. Upon Buyer’s designee’s servicing of the Related Mortgage Loans, (i) Buyer may, in its own name, in the name of Guarantor or Seller, or otherwise demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for such Related Mortgage Loan(s), but shall be under no obligation to do so; (ii) Guarantor or Seller shall, if Buyer so requests, pay to Buyer all amounts received by Guarantor or Seller upon or in respect of such Related Mortgage Loan(s) or other Purchased Assets, advising Buyer and its designee as to the source of such funds; and (iii) all amounts so received and collected by Buyer shall be held as part of the Purchased Assets or applied against any outstanding Repurchase Price owed Buyer.
(o)    All Transactions Include a Participation Interest in Servicing Rights. Notwithstanding anything to the contrary in this Agreement or any other Principal Agreement, upon payment of the Purchase Price by Buyer to Seller, Buyer becomes the owner of a Purchased Asset, which includes a Participation Interest in the Servicing Rights related thereto. Notwithstanding anything to the contrary in this Agreement or any other Principal Agreement, the Servicing Rights related to the Purchased Assets are not severable from or to be separated from the Mortgage Loans related to the Purchased Assets and such Servicing Rights and other servicing provisions of this Agreement and any other Principal Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Principal Agreements. Buyer acknowledges that Guarantor retains legal title to the Mortgage Loans constituting the Purchased Assets and legal title to the Servicing Rights in respect of the Mortgage Loans constituting the Purchased Assets, and that the sale of the Participation Interest in the Servicing Rights does not sever the Servicing Rights from the Related Mortgage Loans.
6.3    Margin Account Maintenance.
(a)    Asset Value. Buyer shall have the right to determine, in its sole and absolute discretion, the Asset Value of each Purchased Asset at any time in accordance with the terms hereof.
(b)    Margin Deficit and Margin Call. If Buyer or its designee shall determine, in its sole and absolute discretion, at the close of business on any Business Day that the Minimum Maintenance Amount with respect to the Purchased Assets is less than the Aggregate Outstanding Purchase Price of all Transactions by an amount that exceeds $[***] (in any such case, a “Margin Deficit”), then Buyer may at in its sole and absolute discretion, and by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to either:
(i)    deposit cash into the Margin Call Reserve Account so that the Minimum Maintenance Amount will thereupon equal or exceed the Aggregate Outstanding Purchase Price (for purposes of clarity, after giving effect to any credit to the Purchase Price of the related Transaction(s) pursuant to Section 6.3(d)) of all Transactions; or
(ii)    pay one or more Repurchase Prices in accordance with Section 6.4, as applicable, in an amount sufficient to reduce the related Purchase Price so that the Aggregate Outstanding Purchase Price of all Transactions is less than or equal to the Minimum Maintenance Amount.

If Buyer delivers a Margin Call to Seller on any Business Day, then Seller shall transfer cash to Buyer no later than [***] (New York City time) on the next subsequent Business Day. Notice of a Margin Call may be provided by Buyer to Seller electronically or in writing, such as via electronic mail.
(c)    Buyer’s Discretion. Buyer’s election not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.
(d)    Credit to Repurchase Price. Any cash transferred to the Margin Call Reserve Account pursuant to this Section 6.3 shall be credited to the Purchase Price of the related Transaction(s).
6.4    Repurchase and Release of Purchased Assets. Provided that no Event of Default has occurred and is continuing Seller may repurchase a Purchased Asset by paying, or causing an Approved Investor to pay, to Buyer by depositing cash into the Funding Deposit Account in accordance with Buyer’s wire instructions set forth on Exhibit F, subject to Sections 4.6 and 4.7, the Repurchase Price, as calculated by Buyer in its sole and absolute discretion.
Upon receipt of the applicable Repurchase Price and, in the event the applicable Repurchase Price is received pursuant to Section 6.3(b)(ii), upon written request from Seller to Buyer, as applicable, as set forth above, Buyer shall (i) with respect to Related Mortgage Loans, deliver or shall cause the Custodian to deliver the related Mortgage Loan Documents to Seller or its designee, if such documents have not already been delivered pursuant to the related Bailee Agreement and (ii) with respect to related Mortgage-Backed Securities, deliver (or cause the delivery of) the Mortgage-Backed Security to Seller, its designee or Approved Investor, as applicable, on a delivery versus payment basis. In no event shall Buyer obligated to provide more releases on each Business Day than are required under the Custodial and Disbursement Agreement. If any such release gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Deficit in the manner specified in Section 6.3(b). Buyer shall have no obligation to release a repurchased Purchased Asset or terminate its security interest in such Purchased Asset until such Margin Deficit is satisfied and, in the event the applicable amount is received pursuant to Section 6.3(b)(ii), Seller has provided a prior written request for such release.
6.5    Repurchase Transactions. Beginning on the related Purchase Date and prior to the related Repurchase Date for a Transaction, Buyer shall have free and unrestricted use of all related Purchased Assets and may in its discretion and without notice to a Responsible Officer of Seller engage in repurchase transactions with respect to any or all of such Purchased Assets or otherwise pledge, hypothecate, assign, transfer or convey any or all of such Purchased Assets (such transactions, “Repurchase Transactions”), provided that no such Repurchase Transaction shall relieve such Buyer of its obligation to transfer Purchased Assets to Seller (and not substitutions thereof) pursuant to the terms hereof. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Asset or Purchased Item delivered to Buyer by Seller. Seller shall not be responsible for any additional obligations, costs or fees in connection with such Repurchase Transactions. Other than for tax and accounting purposes, each of Seller and Guarantor shall not take any action inconsistent with Buyer’s ownership of a Purchased Asset and shall not claim any legal, beneficial or other interest in such a Purchased Asset other than the limited right and obligations to provide servicing of such Related Mortgage Loans where Buyer designates Guarantor as servicer as provided in Section 6.2.
6.6    Periodic Due Diligence. Each of Guarantor and Seller acknowledges that Buyer has the right at any time during the term of this Agreement to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Principal Agreement, or otherwise, and each of Guarantor and Seller agrees that upon reasonable (but no less than [***] Business Day’s with respect to Guarantor and Seller, and such time period set forth in the applicable Servicing Agreement with respect to any other Servicer) prior written notice to a Responsible Officer of Guarantor (provided that upon the occurrence of an Event of Default which has not been waived by Buyer in writing, no such prior notice shall be required other than with respect to a Servicer other than Guarantor or Seller, in which case the terms of the applicable Servicing Agreement shall govern), Buyer or its authorized representatives will be permitted during normal business hours to (i) examine, inspect, make copies of, and make extracts of, the Mortgage Loan Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Guarantor, Seller, Custodian or Servicer and (ii) discuss the business, operations, assets and financial condition of Seller and Guarantor and their respective Affiliates and Subsidiaries with its officers and employees and to examine its books of account and make copies and/or extracts thereof. Further, Guarantor will make available to Buyer, at such time and location as Buyer may reasonably request, a knowledgeable financial or accounting officer and will instruct such officer to answer candidly and fully, at no cost to Buyer, any and all reasonable questions that any authorized representative of Buyer may address to them in reference to the Mortgage Loan Files, Purchased Assets and the financial condition or affairs of each of Seller and Guarantor and their respective Affiliates and Subsidiaries. Without limiting the generality of the foregoing, each of Guarantor and Seller acknowledges that Buyer shall purchase Assets from Seller based solely upon the information provided by Seller to Buyer in the Transaction Request and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to re-underwrite any of the Purchased Assets and/or Related Mortgage Loans itself or engage a third party underwriter to perform such re-underwriting. Each of Guarantor and Seller agrees to reasonably cooperate with Buyer and any third party underwriter in connection with such re-underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to Guarantor and Seller and such Purchased Assets and/or Related Mortgage Loans in the possession, or under the control, of Seller or Guarantor. Seller, Guarantor and Buyer further agree that all reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 6.6 shall be paid by Seller.
ARTICLE 7
CONDITIONS PRECEDENT
7.1    Initial Transaction.
(a)    Initial Closing Date. As conditions precedent to the initial Transaction that occurred under the Existing Repurchase Agreement on or following the Initial Closing Date, Buyer shall have received on or before the day of such initial Transaction the following:

(i)    each of the “Principal Agreements” (as such term is defined by the Existing Repurchase Agreement) duly executed by each party thereto and in full force and effect, free of any modification, breach or waiver;
(ii)    an opinion of Original Seller’s and Guarantor’s counsel as to such matters as Buyer may reasonably request, including, without limitation, with respect to Buyer’s lien on, and perfected security interest in, the Purchased Assets, the Purchased Items, and the Custodial Accounts; a non-contravention with all applicable law, enforceability and corporate opinion with respect to Original Seller and Guarantor and the Principal Agreements; an opinion with respect to the inapplicability of the Investment Company Act of 1940 and the “Volcker Rule” (Section 619 of the Dodd Frank Wall Street Reform and Consumer Protection Act), with respect to Original Seller; and a Bankruptcy Code opinion concerning applicability of Bankruptcy Code “securities contract” and “master netting agreement” safe harbors to the Principal Agreements, and the other matters set forth in Section 14.18, each in form and substance acceptable to Buyer in its reasonable discretion;
(iii)    a Power of Attorney each duly executed by Original Seller and Guarantor, as applicable, and notarized; it being agreed by the Buyer that it shall not exercise the rights conferred pursuant to such Power of Attorney unless an Event of Default has occurred that is continuing;
(iv)    a certified copy of (a) Original Seller’s certificate of formation and operating agreement, (b) Guarantor’s certificate of formation and operating agreement, (c) a certificate of good standing issued by the appropriate official in Original Seller’s and Guarantor’s applicable jurisdiction of organization, in each case, dated no less recently than fourteen (14) days prior to the date of this Agreement;
(v)    one or more certificates of Original Seller’s and Guarantor’s corporate secretary as to the incumbency and authenticity of the signatures of the officers of Original Seller and Guarantor executing the Principal Agreements and the resolutions of the board of directors of Original Seller and Guarantor (or their respective equivalent governing body or Person);
(vi)    independently audited financial statements of Guarantor (and its Subsidiaries, on a consolidated basis) for each of the two (2) fiscal years most recently ended (if available), containing a balance sheet and related statements of income, stockholders’ equity and cash flows, all prepared in accordance with GAAP, applied on a basis consistent with prior periods, and otherwise acceptable to Buyer, together with an auditor’s opinion that is unqualified or otherwise is consented to in writing by Buyer;
(vii)    interim financial statements of Guarantor (and its Subsidiaries, on a consolidated basis) covering the period from the first day of the current fiscal year to the last day of the most recently ended financial quarter;
(viii)    copies of Guarantor’s errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy or certificates of insurance for such policies, all in form and content satisfactory to Buyer, showing compliance by Guarantor with Section 9.10;
(ix)    any other fees then due and owing under this Agreement and the Transactions Terms Letter;
(x)    a copy of the applicable Underwriting Guidelines for Mortgage Loans;
(xi)    the Upfront Fee and any other fees then due and owing under this Agreement and the Transactions Terms Letter;
(xii)    solely with respect to Dry Mortgage Loans subject to the initial Transaction, an executed Trust Receipt from the Custodian relating to such Dry Mortgage Loans substantially in the form as set forth in the Custodial and Disbursement Agreement.
(xiii)    Buyer shall have determined that it has received satisfactory evidence that the appropriate Uniform Commercial Code Financing Statements (UCC-1) and/or such other instruments as may be necessary in order to create in favor of Buyer, a perfected first- priority security interest in the Purchased Assets and related Purchased Items should any of the Transactions be deemed to be loans, and same shall have been duly executed and appropriately filed or recorded in each office of each jurisdiction in which such filings and recordations are required to perfect such first-priority security interest;
(xiv)    Buyer shall have determined that it has satisfactorily completed its due diligence review of Original Seller’s operations, business, financial condition and underwriting and origination of Mortgage Loans; and
(xv)    Guarantor and Seller shall have provided evidence, satisfactory to Buyer, that each of Seller and Guarantor has all of its Approvals and such Approvals are in good standing.
(b)    Effective Date. As conditions precedent to Buyer considering whether to enter into the initial Transaction hereunder on or after the Effective Date:
(i)    each of the Principal Agreements duly executed by each party thereto and in full force and effect, free of any modification, breach or waiver;
(ii)    an opinion of Seller’s and Guarantor’s counsel as to such matters as Buyer may reasonably request, including, without limitation, with respect to Buyer’s lien on, and perfected security interest in, the Purchased Assets, the Purchased Items, and the Custodial Accounts; a non-contravention with all applicable law, enforceability and corporate opinion with respect to Seller and Guarantor and the Principal Agreements; an opinion with respect to the inapplicability of the Investment Company Act of 1940 and the “Volcker Rule” (Section 619 of the Dodd Frank Wall Street Reform and Consumer Protection Act), with respect to Seller; and a Bankruptcy Code opinion concerning applicability of Bankruptcy Code “securities contract” and “master netting agreement” safe harbors to the

Principal Agreements, and the other matters set forth in Section 14.18, each in form and substance acceptable to Buyer in its reasonable discretion;
(iii)    a Power of Attorney each duly executed by Seller and Guarantor, as applicable, and notarized; it being agreed by the Buyer that it shall not exercise the rights conferred pursuant to such Power of Attorney unless an Event of Default has occurred that is continuing;
(iv)    a certified copy of (a) Seller’s certificate of formation and operating agreement, (b) Guarantor’s certificate of formation and operating agreement, (c) a certificate of good standing issued by the appropriate official in Seller’s and Guarantor’s applicable jurisdiction of organization, in each case, dated no less recently than fourteen (14) days prior to the date of this Agreement;
(v)    one or more certificates of Seller’s and Guarantor’s corporate secretary as to the incumbency and authenticity of the signatures of the officers of Seller and Guarantor executing the Principal Agreements and the resolutions of the board of directors of Seller and Guarantor (or their respective equivalent governing body or Person);
(vi)    [Reserved];
(vii)    [Reserved];
(viii)    copies of Guarantor’s errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy or certificates of insurance for such policies, all in form and content satisfactory to Buyer, showing compliance by Guarantor with Section 9.10;
(ix)    any other fees then due and owing under this Agreement and the Transactions Terms Letter;
(x)    [Reserved];
(xi)    [Reserved];
(xii)    solely with respect to Dry Mortgage Loans subject to the initial Transaction, an executed Trust Receipt from the Custodian relating to such Dry Mortgage Loans substantially in the form as set forth in the Custodial and Disbursement Agreement;
(xiii)    Buyer shall have determined that it has received satisfactory evidence that the appropriate Uniform Commercial Code Financing Statements (UCC-1) and/or such other instruments as may be necessary in order to create in favor of Buyer, a perfected first- priority security interest in the Purchased Assets and related Purchased Items should any of the Transactions be deemed to be loans, and same shall have been duly executed and appropriately filed or recorded in each office of each jurisdiction in which such filings and recordations are required to perfect such first-priority security interest;

(xiv)    Buyer shall have determined that it has satisfactorily completed its due diligence review of Seller’s operations, business, financial condition and underwriting and origination of Mortgage Loans; and
(xv)    the Participation Certificate registered in the name of Buyer.
7.2    All Transactions. As conditions precedent to Buyer considering whether to enter into any Transaction hereunder (including the initial Transaction under the Existing Repurchase Agreement), or whether to continue a Transaction, in the case of a Transaction in respect of Mortgage Loans which convert to Pooled Mortgage Loans on the related Pooling Date or a Transaction in respect of Pooled Mortgage Loans which convert to a Mortgage-Backed Security on the related Settlement Date, as applicable:
(a)    Seller shall have delivered to Buyer and Disbursement Agent, as applicable, in form and substance satisfactory to Buyer and not later than [***] (New York City time) on the requested Purchase Date:
(i)    a Transaction Request for the Assets subject to the proposed Transaction; and
to the Custodian, a complete Mortgage Loan File for each Mortgage Loan subject to the proposed Transaction, unless such Mortgage Loan is a Wet Mortgage Loan.
(b)    Pursuant to Section 3.1, Seller shall have delivered to Buyer a Prefunding Request on the Business Day prior to the Purchase Date for the Transactions with respect to which Seller anticipates that Seller will deliver, or has delivered, Transaction Requests with respect to such Purchase Date;
(c)    an amount equal to the Haircut for all Mortgage Loans proposed to be sold under such Transaction shall be on deposit in the Wire-out Account;
(d)    for all Wet Mortgage Loans proposed to be sold under such Transaction, the documents required to be delivered as required pursuant to Section 3.6(a);
(e)    solely with respect to Dry Mortgage Loans, an executed Trust Receipt from the Custodian relating to such Dry Mortgage Loans in form and substance as set forth in the Custodial and Disbursement Agreement;
(f)    [Reserved];
(g)    [Reserved];
(h)    Seller shall have paid all fees (including Non-Usage Fees, Minimum Utilization Fees, Margin Deficits and Upfront Fees), expenses, indemnity payments and other amounts that are then due and owing under the Principal Agreements;
(i)    no rescission notice and/or notice of right to cancel shall have been improperly delivered to the Mortgagor in respect of any Eligible Mortgage Loan, and the rescission period related to such Eligible Mortgage Loan shall have expired, except in all cases for Mortgage Loans that no longer constitute Related Mortgage Loans;

(j)    Seller shall have designated an Approved Payee, if applicable, to whom such funds shall be delivered;
(k)    the representations and warranties of Guarantor and Seller set forth in Article 8 hereof shall be true and correct in all material respects as if made on and as of the date of each Transaction;
(l)    Seller and Guarantor shall have performed all agreements to be performed by them hereunder and under the Principal Agreements, respectively;
(m)    no Default, Event of Default or Material Adverse Effect with respect to Seller or Guarantor shall have occurred and be continuing or would result from such Transaction;
(n)    no Servicer Termination Event shall have occurred and be continuing and, at any time at which Seller or Guarantor is not the Servicer, to the extent not already provided, a Servicing Agreement duly executed by the applicable Servicer and Seller or Guarantor, as applicable, or a Servicer Notice, if applicable, shall have been delivered to Buyer and the current Servicer has been approved by Buyer;
(o)    [Reserved];
(p)    Guarantor or Seller shall have deposited (or have caused the Servicer to deposit) all amounts required under Section 6.2(h) into the Custodial Account;
(q)    [Reserved];
(r)    the Purchase Price for each proposed Transaction shall not cause (i) the Aggregate Outstanding Purchase Price to exceed the Aggregate Transaction Limit, and (ii) the Aggregate Outstanding Purchase Price for all relevant Purchased Assets to exceed the product of the applicable Type Sublimit (expressed as a decimal and as determined by the Type of Purchased Asset) and the Aggregate Outstanding Purchase Price;
(s)    [Reserved];
(t)    [Reserved];
(u)    no unfulfilled claim has been made by Buyer under the Guaranty and Security Agreement; and
(v)    as determined by Buyer in its sole and absolute discretion exercised in good faith, (A) no Material Adverse Effect shall have occurred and be continuing, or (B) there shall not have occurred any event or circumstance that would reasonably be expected to have a Material Adverse Effect.
For the avoidance of doubt, notwithstanding that the foregoing conditions may be satisfied with respect to any Transaction with respect to the Uncommitted Amount request, Buyer shall be under no obligation to enter into any Transaction with respect to the Uncommitted Amount and whether Buyer enters into any Transaction shall be at the discretion of Buyer.

7.3    Satisfaction of Conditions. The entering into of any Transaction prior to or without the fulfillment by Guarantor and Seller of all the conditions precedent thereto, whether or not known to Buyer, shall not constitute a waiver by Buyer of the requirements that all conditions, including the non- performed conditions, shall be required to be satisfied with respect to all Transactions. All conditions precedent hereunder are imposed solely and exclusively for the benefit of Buyer and may be freely waived or modified in whole or in part by Buyer. Any waiver or modification asserted by Seller or Guarantor to have been agreed by Buyer must be in writing. Buyer shall not be liable to Seller or Guarantor for any costs, losses or damages arising from Buyer’s determination that Seller or Guarantor has not satisfactorily complied with any applicable condition precedent.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
8.1    Representations and Warranties Concerning Seller and Guarantor. Each of Seller and Guarantor represents and warrants to and covenants with Buyer that the following representations and warranties are true and correct (i) solely with respect to the Guarantor, from the Initial Closing Date and (ii) with respect to both Seller and Guarantor, from the Effective Date, in each case through and until the date on which all obligations of Seller and Guarantor under the Principal Agreements are fully satisfied:
(a)    Due Formation and Good Standing; Equity Interests and Ownership. Each of Seller and Guarantor (i) is a duly organized and validly existing corporation or statutory trust, in good standing under the laws of its jurisdiction of organization, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified, in good standing and is authorized to do business in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect. Schedule 2 correctly sets forth the ownership interest of Seller and Guarantor and each of their Subsidiaries and Affiliates in their respective Subsidiaries as of the Effective Date.
(b)    Authorization; Enforceable Obligation. Each of Seller and Guarantor has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Principal Agreements to which it is party and has taken all necessary company or other organizational action to authorize the execution, delivery and performance of the Principal Agreements to which it is party. Each of Seller and Guarantor has duly executed and delivered each Principal Agreement to which it is party and each Principal Agreement to which it is party constitutes the legal, valid and binding agreement and obligation of it enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(c)    No Conflict. The execution, delivery and performance by each of Seller and Guarantor of the Principal Agreements to which it is a party and the consummation of the transactions contemplated by the Principal Agreements do not and shall not (a) violate (i) any

Applicable Law which violation would reasonably be expected to have a Material Adverse Effect, (ii) any of the organizational documents of Seller or Guarantor, (iii) any order, judgment, injunction or decree of any court or other agency of government binding on Seller or Guarantor, or (iv) any indenture, loan agreement, warehouse line of credit, repurchase agreement, mortgage, deed of trust, servicing contract or any other material contractual obligation of Seller or Guarantor except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (b) result in or require the creation or imposition of any Lien upon any of the properties or assets of Seller or Guarantor (other than any Liens created under any of the Principal Agreements in favor of the Buyer); or (c) require any approval of stockholders, members or partners or any approval or consent of any Person under any material contractual obligation of Seller or Guarantor, except for such approvals or consents which have been obtained on or before the Effective Date.
(d)    Government Approvals. Except any which have been obtained, no order, consent, authorization, approval, license, or validation of, or filing recording, registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to: (i) the execution, delivery and performance by Seller or Guarantor of any Principal Agreement to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Principal Agreement to which Seller or Guarantor is a party.
(e)    Agreements. It is not a party to any agreement, instrument, or indenture or subject to any restriction that materially and adversely affects its business, operations, assets or financial condition, except, with respect to Guarantor, as disclosed in the financial statements described in Section 8.1(f). It is not in breach or default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default would reasonably be expected to have a Material Adverse Effect on it. There are no breaches or defaults under the Principal Agreements to which it is a party.
(f)    Financial Condition. The financial statements of Guarantor delivered to the Buyer on or prior to the Effective Date fairly present in all material respects on a consolidated basis the assets, liabilities and financial position of Guarantor as at the dates of such financial statements, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). For the avoidance of doubt, the financial statements described in the preceding sentence (the receipt of which is hereby acknowledged by Buyer) consist of copies of (i) each of Guarantor’s balance sheets for the fiscal years of Guarantor ended December 31, 2018 and December 31, 2019 and the related statements of income, cash flows, and shareholders’ equity for Guarantor for such fiscal years, with the opinion thereon of Seller’s and Guarantor’s independent accountants and (ii) Guarantor’s balance sheet for the quarterly fiscal period of Seller ended December 31, 2020 and the related statement of income for Seller and Guarantor for such quarterly fiscal period. All such financial statements are complete and correct and fairly present, in all material respects, the financial condition of Guarantor and the results of their respective operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since the date of the most recent financial statements referenced above for each Guarantor, there has been no Material Adverse Change in the consolidated business, operations or financial condition of Guarantor from that set forth in such financial statements nor is Guarantor aware of any state of facts which (with notice or the lapse of time) reasonably would be expected to result in any such Material Adverse Change. Guarantor has, on the date of the statements delivered pursuant to this clause (f) no material liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or material liabilities for taxes, long term leases or unusual forward or long term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Guarantor except as heretofore disclosed to the Buyer in writing.
(g)    [Reserved].
(h)    [Reserved].
(i)    Litigation. There is no action, proceeding or investigation pending involving Seller or Guarantor or, to the best of Seller’s and Guarantor’s knowledge, threatened in writing against Seller or Guarantor before any Governmental Authority or Agency (A) asserting the invalidity of this Agreement, any Principal Agreement or any transaction contemplated hereunder, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Principal Agreement or any transaction contemplated hereunder or (C) making a claim individually or in the aggregate that would reasonably be expected to result in a Material Adverse Effect.
(j)    Payment of Taxes. Each of Seller and Guarantor and their respective Subsidiaries have duly and timely filed or caused to be duly and timely filed all federal, state, provincial, territorial, foreign and other Tax returns and reports required to be filed under Applicable Law, and has timely paid all federal, state, provincial, territorial, foreign and other Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP or to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. No material tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any material amount of such Tax, except to the extent that such tax lien or similar adverse claim would not reasonably be expected to result in a Material Adverse Effect.
(k)    Environmental Matters. Neither Seller, Guarantor nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Seller nor Guarantor has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. To each of Seller’s and Guarantor’s knowledge, there are and have been no conditions, occurrences, or Hazardous Materials activities which would reasonably be expected to form the basis of an Environmental Claim against Seller or Guarantor that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. None of Seller, Guarantor, or to their knowledge, any of their respective predecessors, have filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Mortgaged Property, and none of Seller’s or Guarantor’s operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To each of Seller’s and Guarantor’s knowledge, no event or condition has occurred or is occurring with respect to Seller or Guarantor relating to any Environmental Law, any release of Hazardous Materials or any Hazardous Materials activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect. No Lien imposed pursuant to any Environmental Law has attached to any Purchased Assets or other Purchased Items or the Related Mortgage Loans and, to the knowledge of Seller and Guarantor, no conditions exist that would reasonably be expected to result in the imposition of such a Lien thereon.
(l)    ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect no ERISA Event has occurred or is reasonably expected to occur. Neither Seller nor Guarantor is (or is acting on behalf of) (i) an employee benefit plan as defined in Section 3(3) of Title I of ERISA that is subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code or a “governmental plan” within the meaning of Section 3(32) of ERISA, or (ii) an entity the underlying assets of which constitute “plan assets” within the meaning of the Plan Asset Regulations. The transactions contemplated by this Agreement are not in violation of any state statute, applicable to Seller or Guarantor, that regulates investments of and fiduciary obligations with respect to governmental plan and that is similar to Section 406 of ERISA or Section 4975 of the Code.
(m)    True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor or any Affiliate thereof furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller, Guarantor or any Affiliate thereof, or the negotiation, preparation, or delivery of the Principal Agreements, are true and complete in all material respects. The written information (other than financial projections, forward looking statements, and information of a general economic or industry specific nature) that has been made available to the Buyer by or on behalf of Seller, Guarantor or any Affiliate thereof in connection with the Transactions hereunder, when taken as a whole, does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made; provided that with respect to projected financial information, Seller represents on behalf of itself and each Subsidiary, only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections as to future events are not to be viewed as facts and that actual financials during the period or periods covered by any such projections may differ from the projected results.
(n)    [Reserved]

(o)    Investment Company Act. None of Seller or Guarantor is required to register as an “investment company” under the Investment Company Act of 1940 (as amended, the “Investment Company Act”). None of Seller or Guarantor is a “covered fund” under Section 13 of the Bank Holding Company Act of 1956, as amended.
(p)    Filing Jurisdictions; Relevant States. Schedule 1 hereto sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Assets and other Purchased Items and the Related Mortgage Loans (including the Servicing Rights related to the Related Mortgage Loans); provided that the list of such jurisdictions and filing offices may change upon notice by Seller or Guarantor to Buyer in accordance with Section 9.9.
(q)    Solvent; Fraudulent Conveyance. Each of Seller and Guarantor is solvent and will not be rendered insolvent as a result of entering into any Transaction and, after giving effect to each Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. None of Seller or Guarantor intends to incur, nor believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating, and is not aware of any Person threatening, the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. None of Seller or Guarantor is selling and/or pledging any Assets with any intent to hinder, delay or defraud any of its creditors.
(r)    Custodial Account. All funds required pursuant to this Agreement, any Servicing Agreement or any Servicer Notice, if applicable, to be segregated and deposited into the Custodial Account have been so segregated and deposited as required by, and in accordance with this Agreement.
(s)    Chief Executive Office. Except as identified pursuant to a notice delivered in accordance with Section 9.9, its chief executive office is located at 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105.
(t)    No Adverse Selection. Neither Guarantor nor Seller used any selection procedures that identified Assets offered for sale to Buyer hereunder as being less desirable or valuable than other comparable Assets owned by it.
(u)    MERS. Guarantor is a member of MERS in good standing.
(v)    Agency Approvals. Guarantor has all requisite Approvals and is in good standing with each Agency; and in each case, with no event having occurred (including, without limitation, a change in insurance coverage) that would either make it unable to comply with the eligibility requirements for maintaining all such applicable Approvals or require notification to the relevant Agency, or to HUD, the FHA, the VA or the RD, of a material change that would be reasonably likely to result in the termination of such Approval, as applicable.
(w)    No Adverse Actions. To the extent approved by an Agency, HUD, the FHA, the VA or the RD, it has not received from any Agency, HUD, the FHA, the VA or the RD a notice of extinguishment or a notice indicating material breach, default or material non-compliance which would be reasonably likely to cause such Agency or HUD, the FHA, the VA or the RD to terminate, suspend, sanction or levy penalties against it, or a notice from any Agency, HUD, the FHA, the VA or the RD indicating any adverse fact or circumstance in respect of it which would be reasonably likely to cause such Agency or HUD, the FHA, the VA, or the RD, as the case may be, to revoke any of its Approvals or otherwise terminate, suspend it as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, the FHA, the VA or the RD to terminate it.
(x)    Accuracy of Wire Instructions. With respect to each Related Mortgage Loan subject to a Purchase Commitment by an Agency, as applicable, either (1) the wire transfer instructions as set forth on the settlement documents applicable for such Agency are identical to Buyer’s (or the Account Bank under the Joint Securities Account Control Agreement) designated wire instructions or Buyer has approved such wire transfer instructions in writing in its sole and absolute discretion, or (2) the payee number set forth on the settlement documents applicable for such Agency is identical to the payee number that has been identified by Buyer in writing as Buyer’s (or the Account Bank under the Joint Securities Account Control Agreement) payee number or Buyer has approved the related payee number in writing in its sole and absolute discretion. With respect to each Pooled Mortgage Loan, the documents required for such Agency settlement are duly executed by it and designate Buyer or its designee (or the Securities Intermediary under the Joint Securities Account Control Agreement) as the party authorized to receive the related Mortgage-Backed Securities.
(y)    Anti-Money Laundering Laws. It has complied with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act (collectively, the “Anti-Money Laundering Laws”); it has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.
(z)    Anti-Terrorism; OFAC.
(i)    None of Seller, Guarantor or any of their respective officers, directors or employees appears on the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”) or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States, unless authorized by OFAC. None of Seller or Guarantor conducts business or completes transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. None of Seller or Guarantor will directly or indirectly use the proceeds from this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. None of Seller or

Guarantor is in violation of Executive Order No. 13224 (the “Executive Order”) or the PATRIOT Act.
(ii)    None of Seller or Guarantor, or any director, officer, agent or employee of Seller or Guarantor, has used any of the proceeds of the Purchase Price (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which either Seller or Guarantor conducts its business and to which they are lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(aa)    Servicing Rights. Notwithstanding anything to the contrary in this Agreement or any other Principal Agreement, it has not severed or separated the Servicing Rights and other servicing provisions related to the Related Mortgage Loans from the Related Mortgage Loans and such Servicing Rights and other servicing provisions of this Agreement and any other Principal Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Principal Agreements.
(bb)    Risk Management Policy. Guarantor has duly adopted, in accordance with its internal risk policies, a risk management policy, which is in full force and effect.
(cc)    Plan Assets; Prohibited Transactions. Neither Guarantor, Seller or any of their respective Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
(dd)    Use of Proceeds. Seller will only use the proceeds of any Purchased Asset as permitted under Section 2.5. No part of the proceeds of any Purchase Price will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. Neither Seller nor Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of Seller or Guarantor that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock. Seller shall not, to its actual knowledge, use the proceeds of any Transaction to purchase any asset or securities from, or otherwise transfer the proceeds of the Transaction to, an “affiliate” of Buyer , as such term is defined in 12 C.F.R. Part 223.
8.2    Representations and Warranties Concerning Purchased Assets. Seller and Guarantor each represents and warrants to and covenants with Buyer that the representations and warranties contained on Exhibit H hereto are true and correct with respect to each Purchased Asset as of the related Purchase Date through and until the related Repurchase Date.

8.3    Continuing Representations and Warranties. By submitting a Transaction Request, Seller and Guarantor shall be deemed to have represented and warranted the truthfulness, correctness and completeness of the representations and warranties set forth in Exhibit H hereto.
ARTICLE 9
AFFIRMATIVE COVENANTS
Each of Seller and Guarantor hereby covenants and agrees with Buyer that (i) solely with respect to the Guarantor, from the Initial Closing Date and (ii) with respect to the Seller and Guarantor, from the Effective Date, and, in each case, during the term of this Agreement and for so long as there remain any obligations of Seller or Guarantor to be paid or performed under this Agreement and the other Principal Agreements:
9.1    Financial Statements and Other Reports. Guarantor will furnish to Buyer:
(a)    Monthly Statements. Within thirty (30) days after the end of each calendar month, other than the last calendar month of each fiscal quarter, the unaudited balance sheets of Guarantor as at the end of such calendar month, the related unaudited consolidated statements of income for Guarantor, for such month and the portion of the fiscal year through the end of such month, accompanied by the Officer’s Certificate (including all specified schedules), executed by a Responsible Officer of Guarantor, which certificate shall state that said financial statements and schedules fairly present in all material respects the financial condition and results of operations of Guarantor, in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end adjustments);
(b)    Quarterly Statements. Within forty five (45) days after the end of each of its fiscal quarters other than the fiscal quarter ending December 31 of each fiscal year, the unaudited consolidated balance sheets and income statements for such fiscal quarter on a year to date basis for Guarantor and its consolidated subsidiaries;
(c)    Annual Statements. Within one hundred twenty (120) days after the close of each fiscal year of Guarantor, the unqualified audited consolidated balance sheet of Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity (which shall be on a consolidated basis and there shall be no consolidating statements of stockholders’ equity required hereunder) and of cash flows for such fiscal year (which shall be on a consolidated basis and there shall be no consolidating statements of cash flows required hereunder), in each case, setting forth comparative figures for the preceding fiscal year, prepared in accordance with GAAP prepared by a Nationally Recognized Accounting Firm;
(d)    Officer’s Certificate. With the delivery of the financial statements set forth in the preceding clauses (a), (b) or (c), Guarantor shall deliver to Buyer an officer’s certificate substantially in a form attached as Exhibit B to the Transactions Terms Letter, which shall include information related to repurchases and early payment defaults, a list of all mortgage financing facilities including, without limitation, any warehouse, repurchase, purchase or off-balance sheet facilities, that were entered into by Guarantor in the preceding month, and evidence of compliance with all Financial Covenants;

(e)    Seller shall provide reasonable cooperation with any requests by Buyer for additional documents or information necessary to confirm that a Mortgage Loan subject to a Transaction hereunder is an Eligible Mortgage Loan.
9.2    Notice.
(a)    Within [***] or, solely with respect to the occurrence of a Default, promptly, upon a Responsible Officer of Seller or Guarantor obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Seller or Guarantor with respect thereto; (ii) of any condition or event that constitutes an “event of default” under any Debt or that notice has been given to any party thereunder with respect thereto; (iii) of the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect or (iv) of the occurrence of any event or change that has results in or could reasonably be expected to result in a Material Adverse Effect, Guarantor or Seller shall deliver to Buyer a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, “event of default”, event or change, and what action Seller and/or Guarantor has taken, is taking and proposes to take with respect thereto; provided that this clause (a) shall not be deemed accelerate or otherwise modify any provision respect to the timing of Buyer’s ability to declare an Event of Default under Section 11.1.
(b)    [Reserved].
(c)    Each of Seller and Guarantor shall give Buyer prompt (but in no event later than [***] Business Days after a Responsible Officer of Seller or Guarantor obtaining knowledge, except for clause (ix), with respect to which notice shall be provided immediately upon a Responsible Officer of Seller or Guarantor obtaining knowledge) written notice, in reasonable detail, of:
(i)    any action, suit, material investigation specifically relating to Seller’s or Guarantor’s origination or servicing practices or proceeding in any federal, state or foreign court or before any commission or other regulatory body (federal, state or local, foreign or domestic) (other than any investigation or proceeding conducted in the ordinary course of business by such regulatory body, such as a general “street-sweep” of relevant market participants), or any such action, suit or proceeding threatened in writing against Seller or Guarantor, in any case, if such action, suit or proceeding questions or challenges compliance (x) with respect to any Related Mortgage Loans Purchased Asset (whether such Related Mortgage Loans or Purchased Assets are specifically identified or not) with the Ability to Repay Rule or (y) with respect to any Related Mortgage Loans, Purchased Assets (whether such Related Mortgage Loans or Purchased Assets are specifically identified or not) with the QM Rule;
(ii)    the filing, recording or assessment of any federal, state or local tax lien against Seller or Guarantor, or any of Seller’s or Guarantor’s assets, unless such filing, recording or assessment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Seller or Guarantor;

(iii)    the actual, or threatened in writing, material suspension, revocation or termination (other than a termination by Guarantor without cause) of Seller’s or Guarantor’s licensing or eligibility, if any, in any respect, as an approved, licensed lender, seller, mortgagee or servicer of assets similar to the Purchased Assets or Related Mortgage Loans, unless such disclosure would be expressly prohibited by any Agency or Governmental Authority, or HUD, the FHA, the VA or the RD, as applicable;
(iv)    any Purchased Asset ceases to be an Eligible Asset or is a Defective Asset;
(v)    any Approved Investor provides written notice to Seller that it will set-off amounts owed by Seller or Guarantor to such Approved Investor as a result of a payment failure, non-ordinary course obligations owed by Seller or Guarantor or other allegation of wrongdoing against the purchase proceeds owed by the Approved Investor to Seller or Guarantor for the Related Mortgage Loans and/or Mortgage-Backed Securities with respect to the Purchased Assets (excluding amounts owed by Seller or Guarantor to the Approved Investor which are directly related to Purchased Assets and which are expressly allowed to be set-off by the Approved Investor pursuant to the related Bailee Agreement or Purchase Commitment);
(vi)    to the extent not prohibited by any Agency or Governmental Authority, or HUD, the FHA, the VA or the RD, copies of relevant portions of all final written Agency or Governmental Authority, or HUD, the FHA, the VA or the RD and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal or (iii) “report cards,” “grades” or other classifications of the quality of such Seller and Guarantor’s operations;
(vii)     it or any Servicer will change the identity or location of the Custodial Account; or
(viii)    any termination or termination threatened in writing by any Agency of the Custodian as an eligible custodian,
Notwithstanding anything in this Agreement to the contrary, neither Seller or Guarantor shall have any obligation to provide any notice, report or other information to the extent Seller or Guarantor is prohibited from doing so by any Governmental Authority, Agency, the FHA, the VA or the RD, or by any Applicable Law. The obligation of Seller and Guarantor to deliver any report or information under this Agreement or any other Principal Agreement shall be deemed to have been satisfied if, and as of such date, such report or information is filed by Home Point Financial Corporation with the SEC pursuant to the SEC's Electronic Data Gathering & Analysis Recovery system.
9.3    Existence and Rights; Compliance with Laws; Agency Approvals. Each of Seller and Guarantor shall preserve and keep in full force and effect its corporate existence, and any rights, permits,

patents, franchises, licenses, approvals and qualifications required for it to conduct its business activities, except as would not be reasonably likely to have a Material Adverse Effect. Seller and Guarantor shall maintain adequate financial standing, servicing facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices, except as would not be reasonably likely to have a Material Adverse Effect. Each of Seller and Guarantor shall comply with all Applicable Laws except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
9.4    Maintenance of Properties. Each of Seller and Guarantor shall ensure that its material properties and equipment used or useful in its business in whosoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear and casualty excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
9.5    Taxes. Each of Guarantor, Seller and its Subsidiaries shall duly and timely file or cause to be duly and timely filed, all federal, state, provincial, territorial, foreign and other income Tax returns and all other tax returns required to be filed under Applicable Law, and shall pay when due all Taxes imposed upon it or any of its respective properties or which it is required to withhold and pay over, and provide evidence of such payment to the Buyer if requested; provided that neither Seller nor Guarantor shall be required to pay any such Tax that is being contested in good faith by proper actions diligently conducted if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a Tax that has or may become a Lien that is not a Lien permitted hereunder against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Purchase Price to satisfy such Tax, , in each case except where the failure to file or pay any Tax would not reasonably be expected to result in a Material Adverse Effect.
9.6    Servicing of Mortgage Loans. Subject to Section 6.2, each of Seller and Guarantor shall, and pursuant to the applicable Servicing Agreement, each of Seller and Guarantor shall cause each Servicer to, service all Related Mortgage Loans at Guarantor’s and Seller’s expense and without charge of any kind to Buyer. Guarantor and Seller may delegate its obligations hereunder to service the Related Mortgage Loans (subject to Section 6.2) to one or more Servicers; provided that any such Servicer has been approved by Buyer and such Servicer has executed a Servicing Agreement, in a form acceptable to Buyer, with Guarantor. The failure of Guarantor and Seller to obtain the prior approval of Buyer regarding the delegation of its servicing obligations to a Servicer shall be considered an Event of Default hereunder. In any event, each of Guarantor or its delegate shall service such Related Mortgage Loans with the degree of care and in accordance with the servicing standards generally prevailing in the industry, including those required by Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.
9.7    Evidence of Purchased Assets. Each of Seller and Guarantor shall indicate on its electronic books and records (including its computer records) that each Purchased Asset has been pledged to Buyer.
9.8    Defense of Title; Protection of Purchased Items. Each of Seller and Guarantor warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever. After the occurrence and continuance of an Event of Default, Guarantor and Seller shall allow Buyer to initiate, commence, appear in, defend or intervene in any proceeding, foreclosure, action or bankruptcy which would reasonably be expected to affect Buyer’s ownership or security of the Purchased Assets or Purchased Items or the value thereof, or the rights and powers of Buyer.
9.9    Further Assurances; UCC Matters; Protection and Perfection of Security Interests. With respect to Seller and Guarantor, each of Seller and Guarantor agree promptly to notify Buyer in writing of any change (i) in the legal name, (ii) in the identity or type of organization or (iii) in the jurisdiction of organization, in each case, within ten (10) Business Days of such change. Seller and Guarantor agree that from time to time, at Seller’s or Guarantor’s cost and expense, to promptly execute and deliver all further instruments and documents, and take all further action reasonably required by the Buyer (a) to perfect, protect or more fully evidence the Buyer’s security interest in the Purchased Assets and other Purchased Items and the related Mortgage Loans or (b) to enable the Buyer to exercise or enforce any of its rights hereunder, under any other Principal Agreement. Without limiting Seller’s obligation to do so, Seller and Guarantor hereby irrevocably authorize the filing of such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as Buyer may reasonably require. Each of Seller and Guarantor hereby authorizes Buyer to file one or more financing or continuation statements, and amendments thereto and assignments thereof, naming Seller or Guarantor as debtor, relative to all or any of Purchased Assets and other Purchased Items and the Related Mortgage Loans now existing or hereafter arising without the signature of Seller or Guarantor where permitted by law. A carbon, photographic or other reproduction of this Agreement, or any financing statement covering the Purchased Assets and other Purchased Items and the Related Mortgage Loans or any part thereof shall be sufficient as a financing statement.
9.10    Fidelity Bonds and Insurance. Seller and Guarantor shall maintain or cause to be maintained, at its own expense, insurance coverage as is customary, reasonable and prudent in light of the size and nature of Seller’s and Guarantor’s business as of any date after the Initial Closing Date. Seller and Guarantor shall be deemed to have complied with this provision if one of its Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to Guarantor. Upon the request of Buyer at any time subsequent to the Effective Date, Seller and Guarantor shall cause to be delivered to Buyer, a certification evidencing Seller’s and Guarantor’s coverage under any such policies. Guarantor shall not amend, cancel, suspend or otherwise change such policy in a manner prohibited by any applicable Agency without the prior written consent of Buyer.
9.11     [Reserved].
9.12    Additional Repurchase or Warehouse Facilities. Guarantor shall maintain throughout the term of this Agreement, with nationally recognized and established counterparties (other than Buyer) mortgage loan repurchase or warehouse facilities that, in the aggregate: (a) provide funding in an amount equal to at least the Aggregate Transaction Limit; (b) provide funding on a committed basis in an amount equal to at least the Committed Amount; and (c) accommodate wet mortgage loans in an amount not less than the amount provided hereunder.
9.13    MERS. Guarantor will comply in all material respects with the rules and procedures of MERS in connection with the servicing of all Related Mortgage Loans that are registered with MERS for as long as such Related Mortgage Loans are so registered.

9.14    Agency Audit and Approval Maintenance. Guarantor shall (i) at all times maintain copies of relevant portions of all final written Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from each Agency and (ii) take all actions necessary to maintain its respective Approvals.
9.15    Financial Covenants. Guarantor shall comply with the Financial Covenants.
9.16    Quality Control. Guarantor shall, at all times, maintain an internal quality control program that verifies, on a regular basis, the existence and accuracy of all legal documents, credit documents, property appraisals, and underwriting decisions related to the Purchased Assets.
9.17    Post-Closing Deliverables (Principal Agreements). Seller and Guarantor shall make commercially reasonable efforts to deliver to Buyer, within [***] of the Effective Date and, in any event, within [***] of the Effective Date (or such other later date agreed by Buyer in writing in its sole and absolute discretion), (i) the Disbursement Agreement Account Control Agreement, in form and substance satisfactory to Buyer in its sole and absolute discretion and fully executed by all parties thereto, (ii) the Custodial Account Control Agreement, in form and substance satisfactory to Buyer in its sole and absolute discretion and fully executed by all parties thereto, (iii) an amendment to the Joint Securities Account Control Agreement, in form and substance satisfactory to Buyer in its sole and absolute discretion and fully executed by all parties thereto, (iv) an amendment to the Intercreditor Agreement, in form and substance satisfactory to Buyer in its sole and absolute discretion and fully executed by all parties thereto and (v) an opinion of counsel, in form and substance satisfactory to Repo Agent, as to (A) enforceability of the agreements described in clauses (i), (ii), (iii) and (iv) above, and (B) the first priority perfected security interest with respect to the accounts referenced in the agreements described in clauses (i) and (ii) above.
9.18    Post-Closing Deliverables (Other Documents). Seller and Guarantor shall make commercially reasonable efforts to deliver to Buyer, within [***] of the Effective Date and, in any event, within [***] of the Effective Date (or such other later date agreed by Buyer in writing in its sole and absolute discretion), a copy of Guarantor’s errors and omissions insurance policy or mortgage, amended to include Seller, pursuant to Section 7.1(b)(viii).
ARTICLE 10
NEGATIVE COVENANTS
Each of Seller and Guarantor hereby covenants and agrees with Buyer that (i) solely with respect to the Guarantor, from the Initial Closing Date and (ii) with respect to the Seller and Guarantor, from the Effective Date, and, in each case, during the term of this Agreement and for so long as there remain any obligations of Seller or Guarantor to be paid or performed under this Agreement and the other Principal Agreements, each of Seller and Guarantor shall comply with the following:
10.1    Lines of Business. None of Seller or Guarantor shall make any material change in the nature of its business as carried on at the Effective Date and business activities that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.
10.2    Dividends, Etc. Each of Seller and Guarantor shall not make, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations)

on account of Seller’s or Guarantor’s Equity Interests, or redeem, purchase, retire, or otherwise acquire any of its Equity Interests, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests, or undertake any new obligation (contingent or otherwise) to do any of the foregoing if any Default or Event of Default exists or will exist after giving effect thereto; provided that, notwithstanding the foregoing, Seller shall be permitted to make such a dividend, payment or distribution with Buyer’s written consent.
10.3    Liens on Purchased Assets and Purchased Items. Each of Seller and Guarantor acknowledge that with respect to each Transaction, Seller shall have sold the Purchased Assets and related Purchased Items and Seller shall have granted a first priority security interest in its right, title and interest in, to and under such Purchased Assets and Purchased Items, and Guarantor shall have granted to Buyer a first priority security interest in its right, title and interest in, to and under the Purchased Assets and other Purchased Items and the Related Mortgage Loans (including the Servicing Rights related to the Related Mortgage Loans) in the event such Transaction is deemed a loan. Accordingly, neither Seller nor Guarantor shall grant, create, incur or suffer to exist any Lien upon the Purchased Assets and other Purchased Items and the Related Mortgage Loans (including the Servicing Rights related to the Related Mortgage Loans), other than any Lien that constitutes a Permitted Collateral Lien.
10.4    Transactions with Affiliates. Except as contemplated herein with respect to transactions between Seller and Guarantor, neither Seller nor Guarantor shall enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions contemplated by the Principal Agreements, (ii) any other transactions (including the lease of office space or computer equipment or software by Seller or Guarantor from an Affiliate and the sharing of employees and employee resources and benefits) (a) in the ordinary course of business or as otherwise permitted hereunder, (b) pursuant to the reasonable requirements and purposes of Seller’s business or Guarantor’s business, as applicable, (c) upon fair and reasonable terms (and, to the extent material, pursuant to written agreements) that are consistent with market terms for any such transaction, (d) permitted by Sections 10.1, 10.2, 10.3 or 10.5, (iii) employment and severance arrangements and health, disability and similar insurance or benefit plans between Seller or Guarantor and their respective directors, officers, employees in the ordinary course of business, (iv) transactions pursuant to the Asset Management Strategy and (v) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of Seller or Guarantor to the extent attributable to the ownership or operation of Seller or Guarantor.
10.5    Consolidation, Merger, Sale of Assets and Change of Control. None of Seller or Guarantor shall (i) merge or consolidate or amalgamate, or divide, liquidate, wind up or dissolve itself (or suffer any division, liquidation, winding up or dissolution) unless (x) such merger, consolidation or amalgamation does not result in a Change of Control or (y) Seller or Guarantor, as applicable, is the sole surviving entity of such merger, consolidation or amalgamation, or (ii) sell all or substantially all of its assets.
10.6    [Reserved].
10.7    Servicing Rights. Notwithstanding anything to the contrary in this Agreement or any other Principal Agreement, each of Seller and Guarantor shall not, directly or indirectly, sever or separate the Servicing Rights and other servicing provisions related to the Related Mortgage

Loans from the Related Mortgage Loans and shall not take any action inconsistent with such Servicing Rights and other servicing provisions of this Agreement and any other Principal Agreement constituting (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Principal Agreements.
10.8    Change in Organizational Documents. None of Seller or Guarantor shall amend modify or otherwise change any of its Governing Documents in any material respect, except any such amendments, modifications or changes or any such new agreements or arrangements that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
10.9    [Reserved].
10.10    Fiscal Year. Each of Seller and Guarantor shall not change its fiscal year-end from December 31 or change its method of determining fiscal quarters, without providing notice to the Buyer.
10.11    Pooled Mortgage Loans. Notwithstanding anything to the contrary in this Agreement or any other Principal Agreement, each of Seller and Guarantor shall not, directly or indirectly, replace any Related Mortgage Loan with a Mortgage-Backed Security pursuant to Section 3.7 that includes any mortgage loans in the related Pool that do not include such Related Mortgage Loans that such Mortgage-Backed Security replaced.
10.12    [***]. With respect to any repurchase agreement or credit facility secured by mortgage loan-related collateral in which Seller or Guarantor or their respective Subsidiaries, are parties to as seller, borrower or any other type of obligor, [***].
ARTICLE 11
DEFAULTS AND REMEDIES
11.1    Events of Default. The occurrence of any of the following conditions or events shall be an Event of Default:
(a)    any failure of Seller to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided that Buyer has tendered the related Purchase Price) that (i) is not otherwise remedied (a) pursuant to Section 6.3 by Seller’s payment thereunder of the resulting Margin Call caused by such delivery failure or (b) the return of the related Purchase Price to the Wire-Out Account pursuant to the Custodial and Disbursement Agreement or (ii) or is caused by the willful misconduct, recklessness, fraud or gross negligence of Seller or Guarantor; or
(b)    failure of Guarantor to perform its obligations under Section 6.2(h)(i); or
(c)    failure of Seller to (i) repurchase the Purchased Assets on the applicable Repurchase Date, (ii) perform its obligations under Section 6.3(b), (iii) make any required payment of Non-Usage Fees or Minimum Utilization Fees when due hereunder and such failure and such failure remains unremedied for a period of [***] Business Days after the earlier of (x) written notice of such failure shall have been given to Seller by Buyer or (y) the date upon which a Responsible Officer of Seller or Guarantor obtained actual knowledge of such failure or (ii) make any required payment of any other fee or other amount payable hereunder or under any other Principal Agreement when due and such failure remains unremedied for a period of [***] Business Days after the earlier of (x) written notice of such failure shall have been given to Seller or Guarantor by Buyer or (y) the date upon which a Responsible Officer of Seller obtained actual knowledge of such failure; or
(d)    failure of Seller, any Servicer or Guarantor to deliver any report (including financial statements) required to be delivered hereunder or under any Principal Agreement or Servicing Agreement and such failure continues for a period of [***] Business Days after the earlier of (x) written notice of such failure shall have been given to Seller, Guarantor or the related Servicer by Buyer or (y) the date upon which a Responsible Officer of Seller or Guarantor obtained actual knowledge of such failure; or
(e)    Seller or Guarantor shall fail to comply with Section 14.5; or
(f)    [Reserved]; or
(g)    (i) Seller, Guarantor or any of their respective direct or indirect Subsidiaries shall default under, or fail to perform as required under, or shall otherwise breach (after expiration of all applicable grace periods) the terms of any instrument, agreement or contract involving outstanding unpaid obligations of $[***] or more owing by any such Person to Buyer or any of Buyer’s Affiliates; (ii) the failure of Seller or Guarantor to make any payment when due (after expiration of all applicable grace periods) on any of Debt of Seller or Guarantor having an aggregate principal amount outstanding of $[***] or more (each, a “Material Debt Facility”) or (iii) knowledge of an occurrence of any other “event of default” under any Material Debt Facility, which is continuing and has not been waived by the holders of such Debt within [***] Business days of the occurrence of any such “event of default”; or
(h)    any representation, warranty or certification made or deemed made herein or in any other Principal Agreement by Seller or Guarantor or any certificate furnished to Buyer pursuant to the provisions thereof (after giving effect to any qualification as to materiality set forth therein, if any), shall prove to have been false or misleading in any material respect as of the time made or furnished and continues for a period of [***] Business Days after the earlier of (x) written notice of such failure shall have been given to Seller, Guarantor or the related Servicer by Buyer or (y) the date upon which a Responsible Officer of Seller or Guarantor obtained actual knowledge; provided that the representations and warranties set forth in Section 8.2 and Section 8.3 shall be considered solely for the purpose of determining the Asset Value of the Purchased Assets, unless (i) Seller or Guarantor shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer in good faith to be materially false or misleading on a regular basis; or
(i)    (i) Seller or Guarantor shall fail to perform or observe the Financial Covenants or any negative covenant under Section 10, (ii) Seller or Guarantor shall fail to perform or observe the covenants set forth in Sections 9.1, 9.2, 9.3, 9.9 (solely with respect to any notice requirements therein), 9.6, 9.8, 9.11 or 9.13, and such failure shall continue unremedied for [***] Business Days after the earlier of (A) a written notice of such failure shall have been given to Seller or Guarantor by the Buyer or (B) the date upon which a Responsible Officer of Seller or Guarantor obtained knowledge of such failure

(and giving effect to any grace or other cure periods set forth therein), or (iii) except as set forth in clauses (i) and (ii) hereof, Seller or Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Principal Agreement, and, such failure shall continue unremedied for [***] days after the earlier of (A) a written notice of such failure shall have been given to Seller or Guarantor by the Buyer or (B) the date upon which a Responsible Officer of Seller or Guarantor obtained knowledge of such failure; or
(j)    an Insolvency Event shall have occurred with respect to Seller or Guarantor; or
(k)    there shall remain in force, undischarged, unsatisfied, unbonded and unstayed for more than [***] consecutive days, or, if a stay of execution is procured, [***] days from the date such stay is lifted, any final non-appealable monetary judgment against Seller or Guarantor in excess of $[***] over and above the amount of insurance coverage available from a financially sound insurer that has not denied coverage; or
(l)    any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to (i) condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property or assets of Seller or Guarantor or any of their respective Affiliates; (ii) displace the management of Seller or Guarantor or any of their respective Affiliates or to curtail its authority in the conduct of their respective business; or (iii) to remove, limit or restrict the approval of Seller or Guarantor or any of their respective Affiliates or Subsidiaries as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby; or
(m)    Seller or Guarantor shall disavow or deny its obligations hereunder or shall contest the validity or enforceability of (i) the Principal Agreements or (ii) Buyer’s interest in any Purchased Assets or other Purchased Items; or
(n)    a default by Seller or Guarantor shall occur and be continuing for [***] Business Days beyond the expiration of any applicable grace period under any other Principal Agreement; provided (i) that if such default would otherwise lead to an Event of Default hereunder in the absence of the application of this clause (n), this clause have no effect or (ii) if such Principal Agreement provides for a shorter period before a default may be declared under such Principal Agreement, the terms of such Principal Agreement shall apply notwithstanding anything to the contrary in this clause (n); or
(o)    any (i) Principal Agreement shall for whatever reason (including an event of default thereunder) be terminated or cease to be in full force and effect (other than by the occurrence of the Facility Termination Date) or shall be declared null and void (in each case for any reason other than the failure of the Buyer to take any action within its control), without the consent of Buyer (other than, with respect to the Custodial and Disbursement Agreement, due to the resignation of the Custodian for reasons other than a breach by Seller of the Custodial and Disbursement Agreement), or the Lien granted herein to Buyer shall for any reason cease to be a valid, first priority lien upon the Purchased Assets or the Purchased Items or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer of any of the Purchased Items or (ii) Seller or Guarantor shall deny in writing that it has any further liability under any Principal Agreement to which it is a party or shall contest the validity or perfection of any Lien covered by this Agreement or any other Principal Agreement; or
(p)    [Reserved];
(q)    Seller or Guarantor shall fail to maintain [***] or more Approvals relating to Purchased Assets or Related Mortgage Loans; provided that if Seller or Guarantor fail to maintain [***] relating to the Purchased Assets or Related Mortgage Loans, such failure shall only be an Event of Default if the Related Mortgage Loans requiring such Approval have not been repurchased within [***]; or
(r)    a Change of Control shall occur; or
(s)    a Servicer Termination Event shall occur and, either (i) such Servicer Termination Event shall not have been cured within [***] calendar days or (ii) with respect to a Servicer Termination Event with respect to a Servicer other than Guarantor or Seller or Guarantor has not appointed a successor Servicer acceptable to Buyer and delivered a fully executed Servicing Agreement and Servicer Notice, if applicable, with such successor Servicer, in each case within [***] calendar days following the occurrence of such breach or Servicer Termination Event; or
(t)    Seller’s or Guarantor’s membership in MERS is terminated for any reason; or
(u)    a Servicer fails to make any Servicing Advance required to be made under the related Servicing Agreement, the related Servicer Notice, or this Agreement, as applicable, with respect to the Purchased Assets; or
(v)    Seller or Guarantor becomes, or becomes Controlled by, an entity required to register as an “investment company” under the 1940 Act; or
(w)    [Reserved];
(x)    an ERISA Event shall have occurred that, in the opinion of Buyer, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.
With respect to any Event of Default which requires a determination to be made as to whether such Event of Default has occurred, such determination shall be made in Buyer’s sole and absolute discretion and Guarantor and Seller hereby agrees to be bound by and comply with any such determination by Buyer. If Buyer expressly waives an Event of Default in writing, then such Event of Default shall be deemed to not be continuing.
11.2    [Reserved].
11.3    Remedies. Upon the occurrence and during the continuance of an Event of Default, Buyer may, by notice to a Responsible Officer of Seller and Guarantor, declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be immediately due and payable, whereupon the same shall become immediately due and payable, and the obligation of Buyer to enter into Transactions shall thereupon terminate; provided that the acceleration of all Repurchase Prices and termination of Buyer’s obligation to enter into Transactions shall immediately occur upon the occurrence of an Event of Default under Section 11.1, (j), (l) and (m), notwithstanding that Buyer may not have provided any such notice to a Responsible Officer of Seller and Guarantor. Further, it is understood and agreed that upon the occurrence and during the continuance of an Event of Default, each of Guarantor and Seller shall strictly comply with the negative covenants contained in Article 10 hereunder and in no event shall Guarantor or Seller declare and pay any dividends, incur additional Debt, make payments on existing Debt or otherwise distribute or transfer any of Guarantor’s or Seller’s property and assets to any Person without the prior written consent of Buyer. Upon the occurrence and during the continuance of any Event of Default, Buyer may also, at its option, exercise any or all of the following rights and remedies (including any such rights and remedies that relate to the Participation Interests represented by the Participation Certificate issued under the Participation Agreement):
(a)    to take possession of any of the Purchased Items including any records that pertain to the Purchased Items, or to commence an action to take possession of such records. Without limiting the rights of Buyer to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Agreement, Seller and Guarantor acknowledge and agree that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall each be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages;
(b)    assign legal title to the Purchased Assets and/or the Related Mortgage Loans to Buyer;
(c)    after assigning legal title to the Purchased Assets and/or Related Mortgage Loans to Buyer, communicate with and notify Mortgagors of the Related Mortgage Loans and obligors under other Purchased Assets or on any portion thereof, whether such communications and notifications are in oral, written or electronic form, including, without limitation, communications and notifications that the Purchased Assets and/or Related Mortgage Loans have been assigned to Buyer and that all payments thereon are to be made directly to Buyer or its designee (subject to the rights of any Servicer under any Servicing Agreement);
(d)    settle compromise, or release, in whole or in part, any amounts owing on the Related Mortgage Loans, Purchased Assets or other Purchased Items or any portion of the Purchased Items, on terms acceptable to Buyer; enforce payment and prosecute any action or proceeding with respect to any and all Related Mortgage Loans, Purchased Assets or other Purchased Items; and where any Related Mortgage Loans, Purchased Asset or other Purchased Item is in default, foreclose upon and enforce security interests in, such Related Mortgage Loans, Purchased Asset or other Purchased Item by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;
(e)    exercise any of its rights set forth herein in respect of the applicable Servicing Agreements or the Servicer Notices, if applicable, collect payments from Mortgagors and/or contract with a third party to subservice, any or all Related Mortgage Loans requiring servicing and/or perform any obligations required in connection with Purchase Commitments, with all of any such third party’s fees to be paid by Seller or Guarantor. In connection with collecting payments from Mortgagors and/or replacing the Servicer of any or all Related Mortgage Loans, Buyer may take possession of and open any mail addressed to Seller, remove, collect and apply all payments for Seller, sign Seller’s name to any receipts, checks, notes, agreements or other instruments or letters or appoint an agent to exercise and perform any of these rights. If Buyer so requests, Guarantor and Seller shall promptly forward (to the extent in Guarantor’s or Seller’s possession), or cause to be forwarded to Buyer or its designee, all further mail and all “trailing” documents, such as title insurance policies, deeds of trust, and other documents, and all loan payment histories, in electronic format, in each case, as same relate to the Purchased Assets;
(f)    proceed against Seller under this Agreement or against Guarantor under the Guaranty and Security Agreement, or both;
(g)    (i) sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Related Mortgage Loans (after obtaining title thereto) or Purchased Assets on a servicing-retained or servicing-released basis; provided that Buyer may purchase any or all of the Related Mortgage Loans or Purchased Assets at any public or private sale or (ii) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Related Mortgage Loans (after obtaining title thereto) or Purchased Assets, to give Seller credit for such Mortgage Loans or Purchased Assets in an amount equal to the Market Value of the Related Mortgage Loans or Related Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder; provided further that Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following any such sale and/or credit;
(h)    enter into one or more hedging arrangements covering all or a portion of the Purchased Assets and/or Related Mortgage Loans; and/or
(i)    pursue any rights and/or remedies available at law or in equity against Seller and/or Guarantor.
11.4    Treatment of Custodial Account. Notwithstanding any other provision of this Agreement, neither Guarantor nor Seller shall have any right to withdraw or release any funds in the Custodial Account to itself or for its benefit, nor shall it have any right to set-off any amount owed to it by Buyer against funds held by it for Buyer in the Custodial Account. During the continuance of an Event of Default, each of Guarantor and Seller shall, and/or shall cause the applicable Servicer, pursuant to the applicable Servicing Agreement, and Servicer Notice, if applicable, to promptly remit all funds related to the Purchased Assets in the Custodial Account to or at the direction of Buyer.
11.5    Sale of Related Mortgage Loans or Purchased Assets. With respect to any sale of Related Mortgage Loans or Purchased Assets pursuant to Section 11.3(g), each of Guarantor and Seller acknowledges and agrees that it may not be possible to purchase or sell all of the Related Mortgage Loans or Purchased Assets on a particular Business Day, or in a single transaction with the same purchaser, or in the same manner because the market for such Related Mortgage Loans or Purchased Assets may not be liquid. Seller further agrees that in view of the nature of the Related Mortgage Loans or Purchased Assets, liquidation of a Transaction or the underlying

Related Mortgage Loans or Purchased Assets does not require a public purchase or sale. Accordingly, Buyer may elect the time and manner of liquidating any Related Mortgage Loan or Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Related Mortgage Loan or Purchased Asset on the occurrence and during the continuance of an Event of Default, to liquidate all Related Mortgage Loans or Purchased Assets in the same manner or on the same Business Day, or constitute a waiver of any right or remedy of Buyer. Guarantor and Seller hereby waives any claims it may have against Buyer arising by reason of the fact that the price at which the Related Mortgage Loans or Purchased Assets may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate Repurchase Price amount of the outstanding Transactions, even if Buyer accepts the first offer received and does not offer the Related Mortgage Loans or Purchased Assets, or any part thereof, to more than one offeree. Each of Guarantor and Seller hereby agrees that the procedures outlined in Section 11.3(e) and this Section 11.5 for disposition and liquidation of the Related Mortgage Loans or Purchased Assets are commercially reasonable. Each of Guarantor and Seller further agrees that it would not be commercially unreasonable for Buyer to dispose of the Related Mortgage Loans or Purchased Assets or any portion thereof by using internet sites that provide for the auction of assets similar to the Related Mortgage Loans or Purchased Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.
11.6    No Obligation to Pursue Remedy. Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Guarantor and Seller. Guarantor and Seller further waive any right to require Buyer to (a) proceed against any Person, (b) proceed against or exhaust all or any of the Mortgage Loans or Purchased Assets or pursue its rights and remedies as against the Mortgage Loans or Purchased Assets in any particular order, or (c) pursue any other remedy in its power. Buyer shall not be required to take any steps necessary to preserve any rights of Guarantor or Seller against holders of mortgages prior in lien to the lien of any Mortgage Loan or Purchased Asset or to preserve rights against prior parties. No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by Guarantor and Seller. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.
11.7    No Judicial Process. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Guarantor and Seller hereby expressly waives, to the extent permitted by law, any right that Guarantor or Seller might otherwise have to require Buyer to enforce its rights by judicial process. Guarantor and Seller also waive, to the extent permitted by law, any defense that Guarantor or Seller might otherwise have to its obligations under this Agreement arising from use of nonjudicial process, enforcement and sale of all or any portion of the Mortgage Loans or Purchased Assets or from any other election of remedies. Guarantor and Seller recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
11.8    Reimbursement of Costs and Expenses. Buyer may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Mortgage Loan or Purchased Asset, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, reasonable and documented costs and expenses, including reasonable attorneys’ fees and disbursements and losses resulting from any hedging arrangements entered into by Buyer pursuant to Section 11.3(h), incurred or paid by Buyer in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the Repurchase Price.
11.9    Application of Proceeds. The proceeds of any sale or other enforcement of Buyer’s interest in all or any part of the Related Mortgage Loans or Purchased Assets shall be applied by Buyer:
(a)    first, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Buyer’s agents and counsel, and all reasonable and documented expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;
(b)    second, to the costs of cover and/or related hedging transactions;
(c)    third, to the payment of any other amounts due to Buyer under this Agreement other than the aggregate Repurchase Price;
(d)    fourth, to the payment of the aggregate Repurchase Price;
(e)    fifth, to all other obligations owed by Seller or Guarantor under this Agreement and the other Principal Agreements;
(f)    sixth, in accordance with Buyer’s exercise of its rights under Section 11.10 hereof; and
(g)    seventh, the remainder to (or at the direction of) Seller.
11.10    Rights of Set-Off. Buyer and its Affiliates (the “Buyer Parties”) shall have the right, after the occurrence and continuance of an Event of Default, to set-off claims and to appropriate or apply any and all deposits of money or property or any other Debt at any time held or owing by Buyer Parties to or for the credit of the account of Guarantor or Seller against and on account of the obligations and liabilities of Guarantor or Seller under this Agreement or the Credit Agreement, irrespective of whether or not Buyer shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Related Mortgage Loans or other third parties. Without limiting the generality of the foregoing, the Buyer Parties shall be entitled to apply property held by Buyer Parties with respect to any Transaction against obligations and liabilities owed by Guarantor or Seller to the Buyer Parties with respect to any “Transaction” under the Credit Agreement, but for the avoidance of doubt, the Buyer Parties shall not be entitled to apply property held by Buyer Parties with respect to any “Transaction” under the Credit Agreement against obligations and liabilities owed by Guarantor or Seller to the Buyer Parties with respect to any Transaction under the Agreement. The Buyer Parties may set off cash, the proceeds of any liquidation of the Related Mortgage Loans or Purchased Assets and all other sums or obligations owed by the Buyer Parties to Seller or Guarantor against all of Guarantor’s or Seller’s obligations to the Buyer Parties, whether under this Agreement, under a Transaction, or under any other agreement between the parties (including the Credit Agreement), or otherwise, whether or not such obligations are then due, without prejudice to the Buyer Parties’ right to recover any deficiency. Buyer agrees promptly to notify Guarantor or Seller after any such set-off and application made by the Buyer Parties; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Notwithstanding anything to the contrary contained herein or in any Principal Agreement, if Seller, Guarantor or any of their respective Affiliates (each such entity, a “Seller Entity”) owes any obligation to Buyer, GS&Co. or any Affiliate thereof, including in its capacity as Buyer (each such entity, an “Buyer Entity”), such Buyer Entity may, during the occurrence and continuance of a Default or an Event of Default, setoff and net: (i) any collateral pledged by any Seller Entity to any Buyer Entity or held or carried for any Seller Entity by any Buyer Entity; and (ii) any collateral required to be paid or returned by any Seller Entity to any Buyer Entity. Buyer agrees promptly to notify Seller after any such set-off and application made by any Buyer Entity; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Buyer, Guarantor and Seller each intends and agrees that all such payments pursuant to this Section 11.10 shall be “settlement payments” as such term is defined in Bankruptcy Code Section 741(8).
ARTICLE 12
INDEMNIFICATION
12.1    Indemnification. Except as expressly otherwise set forth in this Agreement to the contrary, each of Seller and Guarantor shall indemnify and hold harmless each of the Buyer Parties and any of their respective partners, officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, claims damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including without limitation reasonable fees and disbursements of any of its counsel) (“Losses”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transaction shall have been repaid in full) be imposed upon, incurred by or asserted against such Indemnified Party in any way relating to or arising out of (i) the execution or delivery of this Agreement or any other Principal Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Purchased Assets or the Transactions or Seller’s and Guarantor’s obligations thereunder, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party or by Seller, Guarantor or any of their respective Affiliates or Subsidiaries), except to the extent that such Losses have been found in a final, non-appealable judgment by a court of competent jurisdiction (or, should the parties mutually agree to binding arbitration, a final determination of the arbitrator) to have resulted directly and solely from the Indemnified Party’s gross negligence, or willful misconduct, (iv) any breach of a representation, warranty or covenant of a Seller, Guarantor or their officers, directors or employees in this Agreement, any other Principal Agreement or in any officer’s certificate or other document delivered pursuant hereto or thereto, and any and all actions taken or omissions pursuant hereto or thereto; provided, that, in the case of any representation or warranty set forth in Exhibit H, all determinations as to the existence of a breach of any such representation or warranty shall be made without reference to any qualification as to Seller’s or Guarantor’s knowledge, it being understood that all such qualifications are made in the interest of full and fair disclosure and to preclude claim of fraud and misrepresentation, but are not intended to limit the remedies available under this Section 12.1 for breach of any such representation or warranty), (v) the actual or alleged violation of any federal, state, municipal or local predatory lending laws and (vi) the actual or alleged presence of hazardous materials on any Mortgaged Property or any environmental action relating in any way to any Mortgaged Property. Each of Seller and Guarantor also agrees to reimburse an Indemnified Party within thirty (30) days following a receipt of an invoice therefor from such Indemnified Party for all such Indemnified Party’s reasonable and documented costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Principal Agreement (provided that if the terms of any Principal Agreement conflict with the foregoing, the terms of the Principal Agreement shall control) or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and documented, out-of-pocket disbursements of its external counsel. To the fullest extent permitted by any applicable law, each party hereto shall not assert, and hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Principal Agreements or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Transaction or the use of the proceeds thereof. The agreements in this Section 12.1 shall survive the repayment, satisfaction or discharge of all the other obligations and liabilities of the parties under the Principal Agreements. All amounts due under this Section 12.1 shall be fully payable within ten (10) calendar days after demand therefor. This Section 12.1 shall not apply to any amounts due and owing pursuant to Section 4.5 or with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
12.2    Reimbursement. Each of Seller and Guarantor (without duplication) agrees to pay within thirty (30) days following a receipt of an invoice therefor from Buyer, all of the reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with (i) the consummation and administration of the transactions contemplated hereby including, without limitation, all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Assets prior to the Initial Closing Date or pursuant to Section 6.6, or otherwise (including any fees payable to any Disbursement Agent or Calculation Agent appointed by Buyer based upon invoices, from time to time, provided by Buyer to Seller and Guarantor, provided by Buyer to Seller), (ii) the development, preparation and execution of, and any amendment, supplement, waiver, increase of the Aggregate Transaction Limit or modification to, any Principal Agreement or any other documents prepared in connection therewith, and (iv) all the reasonable and documented fees, disbursements and expenses of counsel to Buyer incurred in connection with any of the foregoing.
12.3    Payment of Taxes.
(a)    All payments made by or on account of any obligation of Guarantor or Seller under this Agreement or any other Principal Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (collectively, “Taxes”), except as required by applicable law. If Guarantor or Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) if such Tax is an Indemnified Tax (as defined below), pay to Buyer such additional amounts as may be necessary so that Buyer receives, free and clear of all such Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section), a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. In addition, Guarantor and Seller agree to timely pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, court or documentary taxes, intangible, filing or similar Taxes (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement except any such Taxes imposed on Buyer with respect to an assignment, other than an assignment made at the request of Seller or Guarantor, by a jurisdiction (or political subdivision thereof) having a present or former connection with Buyer (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing this Agreement) (“Other Taxes”). Other Taxes and Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of Guarantor or Seller under this Agreement shall be referred to in this Agreement as “Indemnified Taxes.”
(b)    Seller and Guarantor shall within thirty (30) calendar days after demand therefor, indemnify Buyer for the full amount of any and all Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 12.3) arising with respect to the Purchased Assets, the Principal Agreements and other documents related thereto and fully indemnify and hold Buyer harmless from and against any and all liabilities or reasonable expenses with respect to or resulting from any delay or omission to pay such Taxes, whether or not such Indemnified Taxes were correctly or legally imposed or assessed by the relevant Governmental Authority provided that if Buyer fails to give notice to Seller and Guarantor of the imposition of any Indemnified Taxes within 120 days following Buyer’s receipt of actual written notice of the imposition of such Taxes, there will be no obligation for Seller and Guarantor to pay interest or penalties attributable to the period beginning after such 120th day and ending seven (7) days after Seller or Guarantor receives notice from Buyer. A certificate as to the amount of any payment or liability of Buyer with respect to such Indemnified Taxes delivered to Seller by Buyer shall be conclusive absent manifest error. As soon as practicable after any payment of Taxes by Seller or Guarantor to a Governmental Authority pursuant to this Section 12.3, Seller or Guarantor shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer, and provided further that in no event shall Buyer be required to complete, execute or submit to Seller any of the documentation listed in Section 12.3(d) if there is a change in United States law prohibiting provision of any such documentation which occurs subsequent to the date on which applicable documentation listed under Section 12.3(d) was previously provided by Buyer to Seller in accordance with the requirements of Section 12.3(d).
(c)    If Buyer is entitled to an exemption or reduction of withholding Tax with respect to payments made under this Agreement, Buyer shall deliver to Seller and Guarantor, as applicable, at the time or times reasonably requested by Seller or Guarantor, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that the completion, execution and submission of such documentation (other than the documentation listed in Section 12.3(d)) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.
(d)    Without limiting the generality of Section 12.3(c), if Buyer is (i) not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) not otherwise treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Buyer”) and is entitled to an exemption from or reduction of U.S. federal withholding Taxes with respect to payments made under this Agreement, Buyer shall provide Seller with an original, properly completed and duly executed United States Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI or any successor form prescribed by the IRS, together with any necessary attachments, (i) certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding tax on payments of interest or setting forth a basis to claim the benefits of the exemptions from U.S. withholding taxes for portfolio interest under Section 881(c) of the Code or (ii) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. If an IRS form previously delivered expires or becomes obsolete or inaccurate in any respect, each Foreign Buyer will update such form or promptly notify Seller of its legal inability to do so. Should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver an IRS form required hereunder, Seller shall, at no cost or expense to Seller, take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes. Upon the execution of this Agreement or otherwise becoming a Buyer, each Buyer that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Seller an original, properly completed and duly executed IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Seller as will enable Seller to determine whether or not such Buyer is subject to backup withholding or information reporting requirements.
(e)    Nothing contained in this Section 12.3 shall require Buyer to make available any of its Tax returns or other information that it deems to be confidential or proprietary or otherwise subject Buyer to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of Buyer, except for such IRS forms Buyer is required to deliver to Seller under Section 12.3(d).

(f)    If a payment made to Buyer under this Agreement would be subject to U.S. federal withholding tax imposed under FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    If Buyer determines, in its discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 12.3 (which amounts shall include the payment of additional amounts pursuant to this section), it shall pay to Seller an amount equal to such refund (but only to the extent of indemnity payments made under this section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Buyer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Seller, upon the request of Buyer, shall repay to Buyer the amount paid over pursuant to this Section 12.3(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Buyer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 12.3(g), in no event will Buyer be required to pay any amount to Seller pursuant to this Section 12.3(g) the payment of which would place Buyer in a less favorable net after-Tax position than Buyer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments had never been paid.
(h)    Buyer shall indemnify Seller, within ten (10) days after demand therefore, for any Taxes attributable to Buyer’s failure to comply with the provisions of Section 14.7 relating to the maintenance of a Participant Register.
(i)    Each party’s obligations under this Section 12.3 shall survive any assignment of rights by, or the replacement of, Buyer, and the repayment, satisfaction or discharge of all obligations under any Principal Agreement.
12.4    Buyer Payment. If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Article 12, such amount may be paid on behalf of Seller by Buyer, in its discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under any of the Principal Agreements.
12.5    Agreement not to Assert Claims. Each of Guarantor and Seller agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Principal Agreements, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE

NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
12.6    Survival. Without prejudice to the survival of any other agreement of Guarantor or Seller hereunder, the covenants and obligations of Guarantor and Seller contained in this Article 12 shall survive the payment in full of the Repurchase Prices and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.
ARTICLE 13
TERM AND TERMINATION
13.1    Term. Provided that no Event of Default has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Initial Closing Date and continue until the Facility Termination Date. On the date of expiration or termination of this Agreement, all amounts due Buyer under the Principal Agreements shall be immediately due and payable without notice to Guarantor or Seller and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Guarantor or Seller in default, all of which are hereby expressly waived by Guarantor and Seller.
13.2    Termination.
(a)    This Agreement may be, without cause and for any reason whatsoever, terminated by mutual agreement between Buyer, Seller and Guarantor.
(b)    Upon termination of this Agreement in accordance with this Agreement, all outstanding amounts due to Buyer under the Principal Agreements shall be immediately due and payable without notice (except as expressly set forth in this Agreement) to Guarantor or Seller and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Guarantor or Seller in default, all of which are hereby expressly waived by Guarantor and Seller. Further, any termination of this Agreement shall not affect the outstanding obligations of Seller under this Agreement or any other Principal Agreement and all such outstanding obligations and the rights and remedies afforded Buyer in connection therewith, including, without limitation, those rights and remedies afforded Buyer under this Agreement, shall survive any termination of this Agreement. Buyer shall not be liable to Seller for any costs, loss or damages arising from or relating to a termination by Buyer in accordance with any subsection of this Section 13.2.
13.3    Extension of Term. Upon mutual agreement of Seller, Guarantor and Buyer, the term of this Agreement may be extended. Such extension may be made subject to the terms and conditions hereunder and to any other terms and conditions as Buyer may determine to be necessary or advisable. Under no circumstances shall such an extension by Buyer be interpreted or construed as a forfeiture by Buyer of any of its rights, entitlements or interest created hereunder. Each of Seller and Guarantor acknowledge and understand that Buyer is under no obligation whatsoever to extend the term of this Agreement beyond the initial term.

ARTICLE 14
GENERAL
14.1    Integration; Servicing Provisions Integral and Non-Severable. This Agreement, together with the other Principal Agreements, and all other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which such communications are merged herein. All Transactions hereunder constitute a single business and contractual relationship and each Transaction has been entered into in consideration of the other Transactions. Accordingly, each of Buyer, Guarantor and Seller agrees that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted. Without limiting the generality of the foregoing, the provisions of this Agreement related to the servicing and the Participation Interest in the Servicing Rights of the Related Mortgage Loans are integral, interrelated, and are non-severable from the purchase and sale provisions of the Agreement. Buyer has relied upon such provisions as being integral and non-severable in determining whether to enter into this Agreement and in determining the Purchase Price methodology for such Mortgage Loans. The integration of these servicing provisions is necessary to enable Buyer to obtain the maximum value from the sale of the Purchased Assets or Related Mortgage Loans by having the ability to sell the Participation Interest in the Servicing Rights related to the Related Mortgage Loans free from any claims or encumbrances. Further, the fact that Seller, Guarantor or any Servicer may be entitled to a servicing fee for interim servicing of the Related Mortgage Loans or that Buyer may provide a separate notice of default to Guarantor or Seller or any Servicer regarding the servicing of the Related Mortgage Loans shall not affect or otherwise change the intent of Guarantor, Seller and Buyer regarding the integral and non-severable nature of the provisions in the Agreement related to servicing and Servicing Rights nor will such facts affect or otherwise change Buyer’s ownership of a Participation Interest in the Servicing Rights related to the Related Mortgage Loans.
14.2    Amendments. Other than as contemplated by Section 9.15, no modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is sought.
14.3    No Waiver. No failure or delay on the part of Seller, Guarantor or Buyer in exercising any right, power or privilege hereunder and no course of dealing between Seller, Guarantor and Buyer shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer.
14.4    Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that Guarantor, Seller or Buyer would otherwise have. No notice or demand on Seller or Guarantor in any case shall entitle Seller or Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand.

14.5    Rehypothecation; Assignment. The Principal Agreements may not be assigned by Guarantor or Seller. The applicable Principal Agreements, along with Buyer’s right, title and interest, including its security interest, in any or all of the Related Mortgage Loans, Purchased Assets and other Purchased Items, may, at any time, be transferred or assigned, in whole or in part, by Buyer (including but not limited to any such transfer or assignment to a Federal Reserve Bank or Federal Home Loan Bank); provided that no such assignment or pledge shall release the transferor Buyer from its obligations hereunder. Any transferee or assignee of Buyer may enforce any such Principal Agreements and such security interest directly against Seller and Guarantor.
Buyer shall have free and unrestricted use of all Purchased Assets and nothing shall preclude Buyer from engaging in repurchase transactions with such Purchased Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating such Purchased Assets; provided, that no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on the Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim as set forth in Section 6.5.
Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a register (the “Register”) on which it shall record the rights of Buyer and any assignee of Buyer under this Agreement, and each assignment. The Register shall include the names and addresses of Buyer (including all assignees or successors) and the percentage or portion of such rights and obligations assigned. The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this agreement; provided, however, that a failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable advance notice.
Notwithstanding any other provision of this Agreement to the contrary, Buyer may pledge as collateral, or grant a security interest in, all or any portion of its rights in, to and under this Agreement and any other Principal Agreement, to (i) a security trustee in connection with the funding by Buyer of Transactions or (ii) a Federal Reserve Bank to secure obligations to such Federal Reserve Bank, in each case without the consent of Seller; provided that no such pledge or grant shall release Buyer from its obligations under this Agreement.
14.6    Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
14.7    Participations. Buyer may sell participation interests in its obligations hereunder (each such recipient of a participation a “Participant”); provided that after giving effect to the sale of such participation, Buyer’s obligations hereunder and rights to consent to any waiver hereunder or amendment hereof shall remain unchanged, Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable to Buyer hereunder and all rights to consent to any waiver hereunder or amendment hereof shall be determined as if Buyer had not sold such participation interest, and Guarantor and Seller shall continue to deal solely and directly with Buyer. If Buyer sells a participation it shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of each Participant and the outstanding principal amounts (and accrued interest) of each Participant’s interest in the Purchased Assets or other obligations under the Principal Agreements

(the “Participant Register”); provided that Buyer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Principal Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each recipient of a participation shall, to the fullest extent permitted by law, have the same rights, benefits and obligations, hereunder with respect to the rights and benefits so participated as it would have if it were Buyer hereunder, except that no Participant shall be entitled to receive any greater payment than Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.
14.8    Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included.
14.9    Additional Instruments. Guarantor and Seller shall execute and deliver such further instruments and shall do and perform all matters and things necessary or expedient to be done or observed for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.
14.10    Survival. All representations, warranties, covenants and agreements herein contained on the part of Guarantor and Seller shall survive any Transaction and shall be effective so long as this Agreement is in effect or there remains any obligation of Seller hereunder to be performed.
14.11    Notices.
(a)    All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by electronic mail, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:
If to Seller:    HPFC Sub 1 LLC
2211 Old Earhart Road
Suite 250
Ann Arbor, MI 48105
Attention: Legal
Email: [***]

If to Guarantor:    Home Point Financial Corporation
2211 Old Earhart Road

Suite 250
Ann Arbor, MI 48105
Attention: Legal
Email: [***]
If to Buyer:    Goldman Sachs Bank USA
    2001 Ross Avenue, Suite 2800
    Dallas, TX 75201
    Attn: Warehouse Lending
    Email: [***]

All written notices shall be conclusively deemed to have been properly given or made when duly delivered, if delivered in person or by overnight delivery service, or on the fifth (5th) Business Day after being deposited in the mail, if mailed in accordance herewith, or upon transmission by the sending party of an electronic mail with respect to which no delivery failure is received by such sending party, if delivered by electronic mail. Notwithstanding the foregoing, any notice of termination shall be deemed effective upon mailing, transmission, or delivery, as the case may be.
(b)    All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder which are not required to be in writing may also be provided electronically either (i) as an electronic mail sent and addressed to the respective parties hereto at their respective electronic mail addresses set forth below, or as to any such party, at such other electronic mail address as may be designated by it in a notice to the other or (ii) with respect to Buyer, via a posting of such notice on Buyer’s customer website(s).
If to Seller:    [***]
If to Guarantor:    [***]
If to Buyer:    [***]
14.12    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
14.13    Submission to Jurisdiction; Service of Process; Waivers. All legal actions between or among the parties regarding this Agreement, including, without limitation, legal actions to enforce this Agreement or because of a dispute, breach or default of this Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions. The parties hereto irrevocably consent and agree that venue in such courts shall be convenient and appropriate for all purposes and, to the extent permitted by law, waive any objection that they may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties hereto further irrevocably consent and agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 14.11(a), and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
14.14    Waiver of Jury Trial. Each of Seller, Guarantor and Buyer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Principal Agreement or the transactions contemplated hereby or thereby.
14.15    Counterparts. This Agreement may be executed in any number of counterparts by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. The parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and by means of by means of (i) an original manual signature, (ii) a faxed, scanned, or photocopied manual signature, (iii) a pdf signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party (whether such signature is with respect to this Agreement or any notice, officer’s certificate or other ancillary document delivered pursuant to or in connection with this Agreement) and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.
14.16    Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provisions hereof.
14.17    Customer Information. This Agreement and its terms, provisions, supplements and amendments, and notices and reports delivered hereunder or under any other Principal Agreement, are proprietary to Buyer, Seller, and Guarantor, and shall be held by each party hereto, as applicable, in strict confidence, and shall not be disclosed to any third party without the written consent of Buyer, Seller, or Guarantor, as applicable, except for (i) disclosure to Buyer’s assignees, participants, prospective assignees or prospective participants, Buyer’s, Guarantor’s, or Seller’s direct and indirect Affiliates and Subsidiaries, agents, consultants, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, provided that, any such prospective assignee or prospective participant is advised of, and agrees in writing to be bound by, the provisions of this Section 14.17, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Principal Agreements, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that neither Seller nor Guarantor may disclose the name of or identifying information with respect Buyer or any pricing terms or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.
Each of Buyer, Seller and Guarantor understand that the Customer Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm Leach Bliley Act (the “GLB Act”), and each of Seller, Guarantor and Buyer agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act FTC’s Privacy Regulations, 16 C.F.R. Part 313, and Standards for Safeguarding Customer Information, 16 C.F.R. Part 314 and any other applicable local, federal and state privacy laws and regulations, and other applicable law of any government or agency or instrumentality thereof regarding the privacy or security of Customer Information (the “Privacy Requirements”). Each of Seller, Guarantor and Buyer agrees that it shall comply with the Privacy Requirements and shall cause all of its agents, employees, Affiliates, Subsidiaries and any other person or entity that receives the Customer Information from Seller, Guarantor or Buyer, respectively, to comply with the Privacy Requirements and Seller, Guarantor or Buyer, respectively, will promptly notify Seller, Guarantor or Buyer, as applicable, of any breach of the Privacy Requirements. Furthermore, each Seller and Guarantor shall maintain (and shall cause all of its respective agents, employees, in the case of Seller, Parent, Subsidiaries and any other person or entity that receives the Customer Information from Seller or Buyer) to maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including, if applicable, maintaining security measures designed to meet the Privacy Requirements. For purposes of this Section 14.17, “Customer Information” means any non-public personal information (as such term is defined in the FTC’s Privacy Regulations) concerning an obligor under a Related Mortgage Loan or Purchased Asset regardless of whether such information was provided by Seller, Guarantor or Buyer or was prepared by Seller, Guarantor or Buyer or any Affiliate or agent of Seller or Buyer based on or derived from the Customer Information. Any communications by Seller or Buyer with any obligor under a Related Mortgage Loan or Purchased Asset shall comply with all applicable laws, including, without limitation, the Telemarketing Sales Rule, as amended, 16 C.F.R. Part 310. Seller, Guarantor or Buyer shall permit the other and its designees, at Seller’s and Guarantor’s expense, as applicable, upon prior written notice and as reasonably agreed to by the parties hereto in timing and scope, to examine and verify compliance with the Privacy Requirements with respect to Customer Information which may include, but shall not be limited to, conducting information security assessments of such party and such party’s procedures. Notwithstanding the foregoing, Buyer may disclose Customer Information expressly for marketing purposes, as and to the extent permitted by the GLB Act. Buyer shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Buyer or any Affiliate of Buyer holds, (b) protect against any anticipated threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Buyer represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the GLB Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Buyer shall notify Seller promptly following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Seller or any Affiliate of Seller.
14.18    Intent. Each of Guarantor, Seller and Buyer recognize and intend that:
(a)    this Agreement and each Transaction hereunder constitutes a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and that the pledge of the Related Credit Enhancement in Section 6.1 constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. The parties intend (i) for each Transaction to qualify for the “safe harbor” treatment provided by the Bankruptcy Code and for each party to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code, a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, (ii) for the grant of a security interest set forth in Section 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, and (iii) that each party shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” and a “master netting agreement,” including (x) the rights, set forth in Section 11.3 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, (y) the right to offset or net out as set forth in this Agreement and in Sections 362(b)(6), 362(b)(7), 362(b)(27), and 362(o) of the Bankruptcy Code, and (z) the protections set forth in Section 546 of the Bankruptcy Code.
(b)    It is understood that Buyer’s right to accelerate or terminate this Agreement or to liquidate Purchased Assets and Related Mortgage Loans delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 11.3 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555, 559 and 561 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(c)    Each party hereto hereby further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of (i) this Agreement or any Transaction as a “repurchase agreement,” “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code, or (ii) Buyer as a “repo participant” within the meaning of the Bankruptcy Code except insofar as the type of asset subject to the Transaction or, in the case of a “repurchase agreement,” the term of the Transactions, would render such definition inapplicable.
(d)    The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets and Related mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A), 101(47) and 741 of the Bankruptcy Code.
(e)    The parties hereby understand, acknowledge and agree that all of the Purchased Assets (including cash) and Related Mortgage Loans shall qualify as eligible collateral under the definition of a “repurchase agreement” and/or “securities contract” under the Bankruptcy Code. However, to the extent that any of the Purchased Assets (including cash) and Related Mortgage Loans are determined to not qualify as eligible collateral under the definition of a “repurchase agreement”, “securities contract” or “master netting agreement” under the Bankruptcy Code, each of Seller and Guarantor hereby pledges to Buyer as security for the performance by Seller and Guarantor of its respective obligations under each Transaction, and hereby grants to Buyer a security interest in, those Purchased Assets (including cash), the Related Mortgage Loans and the Related Credit Enhancement which are determined to not qualify as eligible collateral under the definition of a “repurchase agreement”, “securities contract” or “master netting agreement” under the Bankruptcy Code. The parties intend that those Repurchase Assets (including cash), the Related Mortgage Loans and the Related Credit Enhancement which are determined to not qualify as eligible collateral under the definition of a “repurchase agreement” or “securities contract” under the Bankruptcy Code, shall be treated as collateral under a security agreement, arrangement or other credit enhancement related to this repurchase agreement, securities contract and master netting agreement under Sections 101(38A)(A), 101(47)(A)(v) 741(A)(xi) of the Bankruptcy Code, respectively. This pledge by Seller is in addition, and without prejudice, to the grant of a security interest in the Purchased Assets (including cash) under Section 6.
(f)    Each of Guarantor, Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a);
(g)    Any payments or transfers of property by Guarantor or Seller (i) on account of a Haircut, (ii) in partial or full satisfaction of a repurchase obligation, or (iii) fees and costs under this Agreement or under any Transaction shall in each case constitute “settlement payments” as such term is defined in Bankruptcy Code Section 741(8).
(h)    Each of Guarantor, Seller and Buyer agree that the Agreement and the Transactions entered into hereunder are part of a single integrated, simultaneously-closing suite of financial contracts. Accordingly, Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii)

that payments, deliveries and other transfers made by either Seller or Guarantor in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
14.19    Insured Depository Institution. The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction (hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
14.20    Netting Contract. (a)    It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
14.21    Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for U.S. federal income tax law and any relevant provisions of state or local tax law, but not for bankruptcy or any other non-tax purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and to treat the Purchased Assets as beneficially owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such tax treatment and agree to take no action inconsistent with this treatment, unless required by law.
14.22    Examination and Oversight by Regulators. Guarantor and Seller agree that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities. Guarantor and Seller shall comply with all reasonable requests made by Buyer to assist Buyer in complying with regulatory requirements imposed on Buyer.
14.23    Anti-Money Laundering Laws Notice. Buyer hereby notifies Guarantor and Seller that pursuant to the requirements of Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies Seller or Guarantor, which information includes the name and address of Seller or Guarantor and other information that will allow it to identify Seller or Guarantor in accordance with Anti-Money Laundering Laws. Guarantor and Seller shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by Buyer in order to assist Buyer in maintaining compliance with Anti-Money Laundering Laws.
14.24    Amendment and Restatement.
(a)    As of the Effective Date, the terms and provisions of the Existing Repurchase Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.
(b)    Notwithstanding the amendment and restatement of the Existing Repurchase Agreement, all amounts owing to Buyer under the Existing Repurchase Agreement whether on account of principal, interest or otherwise which remain outstanding shall constitute obligations owing hereunder. This Agreement is given in substitution of the Existing Repurchase Agreement, and not as payment of any amounts due by Original Seller thereunder, and is in no way intended to constitute a novation of the Existing Repurchase Agreement.
(c)    Upon the effectiveness of this Agreement on the Effective Date, unless the context otherwise requires, each reference to the Existing Repurchase Agreement in any of the Principal Agreements and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement. Except as expressly modified as of the Effective Date, all of the other Principal Agreements shall remain in full force and effect and are hereby ratified and confirmed.
(d)    Upon the effectiveness of this Agreement on the Effective Date, Original Seller is hereby released from the Existing Master Repurchase Agreement solely in its capacity as Original Seller and shall not have any further duties, obligations or liabilities as Original Seller thereunder or hereunder other than those of the Existing Master Repurchase Agreement that survive by their terms.

(Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:	GOLDMAN SACHS BANK USA

	By:	/s/ Bryan Holt

	Name:	Bryan Holt
	Title:	Authorized Person

SELLER:	HPFC SUB 1 LLC

	By:	/s/ Joseph Ruhlin

	Name:	Joseph Ruhlin
	Title:	Treasurer

GUARANTOR:	HOME POINT FINANCIAL CORPORATION

	By:	/s/ Joseph Ruhlin

	Name:	Joseph Ruhlin
	Title:	Senior Managing Director - Treasurer

ACKNOWLEDGED AND AGREED:

ORIGINAL SELLER:	HOME POINT FINANCIAL CORPORATION

	By:	/s/ Joseph Ruhlin

	Name:	Joseph Ruhlin
	Title:	Senior Managing Director - Treasurer
Signature Page to Master Repurchase Agreement

2

EXHIBIT A
GLOSSARY OF DEFINED TERMS
“Ability to Repay Rule”: 12 C.F.R. 1026.43(c), including all applicable official staff commentary.
“Acceptable Title Insurance Company”: A nationally recognized title insurance company that is acceptable to the Agencies and has not been disapproved by Buyer in a writing provided to Seller or Guarantor.
“Accepted Servicing Practices”: With respect to any related Mortgage Loan, those procedures (including collection procedures) that Seller customarily employs and exercises in servicing and administering similar mortgage loans for its own account and which are in accordance with (i) accepted mortgage servicing practices of prudent lending institutions for comparable mortgage loans in the jurisdiction where the related Mortgaged Property is located, (ii) Applicable Law and (iii) applicable Agency Guides, FHA Regulations, VA Regulations and RD Regulations.
“Account Bank”: (a) U.S. Bank, National Association, in its capacity as depository bank with respect to the Disbursement Account, as applicable, (b) Merchants Bank of Indiana, with respect to the Custodial Account or (c) such other party upon whom Buyer and Seller may mutually agree.
“Administrative Agent”: As defined in the Credit Agreement.
“Affiliate”: With respect to a Person, any other Person that (i) directly or indirectly through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with such Person or (ii) is an officer or director of such Person; provided that each Agency shall be specifically excluded as an Affiliate of Buyer. Solely for purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that other than Seller, Guarantor and their respective Subsidiaries (as applicable), no other portfolio company of Stone Point Capital LLC or its Affiliates shall be deemed to be an “Affiliate” of Seller or Guarantor.
“Agency”: Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.
“Agency Audit”: Any Agency, HUD, FHA, VA and RD audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency, HUD, FHA, VA or RD).
“Agency Eligible Mortgage Loan”: A Mortgage Loan that is originated in, and at all times remains in, Strict Compliance with the Agency Guides and the eligibility requirements specified for the applicable Agency Program, and is eligible for sale to or securitization by such Agency.
“Agency Guides”: The Ginnie Mae Guide, the Fannie Mae Guide, the Freddie Mac Guide, the FHA Regulations, the VA Regulations or the RD Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time (i) by Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA or the RD, as applicable, in the ordinary course of business and not at the request of Seller, Guarantor or any of their respective Affiliates and provided that any such amendment, supplement or other modification is applicable to at least one other Person that
    Exhibit A-1

is not an Affiliate of Seller or Guarantor in addition to Seller and Guarantor or (ii) at the request of Guarantor to Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA or the RD, as applicable, and as to which with respect to this clause (ii), (x) Guarantor has given prior written notice to Buyer of any such amendment, supplement or other modification and (y) Buyer shall not have reasonably objected.
“Agency Program”: The Ginnie Mae Program, the Fannie Mae Program and/or the Freddie Mac Program, as the context may require.
“Aggregate Outstanding Purchase Price”: The aggregate outstanding Purchase Price of all Transactions or specified Purchased Assets, as the case may be, as of any date of determination. For purposes of clarity, the Aggregate Outstanding Purchase Price shall include any Purchase Price funded irrespective of whether a Wet Mortgage Loan subject to the related Transaction actually closed until such Purchase Price is returned pursuant to this Agreement.
“Aggregate Transaction Limit”: The maximum aggregate principal amount of Transactions (measured by the related outstanding Purchase Price) that may be outstanding at any one time, as set forth in the Transactions Terms Letter.
“Aging Event”: With respect to any Purchased Asset and any date of determination, the origination date for the Related Mortgage Loans with respect to such Purchased Asset is greater than sixty (60) calendar days prior to such date of determination.
“Aging Event Asset”: If applicable per the Transactions Terms Letter, as of any date of determination, a Purchased Asset that is not a Defective Asset and was not repurchased prior to the occurrence of an Aging Event with respect to such Purchased Asset.
“Anti-Money Laundering Laws”: As defined in Section 8.1(y) of this Agreement.
“Applicable Law” shall mean all applicable laws of any Governmental Authority, including laws relating to consumer leasing and protection and any ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority.
“Applicable Pricing Rate”: With respect to any date of determination, the Benchmark;
“Appraisal”: A written appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by a Qualified Appraiser, which (i) complies with the requirements of FIRREA and the Uniform Standards of Professional Appraisal Practice (as developed by the Appraisal Standards Board of the Appraisal Foundations) and (ii) was delivered prior to the final approval of the Mortgage Loan.
“Approvals”: With respect to Guarantor or any Servicer, the approvals obtained by the applicable Agency, HUD, the VA or the RD in designation of Guarantor or such Servicer, as applicable, as a Ginnie Mae-approved issuer, an FHA-approved mortgagee, a VA-approved lender, a RD-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.
“Approved Investor”: Any Agency, Governmental Authority, Guarantor or Affiliate of Guarantor or, with respect to any other private institution, as approved by Buyer in its good faith discretion, purchasing such Related Mortgage Loans or Mortgage-Backed Securities on a forward basis from Guarantor or Buyer pursuant to a Purchase Commitment.
    Exhibit A-2

“Approved Originator”: Seller, Guarantor or a correspondent of Guarantor approved in accordance with Section 3.6(c) of this Agreement.
“Approved Payee”: Any of (a) a Closing Agent approved in accordance with Section 3.6(b) of this Agreement or (b) a Qualified Originator.
“Asset”: A Participation Interest in a Mortgage Loan, or in the case of a Pooled Mortgage Loan, the resulting Mortgage-Backed Security pursuant to Section 3.7.
“Asset Management Strategy” shall mean the off-balance sheet asset management strategy disclosed by Guarantor to Buyer prior to the Initial Closing Date, which strategy may be updated, from time to time, upon Guarantor disclosing such updated strategy to Buyer; provided, however, that if such proposed strategy is substantially inconsistent with the strategy disclosed prior to the Initial Closing Date, then such proposed strategy shall not constitute the “Asset Management Strategy” for purposes of this Agreement without prior consent of Buyer (such consent not to be unreasonably withheld).
“Asset Value”: With respect to each Purchased Asset and any date of determination, an amount equal to the following, as applicable:
(a)    if the Purchased Asset is not a Defective Asset, the lesser of (i) the product of the related Type Purchase Price Percentage and the least of (A) the Market Value of such Purchased Asset; (B) the unpaid principal balance of such Purchased Asset; (C) the purchase price paid by Seller for such Purchased Asset in an arms-length transaction with a Person that is not an Affiliate of Seller if it is a Mortgage Loan; and (D) the Takeout Price committed by the related Approved Investor, if applicable, as evidenced by the related Purchase Commitment; and (ii) the excess of (A) the Market Value of such Purchased Assets over (B) the product of (1) the excess of (a) 100% over (b) the related Type Purchase Price Percentage and (2) the unpaid principal balance of such Purchased Asset; or
(b)    if the Purchased Asset is a Defective Asset, zero.
“Assignment”: A duly executed assignment to Buyer in recordable form of a Related Mortgage Loan, of the indebtedness secured thereby and of all documents and rights related to such Related Mortgage Loan.
“Assignment of Closing Protection Letter”: An assignment assigning and subrogating Buyer to all of Seller’s rights in a Closing Protection Letter, substantially in the form of Exhibit D hereto.
“Available Tenor”: As of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Collection Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Collection Period” pursuant to clause (d) of Section 4.6.
“Bailee Agreement”: A bailee agreement or bailee letter that is in a form acceptable to Buyer.
“Bankruptcy Code”: Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.
    Exhibit A-3

“Benchmark”: Initially, LIBOR; provided, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” shall mean the Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 4.6 of this Agreement. It is understood that the Benchmark shall be adjusted at each applicable Reference Time.
“Benchmark Replacement”: For any Available Tenor, the first alternative set forth in the order below that can be determined by Buyer as for the applicable Benchmark Replacement Date:
(a)    the sum of: (i) Term SOFR and (ii) and the related Benchmark Replacement Adjustment;
(b)    the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;
(c)    the sum of: (i) the alternate benchmark rate that has been selected by Buyer as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its sole and absolute discretion. If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Replacement Adjustment”: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Accrual Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(a)    for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Buyer:
(i)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Collection Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(ii)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Collection Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
    Exhibit A-4

(b)    for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer and Seller for the applicable Corresponding Tenor; giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;
provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Buyer in its sole and absolute discretion.
“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Collection Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date”: The earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);;
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(c)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Seller, so long as the Buyer has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Seller, written notice of objection to such Early Opt-in Election from Seller.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark
    Exhibit A-5

Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: The period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Principal Agreement in accordance with Section 4.6 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Principal Agreement in accordance with Section 4.6.
“Borrower”: As defined in the Credit Agreement.
    Exhibit A-6

“Business Day”: Any day other than (a) a Saturday or a Sunday, (b) a day on which the Federal Reserve or the New York Stock Exchange is closed, (c) a day on which banks in the States of Michigan, New York, Minnesota, California, Illinois, or Texas (or such other states in which the principal office of the Custodian or the Disbursement Agent is subsequently located, as specified in writing by the Custodian or the Disbursement Agent to the parties hereto) are closed or (d) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted
“Buyer Parties”: As defined in Section 11.10 of this Agreement.
“Calculation Agent”: U.S. Bank National Association, any of its successors or permitted assigns, or any such other party appointed by Buyer.
“Cash”: Money, currency or a credit balance on hand or in any demand or deposit account.
“Cash Equivalents”: As of any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within [***] after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within [***] after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within [***] after such date and issued or accepted by Buyer or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $[***] and (c) has a rating of at least “AA-” from S&P and “Aa3” from Moody’s; and (iv) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $[***] and (c) has the highest rating obtainable from either S&P or Moody’s.
“Change of Control”: With respect to Seller and Guarantor, any time the Permitted Holders fail to collectively own, directly or indirectly, at least (a) (i) 50.01% of the Equity Interests of Seller and of Guarantor, and (ii) a majority of the aggregate ordinary voting power for the election of directors (or persons performing similar functions) of Seller or Guarantor.
“Closing Agent”: The Person designated in accordance with Section 3.6, to receive Purchase Prices from Disbursement Agent, for the account of Seller, for the purpose of (i) funding a Related Mortgage Loan or (ii) in the case of a new origination Wet Mortgage Loan or Dry Mortgage Loan as to which the origination funds are being remitted to the closing table, originating such Mortgage Loan in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being originated.
“Closing Protection Letter”: A document issued by a Closing Agent to Seller or Guarantor, issued by an Acceptable Title Insurance Company, which is fully assignable to Buyer to provide closing protection for one or more mortgage loan closings and to indemnify Seller or Guarantor for actual losses caused by certain kinds of misconduct by the Closing Agent that is customarily acceptable to Persons engaged in the origination of mortgage loans, which may be in the form of a blanket letter.
“Code”: The Internal Revenue Code of 1986, as amended.
    Exhibit A-7

“Collection Period”: (a) Initially, the period commencing on the Initial Closing Date up to but not including the first day of the following calendar month, and (b) thereafter, the period commencing on the first day of each calendar month up to but not including the first day of the following calendar month.
“Committed Amount”: As of any date of determination, the portion of the Aggregate Transaction Limit that is committed as of such date of determination, as set forth in the Transactions Terms Letter.
“Connection Income Taxes”: Taxes that are imposed as a result of a present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing this Agreement, being the legal owner of the Purchased Assets) to the jurisdiction imposing such Tax (or any political subdivision thereof) and that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Conventional Conforming Mortgage Loan”: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that fully conforms to all underwriting standards, loan amount limitations and other requirements of that standard Agency mortgage loan purchase program accepting only the highest quality mortgage loans underwritten without dependence on expanded criteria provisions, or that is approved by Fannie Mae’s Desktop Underwriter system or Freddie Mac’s Loan Prospector system.
“Corresponding Tenor”: With respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Agreement”: That certain Credit Agreement, dated as of July 11, 2019, among the Borrower, Home Point Capital Inc., as guarantor, Administrative Agent and the financial institutions party thereto as lenders (as amended, restated, supplemented or otherwise modified from time to time).
“Custodial Account”: As defined in Section 6.2(h) of this Agreement.
“Custodial Account Control Agreement”: The Amended and Restated Custodial Account Control Agreement, dated as of the Effective Date or such other date set forth therein, by and among Seller, Guarantor, Buyer and the related Account Bank, to perfect Buyer’s security interest in the Custodial Account, in form and substance acceptable to Buyer in its sole and absolute discretion, as the same may be amended from time to time.
“Custodial and Disbursement Agreement”: The Amended and Restated Custodial and Disbursement Agreement, dated as of the Effective Date, by and among Buyer, Guarantor, Seller, Disbursement Agent and Custodian with respect to this Agreement, as the same shall be modified and supplemented and in effect from time to time.
“Custodian”: U.S. Bank National Association, any of its successors or permitted assigns, or any other Person as appointed by Buyer (with the consent of Seller, as required under the Custodial and Disbursement Agreement).
“Customer Information”: As defined in Section 14.17 of this Agreement.
“Daily Simple SOFR”: For any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Buyer in accordance with the conventions for this rate selected or
    Exhibit A-8

recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if Buyer decides that any such convention is not administratively feasible for Buyer, then Buyer may establish another convention in its reasonable discretion: provided, further, that if Buyer decides that any such rate, methodology or convention determined in accordance with clause (a) or clause (b) is not administratively feasible for Buyer, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Debt”: As to any Person at any time, all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (d) reimbursement obligations under any letter of credit or Derivatives Contract (other than in connection with this Agreement); (e) obligations of such Person to pay the deferred purchase price of property or services; (f) Finance Lease Obligations; (g) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, and whether structured as a borrowing, sale and leaseback or a sale of assets for accounting purposes; (h) any guarantee or endorsement of, or responsibility for, any Debt of the types described in this definition; (i) liabilities secured by any Lien on property owned or acquired, whether or not such a liability shall have been assumed; (j) unvested pension obligations; and (k) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness; provided, however, that the foregoing shall exclude non-recourse debt accrued through a securitization sponsored by such Person.
“Default”: The occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.
“Default Rate”: The lesser of (a) the Applicable Pricing Rate plus [***], or (b) the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received under the laws of the United States and the State of New York, per annum.
“Defective Asset”: A Purchased Asset:
(a)    that is not or at any time ceases to be an Eligible Asset;
(b)    that is an interest in a Mortgage Loan and is the subject of fraud by any Person (including any Approved Originator) involved in the origination of such Mortgage Loan;
(c)    that is an interest in a Mortgage Loan and the related Mortgaged Property is the subject of material damage or waste;
(d)    for which any breach of a warranty or representation set forth in Section 8.2 occurs;
(e)    that was rejected by the Approved Investor set forth in the related Purchase Commitment;
(f)    that is a Related Mortgage Loan and it is determined to be ineligible for sale as a Related Mortgage Loan of the Type originally stipulated; or
(g)    for which the Aggregate Outstanding Purchase Price for all relevant Purchased Assets exceeds the product of the applicable Type Sublimit (expressed as a decimal and as
    Exhibit A-9

determined by the Type of Purchased Asset) and the Aggregate Outstanding Purchase Price.
“Delinquent Mortgage Loan”: Any mortgage loan with respect to which the related Mortgagor is greater than thirty (30) calendar days delinquent following the first date of delinquency under the MBA method of delinquency.
“Depository”: The Federal Reserve Bank of New York, or as otherwise defined in the glossary of the Ginnie Mae Guide, the Fannie Mae Guide or the Freddie Mac Guide, as applicable.
“Derivatives Contract”: Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, futures contract, forward commodity contract, mortgage-related forward pools contracts, including derivatives or “TBA’s”, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.
“Disbursement Account”: As defined in Section 3.5(e) of this Agreement.
“Disbursement Account Control Agreement”: The Amended and Restated Disbursement Account Control Agreement, dated as of the Effective Date or such other date set forth therein, by and among Buyer, Seller, Disbursement Agent and the related Account Bank with respect to this Agreement, as the same shall be modified and supplemented and in effect from time to time.
“Disbursement Agent”: U.S. Bank National Association, any of its successors or permitted assigns, or any other Person as appointed by Buyer (with the consent of Seller, as required under the Custodial and Disbursement Agreement).
“Dry Mortgage Loan”: A Mortgage Loan for which Buyer or its Custodian has possession of the related Mortgage Loan Documents, in a form and condition acceptable to Buyer (which for the avoidance of doubt could be a Wet Mortgage Loan on the related Purchase Date and convert to a Dry Mortgage Loan once all Mortgage Loan Documents have been received by Buyer or its Custodian).
“Early Opt-in Election”: If the then-current Benchmark is LIBOR, the occurrence of:
(a)    the determination by Buyer that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated or bilateral credit facilities are identified in such notice and are publicly available for review), and
(b)    the joint election by Buyer and Seller to trigger a fallback from LIBOR.
“Effective Date”: That effective date set forth in the recitals hereof
    Exhibit A-10

“Electronic Tracking Agreement”: That certain Amended and Restated Electronic Tracking Agreement, dated as of the Effective Date, by and among Buyer, Guarantor, MERSCORP Holdings, Inc. and MERS, as the same may be amended from time to time.
“Eligible Asset”: With respect to any Transaction (a) from and after the related Purchase Date, a Participation Interest in an Eligible Mortgage Loan, and (b) from and after the related Pooling Date, a Participation Interest in an Eligible Mortgage Loan that is a Pooled Mortgage Loan, as the context may require.
“Eligible Mortgage Loan”: A Mortgage Loan that meets the eligibility criteria set forth in the Transactions Terms Letter.
“Environmental Claim” shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; or (b) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” shall mean any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, or any other requirements of Governmental Authorities relating to (a) environmental matters; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Seller or Guarantor or any of their Subsidiaries or any Mortgaged Property.
“EPD Mortgage Loan”: Any mortgage loan with respect to which the related Mortgagor has not timely made the first monthly payment following the origination date of such mortgage loan, irrespective of any applicable grace period.
“Equity Interests”: All shares, interests, participations or other equivalents in the equity in a Person, including common stock, preferred stock, warrants, membership interests, partnership interests, limited partnership interests, convertible debentures, other debt securities which include voting rights in such Person referred to, and any and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.
“ERISA Affiliate”: Any person (as defined in Section 3(9) of ERISA) that together with Guarantor or Seller would be deemed to be a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code or ERISA Sections 4001(a)(14) or 4001(b)(1).
“ERISA Event”: (a) that a Reportable Event has occurred with respect to any Single Employer Plan; (b) the institution of any steps by Guarantor or any ERISA Affiliate, the Pension Benefit Guaranty Corporation or any other Person to terminate any Single Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single Employer Plan; (c) the institution of any steps by Guarantor or any ERISA Affiliate to withdraw from any Multiemployer Plan or written notification of Guarantor or any ERISA Affiliate concerning the imposition of withdrawal liability; (d) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code in
    Exhibit A-11

connection with any Single Employer Plan or Multiemployer Plan; (e) the cessation of operations at a facility of Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (f) with respect to a Single Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Single Employer Plan; (h) a determination that a Single Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (i) the insolvency of a Multiemployer Plan, written notification that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or any failure by Guarantor or any ERISA Affiliate to make any required payment or contribution to a Multiemployer Plan; or (j) the taking of any action by, or the threatening of the taking of any action by, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any of the foregoing.
“Escrow Instruction Letter”: The Escrow Instruction Letter from Seller or Guarantor to the Closing Agent, in the form provided by Seller or Guarantor, which shall include the wire instructions to the Closing Agent substantially in the form of Exhibit K hereto, as the same may be modified, supplemented and in effect from time to time.
“Event of Default”: Any of the conditions or events set forth in Section 11.1 of this Agreement.
“Excluded Taxes”: Any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Buyer being organized under the laws of, having its principal office or applicable lending office located in, or having another present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing this Agreement or being the legal owner of the Purchased Assets) to, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer under this Agreement pursuant to a law in effect on the date on which (i) such Buyer becomes a party hereto or (ii) such Buyer (other than at the request of Seller) changes its lending office, except, in each case, to the extent that, pursuant to Section 12.3, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed its lending office, (c) Taxes attributable to Buyer’s failure to comply with Sections 12.3(c), (d) or (f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order”: As defined in Section 8.1(z)(i) of this Agreement.
“Expiration Date”: As set forth in the Transactions Terms Letter.
“Facility Termination Date”: The earliest of (a) the Expiration Date set forth in the Transactions Terms Letter, (b) at Buyer’s option, upon the occurrence of an Event of Default that has not been waived by Buyer or, (c) the date that is twenty four (24) calendar months following the Initial Closing Date.
“Fannie Mae”: The Federal National Mortgage Association and any successor thereto.
“Fannie Mae Guide”: The Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.
    Exhibit A-12

“Fannie Mae HomeStyle Loan”: A Mortgage Loan that fully conforms to Fannie Mae’s HomeStyle Renovation mortgage loan program and is referred to as a “HomeStyle® Renovation Mortgage” by Fannie Mae.
“Fannie Mae Program”: The Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.
“FATCA”: (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any associated regulations; (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) implements any law or regulation referred to in clause (a) above; and (c) any agreement pursuant to the implementation of, and any fiscal or regulatory legislation, rules or practices adopted pursuant to, any treaty, law or regulation referred to in clause (a) or (b) above with any Governmental Authority in any jurisdiction.
“FHA”: The Federal Housing Administration of the United States Department of Housing and Urban Development and any successor thereto.
“FHA 203k Mortgage Loan”: A Mortgage Loan that is eligible for FHA’s 203(k) loan program.
“FHA Mortgage Insurance”: Mortgage insurance authorized under Sections 203(b), 213, 221(d)(2), 222, and 235 of the Federal Housing Administration Act and provided by the FHA.
“FHA Mortgage Insurance Contract”: A contractual obligation of the FHA respecting the insurance of a Mortgage Loan.
“FHA Regulations”: The regulations promulgated by HUD under the FHA Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to Government Mortgage Loans, including the related handbooks, circulars, notices and mortgagee letters.
“FICO Score”: The credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on the origination date of a Mortgage Loan; provided, that if (a) two separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score; and (b) three separate credit scores are obtained on such origination date, the FICO Score shall be the middle credit score.
“Finance Lease Obligation”: For any Person, the amount of Debt under a lease of property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.
“Financial Covenants”: The Financial Covenants contained in the Section of the Transactions Terms Letter titled “Financial Covenants.”
“FIRREA”: The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.
“Floor”: The benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.
    Exhibit A-13

“Foreign Buyer”: As defined in Section 12.3(d) of this Agreement.
“Freddie Mac”: The Federal Home Loan Mortgage Corporation and any successor thereto.
“Freddie Mac Guide”: The Freddie Mac Seller’s and Servicers’ Guide, as such guide may hereafter from time to time be amended.
“Freddie Mac Program”: The Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.
“Funding Deposit Account”: The non-interest bearing funding deposit account established and maintained by the Funding Deposit Account Bank, which includes any distinct subaccounts thereof, if applicable, bearing ABA Number: [***]; Acct. Name: [***]; Account Number: [***]; FFC: [***].
“Funding Deposit Account Bank”: U.S. Bank National Association, or such other party appointed by Buyer in its sole and absolute discretion.
“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession and that are applicable to the circumstances as of the date of determination.
“Ginnie Mae”: Government National Mortgage Association and any successor thereto.
“Ginnie Mae Guide”: The Ginnie Mae Mortgage-Backed Securities Guide I or II, as such guide may hereafter from time to time be amended.
“Ginnie Mae Program”: The Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.
“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association, operating agreement or trust agreement and/or other organizational, charter or governing documents.
“Government Mortgage Loan”: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is:
(a)    subject to FHA Mortgage Insurance under a FHA Mortgage Insurance Contract and is so insured, or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, was originated in Strict Compliance, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole and absolute discretion, does not exceed the applicable maximum mortgage limits as set forth in the FHA Regulations;
(b)    subject to a guarantee by the VA under a VA Loan Guaranty Agreement, or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended, was originated in Strict Compliance, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise
    Exhibit A-14

agreed to by Buyer in its sole and absolute discretion, does not exceed the applicable maximum mortgage limits as set forth in the VA Regulations; or
(c)    eligible to be guaranteed by the RD under a RD Loan Guaranty Agreement, and is so guaranteed pursuant to the provisions of the RD Regulations, and was originated in Strict Compliance, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole and absolute discretion, does not exceed the applicable maximum mortgage limits as set forth in the RD Regulations.
“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.
“GS Bank”: Goldman Sachs Bank USA.
“GS&Co.”: Goldman Sachs & Co. LLC.
“Guaranty and Security Agreement”: That certain Amended and Restated Guaranty and Security Agreement, dated as of the Effective Date, by Guarantor in favor of Buyer (as amended, restated, supplemented or otherwise modified from time to time).
“Haircut”: With respect to a Mortgage Loan and as shall be detailed in the related Transaction Request, the excess of (a) the amount required to be paid to the Approved Payee over (b) the related Purchase Price.
“Hazardous Materials” shall mean any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“HUD”: The United States Department of Housing and Urban Development or any successor thereto.
“Income”: With respect to any Purchased Asset at any time until repurchased by Seller, any principal and/or interest thereon and all dividends, Proceeds and other collections and distributions thereon, but excluding, for the avoidance of doubt, any amounts a third-party Servicer is entitled to retain pursuant to the related Servicing Agreement and any escrow amounts, including any sale or liquidation premiums, liquidation proceeds, insurance proceeds, net rental income, interest, dividends or other distributions payable thereon or any fees or payments of any kind received by the related Servicer.
“Indemnified Party” or “Indemnified Parties”: As defined in Section 12.1 of this Agreement.
    Exhibit A-15

“Indemnified Taxes”: As defined in Section 12.3(a) of this Agreement.
“Insolvency Event”: The occurrence of any of the following events with respect to any Person:
(i)    the commencement of: (a) a voluntary case by such Person under the Bankruptcy Code or (b) the seeking of relief by such Person under other debtor relief Laws in any jurisdiction outside of the United States;
(ii)    the commencement of an involuntary case against such Person under the Bankruptcy Code (or other debtor relief Laws) and the petition is not controverted or dismissed within sixty (60) days after commencement of the case;
(iii)    a custodian (as defined in the Bankruptcy Code) (or equal term under any other debtor relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;
(iv)    such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other debtor relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;
(v)    such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;
(vi)    any order of relief or other order approving any such case or proceeding referred to in clauses (i) or (ii) above is entered;
(vii)    such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or
(viii)    such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.
“Insurer”: A private mortgage insurer, which is acceptable to Buyer.
“Intercreditor Agreement”: That certain Amended and Restated Intercreditor Agreement, February 27, 2015, as amended from time to time, by and among Seller, Buyer and the other parties thereto.
“Investment Company Act”: As defined in Section 8.1(o) of this Agreement.
“ISDA Definitions”: The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
    Exhibit A-16

“Joint Securities Account Control Agreement”: That certain Amended and Restated Joint Securities Account Control Agreement, dated as of February 27, 2015, as amended from time to time, among Seller, Buyer and the other parties thereto.
“Jumbo Mortgage Loan”: Unless defined otherwise in the Transactions Terms Letter, a first lien Mortgage Loan (i) for which the original loan amount is greater than the applicable conventional conforming loan limits set by the Federal Housing Finance Authority in the jurisdiction where the related Mortgaged Property is located and (ii) which meets the transaction requirements set forth on Schedule 1 of the Transactions Terms Letter.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, guideline, judgment, injunction, writ, decree or award of any Governmental Authority.
“LIBOR”: The daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination;’’ provided, that if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement using LIBOR, then Buyer may, in addition to its rights under Section 4.4 and Section 4.6, select an alternative rate of interest or index in its discretion; provided further, that if at any time LIBOR shall be less than the LIBOR Floor, then LIBOR shall be deemed to be the LIBOR Floor at such time.
“LIBOR Floor”: As defined in the Transactions Terms Letter.
“Lien”: Any mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Losses”: As defined in Section 12.1 of this Agreement.
“LTV”: With respect to any Mortgage Loan, the ratio of the original unpaid principal balance of the Mortgage Loan to the lesser of (i) the appraised value of the Mortgaged Property set forth in such appraisal and (ii) the sales price of the Mortgaged Property.
“Margin Call”: As defined in Section 6.3(b) of this Agreement.
“Margin Call Reserve Account”: The non-interest bearing margin call reserve account established and maintained by U.S. Bank, National Association, which includes any distinct subaccounts thereof, if applicable, bearing ABA Number: [***]; Acct. Name: [***]; Account Number: [***]; FFC: [***].
“Margin Deficit”: As defined in Section 6.3(b) of this Agreement.
“Margin Stock”: As defined in Regulation U.
“Market Value”: With respect to an Asset, the fair market value of the Asset as determined by Buyer in its good faith discretion without regard to any market value assigned to such Asset by Seller. Buyer’s determination of Market Value shall be conclusive upon the parties. At no time and in no event will the Market Value of a Related Mortgage Loan be greater than the Market Value of such Related Mortgage Loan on the initial Purchase Date. Any Mortgage Loan that is not an Eligible Mortgage Loan shall have a Market Value of zero.
    Exhibit A-17

“Material Adverse Change”: The occurrence of an event or a change in circumstances that had or is reasonably likely to have a Material Adverse Effect.
“Material Adverse Effect”: Any event or circumstance having a material adverse effect on any of the following: (a) the business, assets, operations or financial condition of Seller or Guarantor, taken as a whole, (b) the ability of Seller or Guarantor to perform its respective obligations under the Principal Agreements, (c) the validity or enforceability of this Agreement or any other Principal Agreement or (d) the existence, perfection, collectability or enforceability of a material portion of the Related Mortgage Loans or the Purchased Assets or of Buyer’s security interest in a material portion of the Related Mortgage Loans, the Purchased Items or the Purchased Assets.
“Material Debt Facility”: As defined in Section 11.1(g) of this Agreement.
“Maximum Dwell Time”: For any Purchased Asset that is not a Defective Asset, the maximum number of days such Purchased Asset can be not repurchased by Seller before such Purchased Asset shall be deemed to be a Defective Asset, as set forth in the Transactions Terms Letter.
“MERS”: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
“Minimum Maintenance Amount”: With respect to the Purchased Assets as of the close of business on any date of determination, the aggregate Asset Value of all Purchased Assets as of such date of determination.
“Minimum Utilization Fee”: The fee set forth in the Transactions Terms Letter payable by Seller in arrears on the Price Differential Dates set forth in the Transactions Terms Letter.
“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto.
[***]
“Mortgage”: A first-lien mortgage, deed of trust, security deed or similar instrument on improved real property (including for the avoidance of doubt any proprietary lease or cooperative shares in connection with cooperative loans).
“Mortgage-Backed Security”: Any fully-modified pass-through mortgage-backed security that is (a) either issued by a Guarantor and fully guaranteed by Ginnie Mae or issued and fully guaranteed with respect to timely payment of interest and ultimate payment of principal by Fannie Mae or Freddie Mac; (b) evidenced by a book-entry account in a depository institution having book-entry accounts at the applicable Depository; and (c) backed by a Pool, in substantially the principal amount and with substantially the other terms as specified with respect to such Mortgage-Backed Security in the related Purchase Commitment.
“Mortgage Loan”: Any mortgage loan of a Type identified on any schedule attached to the Transactions Terms Letter, which Mortgage Loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.
“Mortgage Loan Documents”: With respect to each Related Mortgage Loan, each document listed in Section 2 of the Custodial and Disbursement Agreement.
    Exhibit A-18

“Mortgage Loan File”: With respect to each Mortgage Loan, that file that contains the Mortgage Loan Documents and is delivered to Custodian pursuant to the Custodial and Disbursement Agreement.
“Mortgage Note”: A promissory note secured by a Mortgage and evidencing a Mortgage Loan.
“Mortgaged Property”: The real property (or other collateral relating to cooperative loans) securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor”: The obligor of a Mortgage Loan.
“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Guarantor or any of its ERISA Affiliates has contributed, or has been obligated to contribute.
“Nationally Recognized Accounting Firm”: (a) Any of BDO USA, LLP. and any successors to any such firm and (b) any other public accounting firm designated by Guarantor and approved by Buyer, such approval not to be unreasonably withheld or delayed.
“Non-Usage Fee”: The fee set forth in the Transactions Terms Letter payable by Seller monthly in arrears on each Price Differential Date, based upon the unused portion of the Committed Amount.
“OFAC”: The U.S. Department of Treasury’s Office of Foreign Assets Control.
“Other Taxes”: As defined in Section 12.3(a) of this Agreement.
“Participant Register”: As defined in Section 14.7 of this Agreement.
“Participation Agreement”: That certain Master Participation Agreement, dated as of the Effective Date, by and between Guarantor and Seller, as the initial participant, as amended, restated, supplemented or otherwise modified from time to time.
“Participation Certificate”: The certificates evidencing 100% of the Participation Interests.
“Participation Interest”: With respect to any Related Mortgage Loan (including the Servicing Rights related to any Related Mortgage Loans) or any Purchased Item, the one hundred percent (100%) beneficial interest therein created under the Participation Agreement, but excluding, for the avoidance of doubt, bare legal title. For the avoidance of doubt, the Participation Interest includes one hundred percent (100%) beneficial interest in the Servicing Rights with respect to any such Related Mortgage Loan.
“Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.
“PBGC”: The Pension Benefit Guaranty Corporation and any successor thereto.
“Permitted Collateral Liens”: (i) The security interest granted hereunder in favor of Buyer; (ii) banker’s Liens in the nature of rights of setoff arising in the ordinary course of business of Guarantor; (iii) Liens for Taxes not yet due and payable; (iv) Liens securing judgments not constituting an Event of Default under Section 11.1(k) that are, expressly or by operation of law, subordinate to Buyer’s Lien; and (v) the security interest granted to the Buyer pursuant to Section 4 of the Guaranty and Security Agreement.
    Exhibit A-19

“Permitted Holders”: Stone Point Capital LLC and/or its Affiliates.
“Person”: Includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
“Plan Asset Regulations”: 29 CFR 2510.3-101, as modified by Section 3(42) of ERISA.
“Pool”: A pool of fully amortizing first lien residential Mortgage Loans eligible in the aggregate to back a Mortgage-Backed Security.
“Pooled Mortgage Loan”: Any Mortgage Loan that is part of a Pool of Mortgage Loans certified by the Custodian to an Agency that will be exchanged on the related Settlement Date for a Mortgage-Backed Security backed by such Pool in accordance with the terms of the applicable Agency Guide.
“Pooling Date”: With respect to Pooled Mortgage Loans, the date on which an Agency pool number is assigned to the related Pool.
“Power of Attorney”: A power of attorney, substantially in the form attached hereto as Exhibit E.
“Prefunding Request”: As defined in Section 3.1.
“Price Differential”: For each Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (a) (i) prior to the occurrence of an Event of Default, the sum of the Applicable Pricing Rate plus the applicable Type Margin, or (ii) following the occurrence and during the continuance of an Event of Default, the Default Rate, and (b) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 2.6.
“Price Differential Date”: The tenth (10th) Business Day of each month (or such later date that is five (5) Business Days following Seller’s receipt of an invoice provided by Buyer pursuant to Section 2.6(b)).
“Principal Agreements”: This Agreement, the Transactions Terms Letter, the Guaranty and Security Agreement, the Participation Agreement, the Custodial and Disbursement Agreement, the Disbursement Agreement Account Control Agreement, any Servicing Agreement together with the related Servicer Notice, the Joint Securities Account Control Agreement, the Intercreditor Agreement, the Escrow Instruction Letter, any other Guarantee(s) (if required by the Transactions Terms Letter), the Custodial Account Control Agreement, the Electronic Tracking Agreement, the Seller Limited Liability Company Agreement, each Power of Attorney and related Purchase Commitments, any Transaction Request and all other documents and instruments evidencing the Transactions, as same may from time to time be supplemented, modified or amended, and any other agreement entered into between Buyer and Seller or Guarantor in connection herewith or therewith.
“Privacy Requirements”: As defined in Section 14.17 of this Agreement.
“Proceeds”: The total amount receivable or received when a Mortgage Loan and the related Purchased Asset or other Purchased Item is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto and all escrow withholds and escrow payments for Property Charges, as applicable.
    Exhibit A-20

“Property Charges”: All taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.
“Purchase Advice”: In connection with each wire transfer to be made to Buyer by or on behalf of Seller or an Approved Investor, a written or electronic notification setting forth (a)(i) the loan number assigned by or on behalf of Seller or last name of the Mortgagor for each Mortgage Loan that is related to the Transaction in connection with which a payment is being made, or (ii) the CUSIP of any related Mortgage-Backed Security; (b) the amount of the wire transfer to be applied in the Transaction; and (c) the total amount of the wire.
“Purchase Commitment”: A trade ticket or other written commitment issued in favor of Guarantor by an Approved Investor pursuant to which that Approved Investor commits to purchase one or more Related Mortgage Loans or Mortgage-Backed Securities with respect to the Purchased Assets, and as to which the Takeout Price (and any amount to be paid by Seller to Buyer on account of such repurchase) for such Related Mortgage Loans or Mortgage-Backed Securities with respect to the Purchased Assets is for an amount that is not less than the outstanding Repurchase Price for such Purchased Assets, together with the related correspondent, whole loan or forward purchase agreement by and between Guarantor and the Approved Investor governing the terms and conditions of any such purchases, all in form and substance satisfactory to Buyer.
“Purchase Date”: The date on which Buyer purchases a Purchased Asset from Seller. If the Purchase Price is paid by wire transfer, the Purchase Date shall be the date such funds are wired. If the Purchase Price is paid by a funding draft, the Purchase Date shall be the date that the draft is posted by the bank on which the draft is drawn.
“Purchase Price”: The price at which each Asset is transferred by Seller to Buyer which, except as otherwise may be set forth in the Transactions Terms Letter, shall be equal to the product of the applicable Type Purchase Price Percentage and the least of (a) the unpaid principal balance of such Asset, (b) the Market Value of such Asset, (c) the Takeout Price committed by the related Approved Investor, if applicable, as evidenced by the related Purchase Commitment, or (d) the purchase price paid by Seller for such Asset in an arms-length transaction with a Person that is not an Affiliate of Seller. For the sake of clarity, the Purchase Price for each Mortgage-Backed Security subject to a Transaction pursuant to Section 3.7 shall be the same Purchase Price that was paid for the Related Mortgage Loans backing such Mortgage-Backed Security.
“Purchased Assets”: Each Participation Interest. The term “Purchased Assets” with respect to any Transaction at any time shall also include Mortgage-Backed Securities that replace the Related Mortgage Loans pursuant to Section 3.7.
“Purchased Items”: All now existing and hereafter arising right, title and interest of Seller or Guarantor in, under and to the following:
(a)    all Purchased Assets, including the beneficial interest in all Related Mortgage Loans, now owned or hereafter acquired for which a Transaction has been entered into between Buyer and Seller hereunder and for which the Repurchase Price has not been received by Buyer, including the beneficial interest in all Mortgage Notes and Mortgages evidencing the Related Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Buyer (including delivery to a custodian
    Exhibit A-21

or other third party on behalf of Buyer) as additional security for the performance of Seller’s obligations hereunder;
(b)    subject to the Joint Securities Account Control Agreement, all Mortgage-Backed Securities issued in exchange for Related Mortgage Loans for which the Repurchase Price has not been received by Buyer;
(c)    subject to the Joint Securities Account Control Agreement, all Income related to the Purchased Assets and all rights to receive such Income;
(d)    (i) all amounts on deposit in the Custodial Account relating directly to the Related Mortgage Loans and (ii) the Disbursement Account and all amounts on deposit therein;
(e)    all rights of Seller or Guarantor under all related Purchase Commitments (including the right to receive the related Takeout Price), purchase agreements or other hedging arrangements, agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing, now existing and hereafter arising, covering any part of the Purchased Assets and/or Related Mortgage Loans, and all rights to receive documentation relating thereto, and all rights to deliver Related Mortgage Loans and related Mortgage-Backed Securities to permanent investors and other purchasers pursuant thereto and all Proceeds resulting from the disposition of such Purchased Assets;
(f)    [Reserved];
(g)    except to the extent subject to the Joint Securities Account Control Agreement all now existing and hereafter established accounts maintained with broker dealers by Guarantor for the purpose of carrying out transactions under Purchase Commitments relating to any part of the Purchased Assets and/or Related Mortgage Loans;
(h)    all now existing and hereafter arising rights of Seller and Guarantor to service, administer and/or collect on the Purchased Assets or Related Mortgage Loans hereunder and any and all rights to the payment of monies on account thereof;
(i)    the Participation Interests in the Servicing Rights related to the Related Mortgage Loans, all related Servicing Records, and all rights of Seller and Guarantor to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage Loan Files, including all other documents relating to the Related Mortgage Loans that are in Seller’s possession or control, in each case solely to the extent related to the Purchased Assets,
(j)    except to the extent subject to the Joint Securities Account Control Agreement, to the extent assignable, all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Purchased Assets;
(k)    to the extent assignable, all mortgage guarantees, insurance and commitments relating to such individual Related Mortgage Loans, issued by governmental agencies or otherwise (including, without limitation, all FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and RD Loan Guaranty Agreements) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments solely related to such
    Exhibit A-22

Related Mortgage Loans, and the right to receive all insurance proceeds and condemnation awards that may be payable in respect thereof;
(l)    [Reserved];
(m)    subject to the Joint Securities Account Control Agreement, to the extent assignable, all rights, but not any obligations or liabilities, of Seller and Guarantor with respect to the Approved Investors;
(n)    [Reserved];
(o)    all Proceeds of the Purchased Assets and/or Related Mortgage Loans;
(p)    any funds of Seller and Guarantor at any time deposited or held in the Margin Call Reserve Account and the Funding Deposit Account; and
(q)    the Participation Certificate.
“QM Rule”: As applicable, (i) 12 C.F.R. 1026.43(e), (ii) in the case of a Mortgage Loan insured, guaranteed, or administered by the FHA, 24 C.F.R. 203.19, or (iii) in the case of a Mortgage Loan insured, guaranteed, or administered by the VA, 38 C.F.R. 36.4300, and for each section referenced herein, all applicable official staff commentary.
“Qualified Appraiser”: With respect to each Mortgage Loan, an appraiser, duly appointed by the originator, who (i) had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, (ii) received no non-compensation benefit from, and whose compensation or flow of business is not affected by the approval or disapproval of, the related Mortgage Loan, (iii) satisfied the requirements of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, RD or VA, as applicable, and the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated and (iv) was selected independently of the broker (where applicable) and the related originator.
“Qualified Mortgage”: A Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.
“Qualified Originator”: Guarantor or an Approved Originator.
“RD”: The United States Department of Agriculture Rural Development and any successor thereto.
“RD Loan Guaranty Agreement”: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor.
“RD Regulations”: The regulations promulgated by the RD under the Consolidated Farm and Rural Development Act of 1977; and other RD issuances relating to rural housing loans codified in the Code of Federal Regulations.
“Rebuttable Presumption Qualified Mortgage”: A Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.
    Exhibit A-23

“Reference Time”: With respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by Buyer.
“Register”: As defined in Section 14.5 of this Agreement.
“Related Credit Enhancement”: As defined in Section 6.1 of this Agreement.
“Related Mortgage Loan”: With respect to any Purchased Asset, the Mortgage Loan with respect to, and/or related to, such Purchased Asset.
“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Renovation Mortgage Loan”: A Government Mortgage Loan that is an FHA 203k Mortgage Loan, a Fannie Mae HomeStyle Loan, or any other Government Mortgage Loan originated in accordance with an Agency program for construction, renovation or rehabilitation of the related Mortgaged Property.
“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC by regulation or by public notice waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event.
“Repurchase Acceleration Event”: Any of the conditions or events set forth in Section 4.2 of this Agreement.
“Repurchase Date”: The date on which Seller is to repurchase a Purchased Asset subject to a Transaction from Buyer, which is either (a) the date specified in the related Transactions Terms Letter and/or Transaction Request or (b) the date identified to Buyer by Seller as the date that the related Purchased Asset is to be sold pursuant to a Purchase Commitment. The Repurchase Date for each Purchased Asset shall in no event occur later than two (2) years after the Purchase Date of such Purchased Asset.
“Repurchase Mortgage Loans”: Any mortgage loan that Guarantor has been required to repurchase from an Agency, any Approved Investor or any Person related in any way to a securitization, due to breaches of representations or warranties.
“Repurchase Price”: The price at which a Purchased Asset is to be transferred from Buyer or its designee to Seller or Approved Investor, as applicable, upon termination of a Transaction, which shall equal the sum of (a) the Purchase Price, (b) any applicable fees, indemnities or any other amounts owed by Seller in connection with the Purchased Asset and (c) the Price Differential due on such Purchase Price pursuant to Section 2.6 as of the date of such determination.
“Repurchase Transaction”: As defined in Section 6.5 of this Agreement.
“Resolved Asset”: Any Purchased Asset which is repaid in full, sold, repurchased, liquidated, charged-off, or otherwise disposed of.
    Exhibit A-24

“Responsible Officer”: With respect to any corporation, limited liability company or partnership, the chief executive officer, president, chief financial officer, any executive vice president or any senior vice president (the duties of which senior vice president include the administration of this Agreement, the Principal Agreements or the transactions contemplated hereby or thereby), and the treasurer.
“S&P”: S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“Safe Harbor Qualified Mortgage”: A Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.
“SEC”: The U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Intermediary”: U.S. Bank National Association, or any successor thereto under the Joint Securities Account Control Agreement.
“Seller Limited Liability Company Agreement”: The Limited Liability Company Agreement of Seller entered into by Guarantor, as the sole equity member, and, as and when applicable, the Independent Manager (as defined therein), as the same shall be modified and supplemented and in effect from time to time.
“Servicer”: (i) Guarantor or (ii) such other entity responsible for servicing the Related Mortgage Loans and that has been approved by Buyer in writing in its good faith discretion, or, in each case, any successor or permitted assigns thereof.
“Servicer Notice”: The notice acknowledged by a Servicer which is substantially in the form of Exhibit G hereto.
“Servicer Termination Event”: The occurrence of any of the following conditions or events shall be a Servicer Termination Event:
(a)    a Servicer ceases to meet the qualifications for maintaining any of its Approvals, such Approvals are revoked or such Approvals are materially modified;
(b)    such Servicer becomes subject to any penalties and/or sanctions by any Agency, HUD, FHA, VA, or Governmental Authority that could materially and adversely affect such Servicer’s ability to service the applicable Related Mortgage Loans in accordance with the related Servicing Agreement
(c)    a Servicer fails to service the Related Mortgage Loans subject to Transactions in accordance with applicable Agency Guides, the related Servicing Agreement, the related Servicer Notice, or this Agreement, as applicable, or otherwise defaults under the such document, after giving effect to any applicable notice or grace periods, which failure may include the failure to make any Servicing Advance required under the foregoing document;
(d)    such Servicer fails to maintain all material state and federal licenses necessary to do business in any jurisdiction where Mortgaged Property is located if such license is
    Exhibit A-25

required, or to be in material compliance with any licensing laws of any jurisdiction where Mortgaged Property is located applicable to such Related Mortgage Loans;
(e)    such Servicer fails to maintain adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices
(f)    an Insolvency Event shall have occurred with respect to Servicer or any of its Affiliates or Subsidiaries;
(g)    a Material Adverse Effect shall occur with respect to such Servicer;
(h)    Seller fails, or fails to cause any Servicer, to deposit all amounts required to be deposited into the Custodial Account by Seller with respect to the Related Mortgage Loans when due under this Agreement and the same is not corrected within two (2) Business Days of Seller’s, Guarantor’s or a Servicer’s knowledge or receipt of notice of such failure;
(i)    the occurrence and continuance of an Event of Default; or
(j)    an event of default occurs under the related Servicing Agreement with respect to such Servicer.
“Servicing Advance”: All customary, reasonable and necessary advances made or required to be made in connection with the servicing of a mortgage loan, including advances to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the obligor on the underlying Mortgage Loan is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate any real property owned by any Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Mortgage Loan.
“Servicing Agreement”: If the Related Mortgage Loans are serviced by any servicer that is not Guarantor, the agreement with the third party servicer, in form and substance acceptable to Buyer.
“Servicing Records”: All servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of a Mortgage Loan.
“Servicing Rights”: Any and all of the following: (a) any and all rights of Seller and/or Guarantor to administer and service the Mortgage Loans; (b) any payments to or monies received for servicing the Mortgage Loans; (c) any ancillary income with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights; (e) escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans; and (h) all rights, powers and privileges incident to any of the foregoing or to the extent they relate to such rights.
    Exhibit A-26

“Settlement Date”: With respect to a Mortgage-Backed Security, the date on which the applicable Agency delivers such Mortgage-Backed Security to the Depository and it is registered as a book-entry security in the name of the Depository.
“Significant Modification”: With respect to any Mortgage Loan, any waiver or modification of any material term of such Mortgage Loan, including related payment terms, interest rate or maturity date.
“Single Employer Plan”: Any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and is sponsored or maintained by Guarantor or any ERISA Affiliate or for which Guarantor or any ERISA Affiliate may have or have had liability within five (5) plan years preceding the date of this Agreement by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“SOFR”: With respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator”: The Federal Reserve Bank of New York (or a successor administrator) of the secured overnight financing rate).
“SOFR Administrator’s Website”: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Strict Compliance”: The compliance of Guarantor and Mortgage Loans that are intended to be Agency Eligible Mortgage Loans with the requirements of the applicable Agency Guide, as applicable and as amended by any agreements between Guarantor and the applicable Agency, sufficient to enable Guarantor to issue and to service and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Mortgage-Backed Security.
“Subsidiary”: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.
“Successor Servicer”: As defined in Section 6.2(b) of this Agreement.
“Takeout Price”: The purchase price to be paid for a Related Mortgage Loan or related Mortgage-Backed Security by the related Approved Investor pursuant to the related Purchase Commitment.
“Taxes”: As defined in Section 12.3(a) of this Agreement.
“TILA-RESPA Integrated Disclosure Rule”: The Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Financial Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.
    Exhibit A-27

“Transaction”: As set forth in the Recitals of this Agreement.
“Transaction Request”: An electronic funding file sent via email or via such other method as may be approved by Buyer, in its sole discretion, in the format mutually agreed by Buyer and Guarantor prior to the Initial Closing Date, with such revisions or supplements incorporated pursuant to Section 3.1(b), from Seller to Disbursement Agent, Calculation Agent and Buyer notifying Disbursement Agent, Calculation Agent and Buyer that Seller wishes to enter into a Transaction hereunder; provided, that if a Purchased Asset has an Asset Value of zero by operation of clause (b) of the definition of “Asset Value” as a result of the Related Mortgage Loan with respect to such Purchased Asset that was a Wet Mortgage Loan exceeding its Maximum Dwell Time, and subsequently the Custodian provides an email notification to Buyer and Seller that the Related Mortgage Loan with respect to such Purchased Asset has become a Dry Mortgage Loan, such email notification shall be deemed to be, and Seller hereby acknowledges and agrees that such email notification shall constitute (i) notification to Buyer by Seller that Seller wishes to enter into a Transaction hereunder, (ii) a Transaction Request (and the submission of a Transaction Request hereunder in accordance with Section 3.1(a)) with respect to such Purchased Asset with a Repurchase Date and an Aggregate Outstanding Purchase Price with respect to such Purchased Asset the same as the Repurchase Date and Aggregate Outstanding Purchase Price with respect to such Purchased Asset, as applicable, with respect to the previous Transaction Request with respect to the applicable Mortgage Loan related to such Purchased Asset.
“Transactions Terms Letter”: The Amended and Restated Transactions Terms Letter dated as of the Effective Date (as amended, restated, supplemented or otherwise modified from time to time) by and among Buyer, Guarantor and Seller, referencing this Agreement and setting forth certain specific terms, and any additional terms, with respect to this Agreement.
“Trust Receipt” means, with respect to any Transaction as of any date, a receipt in the form attached as an exhibit to the Custodial and Disbursement Agreement.
“Type”: A specific type of Purchased Asset, as set forth in the Transactions Terms Letter.
“Type Margin”: With respect to each Type of Purchased Asset, the corresponding annual rate of interest for such Type as set forth in the Transactions Terms Letter that shall be added to the Applicable Pricing Rate to determine the annual rate of interest for the related Purchase Price.
“Type Purchase Price Percentage”: With respect to each Type of Purchased Asset, the corresponding purchase price percentage for such Type, as set forth in the Transactions Terms Letter.
“Type Sublimit”: Any of the applicable Type Sublimits, as set forth in the Transactions Terms Letter.
“Unadjusted Benchmark Replacement”: The Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uncommitted Amount”: As of any date of determination, the amount of the Aggregate Transaction Limit in excess of the Committed Amount that is uncommitted as of such date of determination, as set forth in the Transactions Terms Letter, or such other greater amount as may be agreed to by Buyer in its sole and absolute discretion.
“Underwriting Guidelines”: As to any Mortgage Loan, the related written underwriting guidelines pursuant to which the Mortgage Loan was underwritten, which were provided to Buyer.
    Exhibit A-28

“Uniform Commercial Code”: The Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.
“Upfront Fee”: The upfront fee set forth in the Transactions Terms Letter.
“VA”: The Department of Veterans Affairs and any successor thereto.
“VA Loan Guaranty Agreement”: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, together with all amendments, modifications, supplements and restatements thereto.
“VA Regulations”: Regulations promulgated by the U.S. Department of Veterans Affairs pursuant to the Servicemen’s Readjustment Act, as amended, codified in 38 Code of Federal Regulations, and other VA issuances relating to Government Mortgage Loans, including related handbooks, circulars and notices.
“Wet Mortgage Loan”: A closed and fully funded Mortgage Loan with respect to which Buyer purchases a Purchased Asset from Seller on the closing date of such Mortgage Loan prior to receipt by Buyer or its Custodian of the related Mortgage Loan Documents, subject to Seller’s obligation to deliver the related Mortgage Loan Documents to Buyer or its Custodian within the applicable Maximum Dwell Time with respect to Seller’s obligation to deliver the related Mortgage Loan Documents to Buyer or its Custodian.
“Wire-out Account”: The account defined and provided for as the “Haircut Account” in the Custodial and Disbursement Agreement.
    Exhibit A-29

EXHIBIT B
[RESERVED]

    Exhibit B-1

EXHIBIT C
[Reserved]

Exhibit C-1

EXHIBIT D
ASSIGNMENT OF CLOSING PROTECTION LETTER
[HOME POINT FINANCIAL CORPORATION] (“Assignor”) declares that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it does hereby convey, transfer, assign, deliver and give to Assignee, and hereby expressly subrogates GOLDMAN SACHS BANK USA (“Assignee”) unto, all of Assignor’s claims, demands, rights and causes of action, past, present or future, that Assignor has for loss or damage covered by the closing protection letter issued by [Title Company] attached hereto (“Closing Protection Letter”). Such rights being assigned by Assignor hereunder include, without limitation, the right to demand, sue, collect, receive, protect, preserve and enforce performance under the Closing Protection Letter. Assignee shall succeed to all rights of recovery of Assignor under the Closing Protection Letter and Assignor shall execute such instruments and documents necessary and proper to further secure such rights to Assignee and shall not act in any manner hereafter to prejudice or impair the rights of Assignee. Assignor hereby grants Assignee an irrevocable mandate and power of attorney coupled with an interest with full power of substitution to transact this act of assignment and subrogation. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Master Repurchase Agreement (as amended, restated, supplemented or modified from time to time) between Assignor and Assignee.
IN WITNESS WHEREOF, the Assignor has caused this assignment to be duly executed as of [_______], 202__.
[HOME POINT FINANCIAL CORPORATION] [HPFC SUB 1 LLC]
By:
Name:
Title:

    Exhibit D-1

EXHIBIT E
FORM OF POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS:
WHEREAS, Goldman Sachs Bank USA (“Buyer”), HPFC SUB 1 LLC (“Seller”) and Home Point Financial Corporation (“Guarantor”) have entered into the Amended and Restated Master Repurchase Agreement, dated as of June 30, 2021 (the “Agreement”), pursuant to which Buyer has agreed to purchase from Seller certain mortgage loans from time to time, subject to the terms and conditions set forth therein; and
WHEREAS, each of Seller and Guarantor has agreed to give to Buyer a power of attorney on the terms and conditions contained herein in order for Buyer to take any action set forth below that Buyer may deem necessary or advisable to accomplish the purposes of the Agreement.
NOW, THEREFORE, [Seller] [Guarantor] hereby irrevocably constitutes and appoints Buyer as its true and lawful Attorney-in-Fact, with full power and authority hereby conferred in its name, place and stead and for its use and benefit, to do and perform any of the following actions in connection with assets purchased by Buyer from Seller under the Agreement (the “Purchased Assets”) or as otherwise provided below:
(1)    to receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the Purchased Assets;
(2)    to assign or endorse any mortgage, deed of trust, promissory note or other instrument relating to the Purchased Assets;
(3)    to correct any assignment, mortgage, deed of trust or promissory note or other instrument relating to the Purchased Assets, including, without limitation, unendorsing and re-endorsing a promissory note to another investor;
(4)    to complete and execute lost note affidavits or other lost document affidavits relating to the Purchased Assets;
(5)    to issue title requests and instructions relating to the Purchased Assets; and
(6)    to give notice to any individual or entity of its interest in the Purchased Assets under the Agreement.
[Seller] [Guarantor] hereby ratifies and confirms all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.
Third parties without actual notice may rely upon the power granted under this Power of Attorney upon the exercise of such power by the Attorney-in-Fact.

    Exhibit E-1

[HOME POINT FINANCIAL CORPORATION] [HPFC SUB 1 LLC]
By:
Name:
Title:
WITNESS my hand this ____ day of _____________, 20___.
STATE OF
County of
This instrument was acknowledged, subscribed and sworn to before me this _____ day of _________, by ______________________________________

Notary Public
My Commission Expires:
Notary Seal:

[HOME POINT FINANCIAL CORPORATION] [HPFC SUB 1 LLC]
By:
Name:
Title:
WITNESS my hand this ____ day of _____________, 20___.
STATE OF
County of
This instrument was acknowledged, subscribed and sworn to before me this _____ day of _________, by ______________________________________

Notary Public
My Commission Expires:
Notary Seal:
    Exhibit E-2

EXHIBIT F
WIRING INSTRUCTIONS
[***]

    Exhibit F-1

EXHIBIT G
FORM OF SERVICER NOTICE

[_______], 20__
[_______________], as Servicer
[ADDRESS]
Attention: __________________
Re:    Amended and Restated Master Repurchase Agreement dated as of June 30, 2021 (the “Agreement”) among HPFC Sub 1 LLC, (“Seller”), Home Point Financial Corporation (“Guarantor”) and Goldman Sachs Bank USA (“Buyer”)
Ladies and Gentlemen:
[_______________________] (“Servicer”) is servicing certain mortgage loans for Guarantor pursuant to that certain Servicing Agreement dated as of [_______] (the “Servicing Agreement”) between Servicer and Guarantor. Pursuant to the Agreement between Buyer, Guarantor and Seller, Servicer is hereby notified that Seller may from time to time sell to Buyer a one hundred percent (100%) beneficial interest (the “Participation Interests”) in certain mortgage loans which are then currently being serviced by Servicer pursuant to the terms of the Servicing Agreement (such mortgage loans that are serviced by Servicer, the “Mortgage Loans”).
Section 1. Direction Notice.
(a)    [Upon receipt of notice from Buyer (a “Direction Notice”) in which Buyer shall identify the Mortgage Loans, Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions. Further, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans as reasonably requested by Buyer.]
(b)    Notwithstanding any contrary information which may be delivered to the Servicer by Guarantor or Seller, Servicer may conclusively rely on any information delivered by Buyer, and Guarantor and Seller, jointly and severally, shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information.

Section 2. No Modification of the Servicing Agreement. Without the prior written consent of Buyer exercised in Buyer’s sole and absolute discretion, Servicer shall not agree to (a) any modification, amendment or waiver of the Servicing Agreement; (b) any termination of the Servicing Agreement or (c) the assignment, transfer, or material delegation of any of its rights or obligations under the Servicing Agreement.
Section 3. Right of Termination. Upon receipt of a Direction Notice, Buyer shall have the right to terminate the Servicer’s rights and obligations to service the Mortgage Loans under the Servicing Agreement in accordance with the terms thereof. Any fees due to the Servicer (a) in connection with any termination shall be paid by Guarantor and Seller, jointly and severally, and (b) incurred following receipt of a Direction Notice shall be paid by Buyer to the extent that such fees relate to the Mortgage Loans that
Exhibit G-1

are subject to the Servicing Agreement; provided that any fees incurred after the receipt of a Direction Notice related to transfer of servicing of the Mortgage Loans from Servicer to Buyer’s servicer shall by paid by Guarantor and Seller. Guarantor, Seller and Servicer shall cooperate in transferring the servicing with respect to such Mortgage Loans to a successor servicer appointed by Buyer in its sole and absolute discretion, subject with respect to a servicer termination event under the Agreement (but not, for purposes of clarity, with respect to an event of default under the Agreement) Guarantor’s appointment right set forth in the first sentence of Section 6.2(m) of the Agreement.
Section 4. Notices. All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by e-mail or facsimile, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:
Any notices to Buyer should be delivered to the following addresses:
Goldman Sachs Bank USA
2001 Ross Avenue, Suite 2800
Dallas, TX 75201
Attn: Warehouse Lending
Email: [***]

Any notices to Servicer should be delivered to the following addresses:
[ ]
Any notices to Seller and Guarantor should be delivered to the following addresses:

HPFC Sub 1 LLC
2211 Old Earhart Road
Suite 250
Ann Arbor, MI 48105
Attention: Legal
Email: [***]
Home Point Financial Corporation
2211 Old Earhart Road
Suite 250
Ann Arbor, MI 48105
Attention: Legal
Email: [***]

Section 5. Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
Section 6. Entire Agreement; Severability. This agreement shall supersede any existing agreements between the parties containing general terms and conditions for the servicing of the Mortgage Loans. Each provision and agreement herein shall be treated as separate and independent from any other
Exhibit G-2

provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
Section 7. Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).
(b)    All legal actions between or among the parties regarding this agreement, including, without limitation, legal actions to enforce this agreement or because of a dispute, breach or default of this agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions. The parties hereto irrevocably consent and agree that venue in such courts shall be convenient and appropriate for all purposes and, to the extent permitted by law, waive any objection that they may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties hereto further irrevocably consent and agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 4, and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
(c)    The parties hereto hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or the transactions contemplated hereby or thereby.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit G-3

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
GOLDMAN SACHS BANK USA, as Buyer
By: ____________________
Name:
Title:
HOME POINT FINANCIAL CORPORATION, as Guarantor
By: ____________________
Name:
Title:
                    HPFC SUB 1 LLC, as Seller
By: ____________________
Name:
Title:
[ ], as Servicer
By: ____________________
Name:
Title:
Exhibit G-4

EXHIBIT H
REPRESENTATIONS AND WARRANTIES
Representations and Warranties Concerning Purchased Assets. Seller represents and warrants to and covenants with Buyer that the following are true and correct with respect to each Purchased Asset as of the related Purchase Date through and until the date on which such Purchased Asset is repurchased by Seller. With respect to those representations and warranties which are made to Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty for purposes of determining (i) Asset Value, (ii) whether a Mortgage Loan is an Eligible Mortgage Loan or (iii) or for any other purpose hereunder if Seller or Guarantor shall have made any such representation and warranty with knowledge that they were materially false or misleading at the time made. The References in the following representations and warranties to a “Mortgage Loan” or “Asset” refer to Related Mortgage Loan in which the Seller has acquired a Participation Interest represented by the related Purchased Assets.
(a)    Eligible Asset. The Mortgage Loan is an Eligible Mortgage Loan. The Mortgage Loan is a legal, valid and binding obligation of the Mortgagor thereunder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and subject to no offset, defense or counterclaim, obligating Mortgagor to make the payments specified therein.
(b)    Purchase Commitment. Unless otherwise stated in the Transactions Terms Letter, each Mortgage Loan related to the Asset which is the subject of a Purchase Commitment is covered by a Purchase Commitment that (i) does not exceed the availability under such Purchase Commitment (taking into consideration mortgage loans which have been purchased by the respective Approved Investor under the Purchase Commitment and mortgage loans which Seller has identified to Buyer as covered by such Purchase Commitment), (ii) conforms to the requirements and the specifications set forth in such Purchase Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Approved Investor and (iii) is eligible for sale to and insurance or guaranty by, respectively, the applicable Approved Investor and any applicable insurer. Each Purchase Commitment is a legal valid and binding obligation of Guarantor enforceable against it in accordance with its terms, subject to applicable bankruptcy insolvency and similar laws affecting creditors’ rights generally and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(c)    Transaction Request. Except with respect to de minimis data transcription errors, the information contained in the Transaction Request is true, correct and complete and the Mortgage Loan conforms to the description thereof on the related Transaction Request.
(d)    Origination and Servicing. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. The Mortgage Loan has been originated and serviced in compliance with Accepted Servicing Practices, applicable Agency Guides, the
Exhibit H-1

applicable Underwriting Guidelines and Insurer requirements and all applicable federal, state and local statutes, regulations and rules, including, without limitation, the Federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder, the Federal Fair Credit Reporting Act, the Federal Equal Credit Opportunity Act, the Federal Real Estate Settlement Procedures Act of 1974, as amended, and Regulation X thereunder, and all applicable usury, licensing, real property, consumer protection and other laws. With respect to escrow deposits and escrow payments to the extent the Mortgage Loan requires such escrow payments, all such payments are in the possession of, or under the control of, Seller or Guarantor and any interest required to be paid pursuant to state, federal and local law has been properly paid and credited. All escrow payments have been collected in full compliance with state and federal law. No escrow deposits or escrow payments or other charges or payments due to Seller have been capitalized under the Mortgage, the Mortgage Note or any related Mortgage Loan Document. The Mortgage Loan has not been serviced by any Person other than Guarantor or a Servicer.
(e)    Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller and Guarantor shall maintain or shall cause their respective agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, any evidence of compliance with all such requirements that each of Seller and Guarantor is required to maintain or cause to be maintained pursuant to such laws or the requirements of any Governmental Authority.
(f)    Validity of Mortgage Documents. The Mortgage Loan is evidenced by instruments acceptable to FHA, VA, RD, Fannie Mae, Freddie Mac or the Approved Investor, as applicable, given the type of Mortgage Loan. The Mortgage Loan Documents and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan, and all signatures thereon, are complete, authentic and genuine, and each such document is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as may be limited by bankruptcy or other laws affecting the enforcement of creditor’s rights generally, and there are no rights of rescission, set-offs, counterclaims or other defenses with respect thereto. All parties to the Mortgage Loan Documents and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, had legal capacity to enter into the Mortgage Loan and to execute and deliver any such instrument or agreement and such instrument or agreement has been duly and properly executed by such related parties. Seller or Guarantor have reviewed all of the documents constituting the Mortgage Loan File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller and Guarantor’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.
(g)    No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established, to the extent permitted by law, in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. None of Seller, Guarantor or their respective Subsidiaries has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount
Exhibit H-2

required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the due date of the first installment of principal and interest thereunder.
(h)    Private Mortgage Insurance. If required by the applicable Agency Guide, each Conventional Conforming Mortgage Loan is or will be insured by a policy of private mortgage insurance in the amount required by the applicable Agency, and by an Insurer and all provisions of such private mortgage insurance policy have been and are being complied with, such policy is or will be in full force and effect and all premiums due thereunder have been paid. There are no defenses, counterclaims or rights of setoff affecting the Conventional Conforming Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance applicable to such Mortgage Loan.
(i)    Original Terms Unmodified. The terms of the Mortgage Note, the Mortgage and each other related Mortgage Loan Document have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Asset Data Record. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected in the Asset Data Record. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage Loan File delivered to Custodian. The related Mortgage Note, Mortgage and each other related Mortgage Loan Document contain the entire agreement of the parties and all of the obligations of Guarantor under the related Mortgage Loan.
(j)    No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note, the Mortgage or any other related Mortgage Loan Document, or the exercise of any right thereunder, render any of the Mortgage Note, the Mortgage or any other related Mortgage Loan Document unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.
(k)    No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. None of Seller, Guarantor or their respective Subsidiaries has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.
(l)    No Defaults. Other than Mortgage Loans which are no more than thirty (30) days past due, there is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note, and no event has occurred that, with the passage of time or with notice and the
Exhibit H-3

expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller, Guarantor nor any of their respective Subsidiaries have waived any default, breach, violation or event of acceleration.
(m)    Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial or non-judicial foreclosure, in each case subject to applicable law. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, each Mortgaged Property pursuant to the proper procedures and subject to applicable law, the holder of the Mortgage Loan will be able to deliver good and merchantable title to each Mortgaged Property. There is no homestead or other exemption available to the Mortgagor that would interfere with such right of foreclosure. The Mortgage Note and Mortgage are on forms acceptable to FHA, VA, RD, Freddie Mac or Fannie Mae, as applicable.
(n)    Location and Type of Mortgaged Property. The Mortgaged Property consists of a single or adjacent parcels of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or such other dwelling(s) conforming with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or conforming to Guarantor’s underwriting guidelines acceptable to Buyer in its sole and absolute discretion; provided that no residence or dwelling is a condominium unit (unless the related Mortgage Loan was originated in compliance with the applicable Agency Guides or the applicable Underwriting Guidelines), a cooperative apartment (unless the related Mortgage Loan was originated in compliance with the applicable Agency Guides and Guarantor’s Underwriting Guidelines), a mobile home or a manufactured home (unless the related Mortgage Loan was originated in compliance with the applicable Agency Guides and Guarantor’s underwriting guidelines). Unless otherwise permitted pursuant to the applicable Agency Guides in effect as of the applicable date of determination, no Mortgage Loan is secured by a condotel, multi-family, mixed-use or commercial property, nor is any portion of the Mortgaged Property used for commercial purposes; provided that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgage Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.
(o)    Location of Improvements; No Encroachments.  Unless otherwise permitted pursuant to the applicable Agency Guides in effect as of the applicable date of determination, all improvements which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroached upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation or each such improvement constitutes legal non-conforming use of structure.
(p)    Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is or will be lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate
Exhibit H-4

authorities. None of Seller, the Guarantor or their respective Subsidiaries has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. None of Seller, Guarantor or their respective Subsidiaries has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.
(q)    Lien Position. The Mortgage Loan is secured by a valid, subsisting and enforceable first priority lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, under the laws of the state where the related Mortgaged Property is located, subject only to:
(i)    the lien of current real property taxes and assessments not yet due and payable;
(ii)    covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (1) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (2) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and
(iii)    other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign its interest in the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.
(r)    No Future Advances. The full original principal amount of each Mortgage Loan, net of any discounts, has been fully advanced or disbursed to the Mortgagor named therein, except with respect to (i) escrow holdback amounts permitted under the applicable Agency Guides for weather-related or seasonal improvement costs, fees or expenses and (ii) specific mortgage products agreed upon by Buyer in writing in its sole and absolute discretion. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. With respect to any Mortgage Loan, the terms of which require Seller or Guarantor to make additional advances or disbursements to or on behalf of the Mortgagor named therein after the date of origination, each of Seller and Guarantor has made all such advances and disbursements in accordance with the terms of the Mortgage and/or the terms and conditions of the related mortgage loan program, and such additional amounts have been
Exhibit H-5

advanced or disbursed from Seller’s or Guarantor’s respective funds, and not from funds representing any Purchase Price paid by Buyer to such Seller hereunder. For all Mortgage Loans other than with respect to (i) escrow holdback amounts for weather-related or seasonal improvement costs, fees or expenses and (ii) specific mortgage products agreed upon by Buyer in writing in its sole and absolute discretion, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied.
(s)    Ownership. Seller owns and has full right to sell the Asset and the related Participation Interests to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any Person other than Guarantor, to sell each Asset pursuant to this Agreement. Guarantor owns and has full right to assign the Participation Interest in the Mortgage Loan to Seller free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any Person, to sell each Related Mortgage Loan pursuant to this Agreement. Following the sale of the Asset and the related Participation Interests, Buyer will own the entire Participation Interest in the Related Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement. None of Seller, Guarantor or any of their respective Subsidiaries has previously pledged, sold or otherwise transferred such Asset to any Person other than Seller, Guarantor or any of their respective Subsidiaries. This Agreement creates in favor of Buyer, a valid, enforceable first priority lien and security interest in each Purchased Assets and the Related Mortgage Loans (and other Purchased Items), prior to the rights of all third Persons and subject to no other liens (other than Permitted Collateral Liens).
(t)    Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (1) organized under the laws of such state, (2) qualified to do business in such state, (3) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (4) not doing business in such state.
(u)    Hazard Insurance. The Mortgage Loan is covered by a policy of hazard insurance and insurance against other insurable risks and hazards as are customary in the area where the Mortgaged Property is located as required by the applicable Agency Guides and in accordance with Guarantor’s underwriting guidelines and the Agency Guides, as applicable, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property and (ii)  the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property or such maximum lesser amount as permitted by the applicable Agency Guides and applicable law, all in a form usual and customary in the industry. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property and (3) the maximum amount of insurance available under the
Exhibit H-6

National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Guarantor, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by Guarantor. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance; provided that the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. None of Seller, Guarantor or their respective Subsidiaries has engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller, Guarantor or their respective Subsidiaries.
(v)    Title Insurance. The Mortgage Loan is covered by either (i) an irrevocable title commitment, or an attorney’s opinion of title and abstract of title, each of which must be in form and substance acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to the applicable Agency and each such title insurance policy is issued by a title insurer acceptable to the applicable Agency and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, Guarantor or their respective successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (i), (ii) and (iii) of paragraph (q) of this Exhibit H. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Guarantor, its successors and assigns, are the sole insureds of such title insurance policy, and such title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such title insurance policy, and no prior holder, servicer or subservicer of the related Mortgage, including Seller and Guarantor or their related Subsidiaries, has done, by act or omission, anything which would impair the coverage of such title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Guarantor, Seller or their respective Subsidiaries.
(w)    [Reserved].
Exhibit H-7

(x)    No Fraud. No error, omission, misrepresentation, negligence, fraud or similar occurrence has taken place with respect to the Mortgage Loan on the part of any Person, including, without limitation, the Mortgagor, any appraiser, originator, any correspondent any mortgage broker, any builder or developer or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.
(y)    Compliance with Guidelines. The Mortgage Loan was originated in compliance with Guarantor’s underwriting guidelines. Each Agency Eligible Mortgage Loan was originated in Strict Compliance with the applicable Agency Guide.
(z)    Transfer of Mortgage Loans. Except with respect to Mortgage Loans registered with MERS, the Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.
(aa)    Due-On-Sale. Except as permitted by the applicable Agency Guide, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.
(bb)    No Buydown Provisions; No Graduated Payments or Contingent Interests. Except as permitted by the applicable Agency Guide, the Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Guarantor, the Mortgagor, or anyone on behalf of the Mortgagor, nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.
(cc)    No Condemnation Proceeding. There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.
(dd)    Servicemembers Civil Relief Act. The Mortgagor has not notified Seller, Guarantor or their respective Subsidiaries, and neither Seller, Guarantor or their respective Subsidiaries has knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.
(ee)    Disclosure Materials. If required by applicable law, the Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law, and Seller maintains such statement in the Mortgage File.
(ff)    Construction or Rehabilitation of Mortgaged Property. Except with respect to a Renovation Mortgage Loan, no Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.
(gg)    Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.
(hh)    No Equity Participation. Except as specifically provided in this Agreement with respect to the Participation Interest specifically provided in this Agreement, no document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in
Exhibit H-8

the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and none of Seller, Guarantor or their respective Subsidiaries has financed or owns, directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.
(ii)    Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller, Guarantor or their respective Subsidiaries, or any correspondent of Seller, except in connection with a refinanced Mortgage Loan.
(jj)    Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.
(kk)    Other Encumbrances. To the best of Seller’s and Guarantor’s knowledge, any property subject to any security interest given in connection with a Mortgage Loan is not subject to any other encumbrances other than a first position mortgage and encumbrances which may be allowed under the applicable Agency Guides.
(ll)    Located in U.S. No collateral (including, without limitation, the related Mortgaged Property and the dwellings thereon and otherwise) relating to a Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America, the District of Columbia or the U.S. territories.
(mm)    HOEPA. No Mortgage Loan is (i) subject to the provisions of 12 CFR 226.32 of Regulation Z implementing the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (ii) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (iii) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (iv) a High Cost Loan (as such term is defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).
(nn)    No Predatory Lending. No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a Mortgagor without regard for the Mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a Mortgagor which has no tangible net benefit to the Mortgagor, were employed in connection with the origination of the Mortgage Loan.
(oo)    Payment Defaults; Payments Current. No payment default has occurred with respect to the Mortgage Loan. All payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note and each other related Mortgage Loan Document have been made and credited. No Mortgage Loan is a Delinquent Mortgage Loan nor has any Mortgage Loan been a Delinquent Mortgage Loan at any time since the origination of the Mortgage Loan. The first monthly payment shall be made, or shall have been made, with respect to the Mortgage Loan on its due date or within thirty (30) calendar days thereof, all in accordance with the terms of the related Mortgage Note.
Exhibit H-9

(pp)    Mortgaged Property Undamaged. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to adversely affect the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.
(qq)    No Exception. Unless otherwise agreed to by Buyer in writing, all documents required to be delivered as part of the Mortgage File have been, or will be delivered to the Custodian in accordance with this Agreement. No document deficiency exists with respect to the Mortgage File that would materially and adversely affect the Mortgage Loan or Buyer’s ownership and/or security interest granted by Seller and Guarantor in the Mortgage Loan.
(rr)    Value of Mortgaged Property. Each of Seller and Guarantor has no knowledge of any specific circumstances or conditions existing with respect to the Mortgage, the Mortgaged Property, Mortgagor or Mortgagor’s credit standing that should reasonably be expected to materially and adversely affect the value or marketability of the Mortgage Loan in comparison to similar mortgage loans.
(ss)    MERS Mortgage Loans. With respect to each Mortgage Loan registered with MERS, a mortgage identification number has been assigned by MERS and such mortgage identification number is accurately provided on the Transaction Request and/or the Asset Data Record. The related Assignment to MERS, if any, has been duly and properly recorded. With respect to each Mortgage Loan registered with MERS, neither Seller nor Guarantor has received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.
(tt)    Prepayment Fees. With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and was originated in compliance with all applicable federal, state and local laws and regulations and any applicable Agency Guide.
(uu)    [Reserved].
(vv)    [Reserved].
(ww)    [Reserved].
(xx)    Environmental Matters. To the knowledge of Seller and Guarantor, the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. To the knowledge of Seller and Guarantor, there is no pending action or proceeding directly involving any Mortgaged Property in which compliance with any environmental law, rule or regulation is alleged to have been violated.
(yy)    Government Mortgage Loans. With respect to each Government Mortgage Loan, (i) all insurance or guaranty premiums or payments payable pursuant to the applicable Agency Guides in connection with such Mortgage Loan were paid within the timeframe required by such Agency Guides to avoid the imposition of any late fees or penalty fees, (ii) Seller or Guarantor has submitted all documents required by and in accordance with the timeframes established by the applicable Agency Guides to insure such Mortgage Loan (regardless of whether such documents are required to be contained in the related servicing file), (iii) there has been no notice, indication of ineligibility or rejection of the Mortgage Loan and there exists no impairment to full recovery without indemnity from the FHA, the VA or the RD, as applicable, and (iv) the related insurance
Exhibit H-10

contract, guaranty agreement and each similar agreement, as applicable, (x) is in full force and effect, all necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA, the VA or the RD, as applicable, to the full extent thereof, without surcharge, set-off or defense, or, (y) is not yet in full force and effect, all required documentation has been successfully submitted to the appropriate agency within the time frame set forth in clause (ii) above and Seller or Guarantor has provided Buyer any evidence or information requested by Buyer necessary for Buyer to verify compliance with (ii) above and that the related insurance or guaranty premiums or payments have been made. Each of Seller and Guarantor has no knowledge of any defenses, counterclaims, or rights of setoff affecting such Government Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance or FHA Mortgage Insurance, VA loan guaranty or RD loan guaranty with respect to such Government Mortgage Loan. Each of Seller and Guarantor also has no knowledge of any circumstance which would cause such Government Mortgage Loan to be ineligible for FHA Mortgage Insurance, a VA loan guaranty or an RD loan guaranty, as applicable, or cause the FHA, the VA or the RD, as applicable, to deny or reject the related Mortgagor’s application for FHA Mortgage Insurance, a VA loan guaranty or an RD loan guaranty, respectively. Each Government Mortgage Loan was originated in accordance with the applicable Agency Guides.
(zz)    Pooled Mortgage Loans. Each Related Mortgage Loan that will be pooled to support a Mortgage-Backed Security is being serviced by a servicer or subservicer having all Approvals necessary to make such Related Mortgage Loan eligible to back the related Mortgage-Backed Security.
(aaa)    [Reserved].
(bbb)    Qualified Mortgage. Each Mortgage Loan, except for those Mortgage Loans exempt under 12 C.F.R. 1026.43(a)(3) or 12 C.F.R. 1026.3 satisfies the following criteria:
(i)    Such Mortgage Loan is a Qualified Mortgage;
(ii)    Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with 12 C.F.R. 1026.43(c)(2); and
(iii)    Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule, as applicable.
(ccc)    Ability to Repay Determination. There is no action, suit or proceeding instituted by or against or, to the knowledge of Seller or Guarantor, threatened in writing against Seller, Guarantor or their respective Subsidiaries in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that challenges the compliance of any Mortgage Loan (or the related underwriting) with, the Ability to Repay Rule or the QM Rule.
(ddd)    TRID Compliance. To the extent applicable, effective with respect to applications taken on or after October 3, 2015, each Mortgage Loan was originated in compliance with the Consumer Financial Protection Bureau’s TILA-RESPA Integrated Disclosure Rule, except for any immaterial noncompliance that Guarantor is using commercially reasonable efforts to remedy
Exhibit H-11

such immaterial noncompliance following Guarantor or Seller obtaining knowledge of such immaterial noncompliance.
(eee)    [Reserved].
(fff)    No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.
(ggg)    Payment Terms. Principal and/or interest payments on the Mortgage Loan commenced or will commence no more than [***] calendar days after funds were disbursed in connection with the Mortgage Loan. Interest on the Mortgage Note is payable on the first day of each month, with interest calculated and payable in arrears. Principal on the Mortgage Note is payable on the earlier of the maturity date of such Mortgage Note and the date on which the indebtedness thereunder becomes immediately due and payable thereunder. The Mortgage Note does not permit negative amortization and does not contain any negative amortization features. Interest on each Mortgage Loan is calculated on the basis of either (i) a 360-day year and the actual days elapsed in each calendar month or (ii) a 360-day year consisting of twelve 30-day months.
(hhh)    No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement and chattel mortgage referred to in clause (q) above or other collateral specified in the related Mortgage Loan Documents. The Mortgage Loan is not cross collateralized with any Mortgage Loan and/or any loan outside of this Agreement.
(iii)    Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(jjj)    Bona Fide Loan. The Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.
(kkk)    LTV. The LTV of the Mortgage Loan at origination was not more than the percentage set forth in the applicable Agency Guides in effect as of such date of origination with respect to such Mortgage Loan or Guarantor’s underwriting guidelines.
(lll)    No Adverse Selection. The Mortgage Loan was not selected by Seller, Guarantor or their respective Subsidiaries in a manner intended to adversely affect the interest of Buyer. Other than the applicable eligibility criteria expressly contained herein and/or in the Transactions Terms Letter, Seller, Guarantor and their respective Subsidiaries used no selection procedures that identified the Mortgage Loan as being less desirable or valuable than other comparable Mortgage Loans owned and/or originated by Guarantor. Each Mortgage Loan, collectively with the other Mortgage Loans included on such Mortgage Loan Schedule, is representative of Seller’s and Guarantor’s portfolio of Mortgage Loans.
(mmm)    Single Original Mortgage Note. There is only one originally executed Mortgage Note, which is not stamped as a duplicate with respect to each Mortgage Loan.
Exhibit H-12

(nnn)    [Reserved].
(ooo)    Endorsements. The Mortgage Note has been (or will be as of the related Purchase Date) endorsed by a duly authorized officer of Seller or Guarantor for its respective account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement.
(ppp)    Accuracy of Information. All information provided to Buyer by Seller or Guarantor and prepared by Seller or Guarantor, as applicable, with respect to the Mortgage Loan is accurate in all material respects.
(qqq)    Single Premium Credit Insurance. The Mortgagor has not been offered or required to purchase single premium credit insurance in connection with the origination of the related Mortgage Loan.
(rrr)    Patriot Act. Seller, Guarantor and their respective Subsidiaries have complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act with respect to the origination of the Mortgage Loan. The Mortgage Loan is not subject to nullification pursuant to the Executive Order or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and the Mortgagor is not subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.
(sss)    [Reserved].
(ttt)    Activity. To the knowledge of Seller and Guarantor, there are no illegal activities or activities relating to any controlled substances at the Mortgaged Property.
(uuu)    No Broker. None of Seller, Guarantor or their respective Subsidiaries has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if it has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by it.
(vvv)    Appraisal. Unless not required by the relevant Agency Guide or Underwriting Guidelines, an Appraisal of the related Mortgaged Property was conducted and executed prior to the funding of the Mortgage Loan by a Qualified Appraiser, duly appointed by Seller, Guarantor or the related originator of the Mortgage Loan, who had no interest, direct or indirect in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan.
(www)    [Reserved].
(xxx)    Purchased Items. Unless otherwise provided in connection with a Purchase Commitment, neither Guarantor nor Seller shall resell, reassign, retransfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement or the Joint Securities Account Control Agreement) any of the Purchased Assets or other Purchased Items or any interest therein.
Exhibit H-13

EXHIBIT I
[RESERVED]
Exhibit I-1

EXHIBIT J
[RESERVED]
Exhibit J-1

EXHIBIT K
The escrow instruction letter (the “Escrow Instruction Letter”) shall also include the following instruction to the Settlement Agent (the “Escrow Agent”):
Goldman Sachs Bank USA (the “Buyer”), has agreed to provide funds (“Escrow Funds”) to HPFC Sub 1 LLC (the “Seller”) to finance certain mortgage loans (the “Mortgage Loans”) for which you are acting as Escrow Agent. U.S. Bank National Association, in its capacity as funds disbursement agent (the “Disbursement Agent”), will disburse such funds on behalf of Buyer.
You hereby agree that (a) you shall receive such Escrow Funds from the Buyer to be disbursed by the Disbursement Agent in connection with this Escrow Instruction Letter, (b) you will hold such Escrow Funds in trust, without deduction, set-off or counterclaim for the sole and exclusive benefit of Buyer until such Escrow Funds are fully disbursed on behalf of Buyer in accordance with the instructions set forth herein, and (c) you will disburse such Escrow Funds on the date specified for closing (the “Closing Date”) only after you have followed this Escrow Instruction Letter’s requirements with respect to the Mortgage Loans. In the event that the Escrow Funds cannot be disbursed on the Closing Date in accordance with the Escrow Instruction Letter, you agree to promptly remit the Escrow Funds to the Disbursement Agent by re-routing via wire transfer the Escrow Funds in immediately available funds, without deduction, set-off or counterclaim, returned back to the account specified in Disbursement Agent’s incoming wire transfer.
You further agree that, upon disbursement of the Escrow Funds, you will hold the Mortgage Loan File as specified in the Escrow Instruction Letter in escrow as agent and bailee for Buyer, and will forward the Mortgage Loan File and original Escrow Instruction Letter in connection with such Mortgage Loans by overnight courier (y) to the Disbursement Agent within three (3) Business Days following the date of origination.
You agree that all fees, charges and expenses regarding your services to be performed pursuant to this Escrow Instruction Letter are to be paid by Seller or its borrowers, and Buyer shall have no liability with respect thereto.
The provisions of this Escrow Instruction Letter may not be modified, amended or altered, except by written instrument, executed by the parties hereto and Buyer. You understand that Buyer shall act in reliance upon the provisions set forth in this Escrow Instruction Letter and that the Buyer is an intended third party beneficiary hereof.
Whether or not an Escrow Instruction Letter executed by you is received by the Disbursement Agent, your acceptance of the Escrow Funds shall be deemed to constitute your acceptance of this Escrow Instruction Letter.

Exhibit K-1

[SELLER SIGNATURE BLOCK]            [GUARANTOR SIGNATURE BLOCK]
[ESCROW AGENT/SETTLEMENT AGENT SIGNATURE BLOCK]

Exhibit K-2

EXHIBIT L
FORM OF MONTHLY SERVICING REPORT
[***]

Exhibit L-1

SCHEDULE 1
Filing Jurisdictions and Offices

Entity Name	Role	Filing Office
Home Point Financial Corporation	Guarantor	New Jersey
HPFC Sub 1 LLC	Seller	Delaware

Schedule 1-1

SCHEDULE 2
Ownership Structure of Guarantor and its Affiliates and Subsidiaries

Schedule 2-1